UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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HUNTINGTON INGALLS INDUSTRIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting And Proxy Statement

Letter to Our Stockholders

March 22, 2017

Dear Fellow Stockholders:

On behalf of the Board of Directors and management team of Huntington Ingalls Industries, I would like to invite you to attend the 2017 Annual Meeting of Stockholders. We will meet on Wednesday, May 3, 2017, at 11:00 a.m. Eastern Daylight Time, at our corporate headquarters located at the Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607. We are looking forward to your responses on the proposals included in the accompanying proxy statement.

The accompanying Notice of 2017 Annual Meeting and Proxy Statement describe the matters on which you, as a stockholder, may vote at the annual meeting, and include details of the business to be conducted at the meeting.

As a way to conserve natural resources and reduce annual meeting costs, we are electronically distributing proxy materials as permitted under rules of the Securities and Exchange Commission. Many of you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet. You can also request mailed paper copies if preferred. You can expedite delivery and reduce our mailing expenses by confirming in advance your preference for electronic delivery of future proxy materials. For more information on how to take advantage of this cost-saving service, please see page 14 of the proxy statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, I encourage you to vote your shares in advance. Stockholders can submit their votes over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Thank you for your support of Huntington Ingalls Industries. I look forward to seeing you at the annual meeting.

Sincerely,

Adm. Thomas B. Fargo

U.S. Navy (Ret.)

Chairman of the Board

Notice of 2017 Annual Meeting of Stockholders

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

DATE AND TIME	Wednesday, May 3, 2017, at 11:00 a.m. Eastern Daylight Time

PLACE	Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607

ITEMS OF BUSINESS	•	Elect eight directors

	•	Approve the company’s executive compensation on an advisory basis

	•	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2017

	•	Approve our Performance-Based Compensation Policy to preserve the tax deductibility of performance-based compensation payments

	•	Consider a stockholder proposal to amend our proxy access bylaw, if properly presented at the meeting

	•	Transact any other business that properly comes before the annual meeting

RECORD DATE	Stockholders of record at the close of business on March 9, 2017, are entitled to vote at the annual meeting.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares over the Internet at the web address included in the Notice of Internet Availability of Proxy Materials and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.

Charles R. Monroe, Jr.

Corporate Vice President,

Associate General Counsel and Secretary

March 22, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2017: The Notice of 2017 Annual Meeting and Proxy Statement and 2016 Annual Report are available as of today’s date, March 22, 2017, at www.envisionreports.com/HII.

Proxy Statement—Table of Contents

i

2017 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date and Time:	May 3, 2017, at 11:00 a.m. Eastern Daylight Time
Place:	Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC) 2401 West Avenue Newport News, Virginia 23607
Record Date:	March 9, 2017
Voting:	Holders of our common stock are entitled to one vote per share
Admission:	To attend the meeting in person, you will need to follow the instructions included on page 91

Items to be Voted at the Annual Meeting

		Board Vote Recommendation	Page Reference (for more information)
1.	Elect eight directors	FOR	82
2.	Approve the company’s executive compensation on an advisory basis	FOR	83
3.	Ratify the appointment of our independent auditors	FOR	84
4.	Approve our Performance-Based Compensation Policy to preserve the tax deductibility of performance-based compensation payments	FOR	85
5.	Consider a stockholder proposal to amend our proxy access bylaw, if properly presented at the meeting	AGAINST	89

2017 Notice and Proxy Statement    1

2017 Proxy Statement Summary

Corporate Governance Highlights

Huntington Ingalls Industries, Inc. (“HII,” the “company,” “we,” “us” or “our”) is committed to high standards of corporate governance, which we believe promote the long-term interests of stockholders, strengthen accountability of the Board of Directors (the “Board”) and management and build public trust in the company. Highlights of our corporate governance practices include:

Board Structure and Governance	•	All directors are independent except for our Chief Executive Officer
	•	Each of the Audit, Compensation, Governance and Policy and Finance Committees is comprised of independent directors
	•	Independent directors meet in executive session at each regularly scheduled Board meeting
	•	Independent non-executive Chairman of the Board
	•	Annual Board and committee self-assessment process
	•	Director term limits
	•	Mandatory director retirement age
	•	Limits on outside public company board service by directors to prevent overboarding

Stockholder Rights	•	Annual election of directors beginning in 2018 (completing phase-out of classified Board)
	•	Director resignation policy if more votes are withheld than cast for any director
	•	Eligible stockholders may include their own director nominees in our proxy materials (proxy access)
	•	Stockholders have the right to call a special meeting of stockholders
	•	No stockholder rights plan (poison pill)

Stock Ownership	•	Stock ownership guidelines and holding requirements for non-employee directors and executives
	•	Clawback policy for all performance-based compensation
	•	Prohibition on directors and executives hedging or pledging our common stock

Stockholder Engagement

We believe that stockholder engagement is an essential element of strong corporate governance. Accordingly, the company’s management actively engages with our investors through telephonic meetings, in-person meetings and email to understand their perspectives on our company, including our strategy, performance, matters of corporate governance and executive compensation. During 2016, management held six meetings with our largest institutional stockholders and other interested stockholders, representing approximately 23% of our outstanding shares. We are committed to understanding the perspectives of our stockholders and responding as appropriate.

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2017 Proxy Statement Summary

The following sections of this proxy statement summary describe the matters on which our stockholders will vote at the 2017 annual meeting of stockholders.

ELECT EIGHT DIRECTOR NOMINEES

Director Nominees

The Board is asking you to elect, for terms ending in 2018, the eight nominees for director named below, each of whom is currently serving as a director of the company. The following table provides summary information about the nominees for director, including their names, ages and occupations, whether they are independent directors under the corporate governance listing standards of the New York Stock Exchange (“NYSE”), and the Board committees on which they currently serve. The directors will be elected by a plurality vote, but any director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender to the Board his or her offer of resignation.

				Board Committees
Name	Age	Occupation	Independent Director	A	C	F	GP
Augustus L. Collins	59	Chief Executive Officer of MINACT Incorporated	Yes	●			●
Kirkland H. Donald	63	Independent Business Consultant	Yes		●	●
Thomas B. Fargo	68	Chairman of the Board of Directors of Huntington Ingalls Industries, Inc.	Yes		●		●
Victoria D. Harker	52	Executive Officer and Chief Financial Officer of Tegna, Inc.	Yes		●	●
Anastasia D. Kelly	67	Co-Managing Partner of DLA Piper Americas	Yes				C
Thomas C. Schievelbein	63	Retired Chairman and Chief Executive Officer of The Brink’s Company	Yes	●		C
John K. Welch	67	Retired President and Chief Executive Officer of Centrus Energy Corp.	Yes	●			●
Stephen R. Wilson	70	Independent Business Consultant and Retired Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.	Yes	C
				C = Chair

A = Audit Committee

C = Compensation Committee

F = Finance Committee

GP = Governance and Policy Committee

2017 Notice and Proxy Statement    3

2017 Proxy Statement Summary

Continuing Directors

The following table provides summary information about the two directors of the company whose terms will continue after the annual meeting, including their names, ages and occupations, whether they are independent directors under the corporate governance listing standards of the NYSE, the Board committees on which they currently serve and the ends of their current terms.

				Board Committees
Name	Age	Occupation	Independent Director	A	C	F	GP
Paul D. Miller	75	Retired Chairman of Alliant Techsystems, Inc.	Yes		C	●
C. Michael Petters	57	President and Chief Executive Officer of Huntington Ingalls Industries, Inc.	No
				C = Chair

A = Audit Committee

C = Compensation Committee

F = Finance Committee

GP = Governance and Policy Committee

We have amended our certificate of incorporation to phase out our classified Board. Eight of our ten directors are up for election by our stockholders at this annual meeting, to serve one-year terms. Phase-out of the Board classification will be completed next year, and all of our directors will be voted upon at our 2018 annual meeting to serve one-year terms.

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2017 Proxy Statement Summary

Board Composition, Qualifications and Diversity

We believe the Board is comprised of an effective mix of experience, skills and perspectives. The following charts and graphs highlight the current composition of our Board.

Director Independence	Director Diversity
Director Age Mix

Director Experience and Skills

2017 Notice and Proxy Statement    5

2017 Proxy Statement Summary

The Board, through the Governance and Policy Committee, considers Board succession on a continuous basis. The committee’s process includes evaluation of director attributes, including professional experience, skills, diversity, independence, tenure and age, to create a balanced Board that can effectively oversee the company’s business and execution of its business strategy.

APPROVE EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers for 2016.

Our stockholders have voted on our executive compensation, on an advisory basis, since 2012. We have consistently received exceptionally strong stockholder support, as reflected in the following table:

Annual Meeting	2016	2015	2014	2013	2012
Votes Cast “FOR” Say-On-Pay Proposal	99%	99%	99%	99%	84%

Executive Compensation

We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay-for-performance. We describe below our financial performance and stockholder returns in 2016.

2016 Financial Performance

A strong operating performance in 2016 delivered a strong financial performance. The following table includes several of our 2016 financial highlights:

2016 Financial Highlights	2016 Results ($ in millions, except per share data)
Revenues	$7,068
Operating Income	$858
Operating Margin	12.1%
Segment Operating Income*	$715
Cash from Operations	$822
Free Cash Flow*	$537
Net Earnings	$573
Diluted Earnings Per Share	$12.14
Contract Awards	$5,245

*	Segment operating income and free cash flow are non-GAAP financial measures, and they are reconciled to comparable GAAP financial measures on pages 48 and 56, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2016.

Our full year revenues of $7.1 billion increased 0.7% over 2015. Operating income was $858 million and operating margin was 12.1%, compared to $769 million and 11.0%, respectively, in 2015. New contract awards in 2016 totaled $5.2 billion, resulting in a backlog of $21 billion at the end of the year.

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2017 Proxy Statement Summary

2016 Stockholder Returns

Our operating performance continues to drive significant returns to our stockholders. Diluted earnings per share increased $3.78 per share from 2015, to $12.14 in 2016. We also increased dividends by 24.0%, from $1.70 per share in 2015 to $2.10 per share in 2016, and repurchased 1.3 million shares, to continue our commitment to return cash to stockholders.

The following graph and chart show total stockholder return for HII in 2016 compared to several benchmarks and total cash returned to stockholders in 2016, respectively.

1-YEAR TOTAL STOCKHOLDER RETURN OUTPERFORMED OTHER INDICES	RETURNED $292* MILLION TO STOCKHOLDERS IN 2016

Elements of Our Executive Compensation Program

Our compensation program for our Chief Executive Officer, the two individuals who served as Chief Financial Officers in 2016 and our three other most highly-compensated executive officers in 2016 (collectively, our “NEOs”) consisted primarily of the following direct compensation elements in 2016:

•	Base salary, to provide a minimum fixed level of compensation.

•	Annual incentive awards, generally paid in cash, under our AIP, to motivate our executives to achieve pre-determined annual financial and operational targets that are aligned with our strategic goals.

•	Long-term equity-based incentive awards, paid under our LTIP, to promote achievement of pre-determined three-year performance goals aligned with long-term stockholder interests.

Our executive compensation program is rounded out with certain perquisites and other executive benefits.

A significant portion of the potential compensation of our executives is at risk, and that risk increases with each executive’s level of responsibility. We have designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

2016 Total Direct Compensation Mix

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our

2017 Notice and Proxy Statement    7

2017 Proxy Statement Summary

executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following graphs, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs in the aggregate in 2016.

CEO Compensation Mix[1]	Other NEO Compensation Mix[2]

(1)	Total direct compensation does not include perquisites and other benefits.

(2)	Average allocation for the NEOs other than the CEO and Ms. Walker. Ms. Walker joined the company in 2015 and therefore did not receive long-term compensation in 2016. Total direct compensation does not include perquisites and other benefits.

Compensation Best Practices

We believe our compensation practices are aligned with and reinforce our pay-for-performance philosophy and our related executive compensation principles.

What We Do

✓	Consideration of annual stockholder “say-on-pay” advisory vote on executive compensation.
✓	Pay for performance compensation program heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements.
✓	Annual assessment of potential risk posed by our compensation programs.
✓	Executive compensation “clawback” policy.
✓	Targeted external compensation benchmarking.
✓	Independent compensation consultant engaged by Compensation Committee.
✓	Executive stock ownership guidelines based upon multiple of executive’s base salary.
✓	Executive stock holding requirements, which require executives to hold one-half of their equity awards for three additional years after they vest.

What We Don’t Do

✗	No employment agreements for executives.
✗	No change-in-control agreements for executives or related executive tax gross-up benefits.
✗	Prohibitions against speculative transactions in our securities, pledging our securities as collateral and hedging transactions involving our securities.
✗	No dividends or dividend equivalents paid on restricted performance stock rights during performance period.

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2017 Proxy Statement Summary

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2017. The following table contains summary information with respect to fees billed to us by Deloitte & Touche for professional services in 2016.

($ in thousands)	2016
Fees Billed:
Audit Fees	7,198
Audit-Related Fees	1,048
Tax Fees	5
All Other Fees	23
Total	8,274

APPROVE PERFORMANCE-BASED COMPENSATION POLICY

The Board is asking you to approve our Performance-Based Compensation Policy to preserve the tax deductibility of performance-based payments. We are asking for your approval under the requirements of the Internal Revenue Code to ensure that certain compensation payments to certain of our officers will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and therefore be fully deductible by us as a business expense in the year of payment.

CONSIDER A STOCKHOLDER PROPOSAL TO AMEND OUR PROXY ACCESS BYLAW, IF PROPERLY PRESENTED AT THE MEETING

You are being asked to consider a stockholder proposal requesting that the Board amend the company’s proxy access bylaw to increase the limitation on the number of stockholders that may aggregate their shares to meet the stockholder ownership threshold. The Board is recommending a vote against this proposal.

2017 Notice and Proxy Statement    9

General Information About the Annual Meeting and Voting

The Board of Directors is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2017 Annual Meeting of Stockholders and at any postponement or adjournment of the annual meeting. In this proxy statement, Huntington Ingalls Industries, Inc. may also be referred to as “we,” “our,” “us,” “HII” or “the company.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board is asking you to vote on the following items at the annual meeting:

•	elect eight directors;

•	approve the company’s executive compensation on an advisory basis;

•	ratify the appointment of our independent auditors;

•	approve our Performance-Based Compensation Policy to preserve the tax deductibility of performance-based compensation payments; and

•	consider a stockholder proposal to amend our proxy access bylaw, if properly presented at the meeting.

APPOINTMENT OF PROXY HOLDERS

The Board asks you to appoint Kellye L. Walker and Charles R. Monroe, Jr. as your proxy holders to vote your shares at the annual meeting. You make this appointment by submitting your proxy using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. If you received a proxy card and you complete and return the proxy card but do not provide voting directions, they will vote your shares as recommended by the Board on all of the matters described in this proxy statement that are brought before the annual meeting.

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the proxy holders to vote the shares in their best judgment.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2016 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet. We believe this e-proxy process expedites receipt of proxy materials by stockholders, while also lowering our costs and reducing the environmental impact of our annual meeting. We have used this e-proxy process to furnish proxy materials to certain of our stockholders over the Internet.

If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

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General Information About the Annual Meeting and Voting

RECORD DATE AND VOTING

Stockholders owning our common stock at the close of business on March 9, 2017, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. The Board strongly encourages you to vote. Your vote is important. Voting early helps ensure we receive a quorum of shares necessary to hold the annual meeting. Many stockholders do not vote, meaning the stockholders who do vote influence the outcome of the matters on which they vote in greater proportion than their percentage ownership of HII shares.

We have two types of stockholders: stockholders of record and “street name” stockholders. Stockholders of record are stockholders who own their shares in their own names on the company’s books. Street name stockholders are stockholders who own their shares through a bank, broker or other holder of record.

Voting by Stockholders of Record. If you are a stockholder of record, you have four voting options. You may vote:

•	over the Internet at www.envisionreports.com/HII, the web address included in the Notice of Internet Availability of Proxy Materials and in the proxy card (if you received a proxy card);

•	by telephone through the number included in the proxy card (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope; or

•	by attending the annual meeting and voting in person.

If you have Internet access, we encourage you to vote over the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote by proxy over the Internet or by telephone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and therefore not be counted.

Internet and telephone voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on Tuesday, May 2, 2017. The Internet and telephone voting procedures verify you are a stockholder of record by use of a control number and enable you to confirm your voting instructions have been properly recorded. If you vote by Internet or telephone, you do not need to return your proxy card (if you received a proxy card).

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your proxy vote recorded in advance of the meeting. If you attend the annual meeting and vote at the annual meeting, any prior proxy votes you submitted, whether by Internet, telephone or mail, will be superseded by the vote you cast at the annual meeting. Because it is not practical for most stockholders to attend the annual meeting, the Board recommends you vote using one of the other voting methods. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to attend in person.

Revoking Your Proxy for Stockholders of Record. If you are a stockholder of record and you vote by proxy using any method, you may later revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	sending a written statement to that effect to Huntington Ingalls Industries, Inc., Attn: Corporate Secretary, 4101 Washington Avenue, Newport News, Virginia 23607, provided we receive your written statement before the annual meeting date; or

•	voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Time on Tuesday, May 2, 2017; or

2017 Notice and Proxy Statement    11

General Information About the Annual Meeting and Voting

•	signing and returning another proxy card with a later date, provided we receive the later proxy card before the annual meeting date; or

•	voting in person at the annual meeting.

Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Voting by Street Name Stockholders. If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends upon the voting processes of the broker, bank or other nominee. If you are a street name stockholder and would like to vote in person at the annual meeting, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares. Because it is not practical for most stockholders to attend the annual meeting, the Board recommends you vote using one of the other voting methods. In any event, the method by which you vote your proxy will not limit your right to vote at the annual meeting if you decide to attend in person.

Confidential Voting. We treat your vote as confidential to protect the privacy of our stockholders’ votes. Proxies and voting instructions provided to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of elections have access to the proxies and voting instructions.

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the record date, 46,271,346 shares of our common stock were outstanding and entitled to vote at the annual meeting. Each outstanding share is entitled to one vote.

A quorum must be present to transact business at the annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote as of the record date are present, in person or by proxy. If you indicate an abstention as your voting preference on all matters, your shares will be counted toward a quorum but will not be voted on any matter. In the absence of a quorum, the chairperson of the meeting may adjourn the meeting, and, at any reconvened meeting following such an adjournment at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares in its discretion only on Item 3 described in this proxy statement. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Items 1, 2, 4 and 5 described in this proxy statement, your shares will not be voted on those matters.

If you have shares in an employee benefit plan and do not vote those shares, your trustee will vote your shares in accordance with the terms of the relevant plan. Accordingly, your trustee may vote your shares in the same proportion as shares held by the plan for which voting instructions have been received, unless contrary to ERISA.

The required vote and method of calculation for the matters to be considered at the annual meeting are as follows:

Item 1—Proposal to Elect Directors

Directors will be elected by a plurality of the shares present in person or by proxy at the annual meeting or any adjournment thereof and entitled to vote on the election of directors. Plurality voting means the eight director nominees receiving the most votes will be elected to the Board. If you do not

12    Huntington Ingalls Industries, Inc.

General Information About the Annual Meeting and Voting

want your shares to be voted with respect to a particular director nominee, you may “withhold” your vote with respect to that nominee. If a director nominee receives a greater number of votes “withheld” for his or her election than votes cast “for” his or her election, such nominee will be required under the majority vote director resignation policy included in our Corporate Governance Guidelines to submit an offer of resignation to the Board for its consideration. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

The executive compensation of our NEOs will be approved as an advisory recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote. Although the vote on this item is non-binding, the Compensation Committee will review the results of the vote and consider it in making future decisions concerning executive compensation.

Item 3—Proposal to Ratify Appointment of Our Independent Auditors

Ratification of appointment of our independent auditors will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion on this item.

Item 4—Proposal to Approve Our Performance-Based Compensation Policy to Preserve the Tax Deductibility of Performance-Based Compensation Payments

Our Performance-Based Compensation Policy will be approved if the number of shares voted in favor exceeds the number of shares voted against. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

Item 5—Stockholder Proposal to Amend Our Proxy Access Bylaw

The stockholder proposal to amend our proxy access bylaw will be approved if the number of shares voted in favor exceeds the number of shares voted against the proposal. Abstentions will have no effect on the results of the vote. If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record cannot vote your shares on this item, and broker non-votes will have no effect on the outcome of the vote.

IMPORTANT REMINDER OF EFFECT OF NOT CASTING YOUR VOTE IF YOU ARE A STREET NAME STOCKHOLDER

If you are a street name stockholder, it is critical you vote your shares if you want your vote to count on Items 1, 2, 4 and 5. Your bank, broker or other holder of record is not permitted to vote your shares on Items 1, 2, 4 or 5, unless you instruct them how you wish to vote. Such “broker non-votes” will have no impact on the results of the vote on Items 1, 2, 4 or 5.

SOLICITING AND TABULATING VOTES

The Board has made these materials available to you in connection with its solicitation of proxies for use at our annual meeting. We will bear the costs of soliciting and tabulating your votes. Our

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General Information About the Annual Meeting and Voting

employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the 2017 annual meeting for a fee of $12,500, plus associated costs and expenses.

We will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect in advance to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available, as well as a link to the proxy voting website.

If you are a stockholder of record, you may enroll in the electronic delivery service by going directly to www.envisionreports.com/HII. You may revoke your electronic delivery election at this site at any time and request a paper copy of the proxy statement and annual report.

If you are a street name stockholder, you may also have the opportunity to receive copies of the proxy statement and annual report electronically. Please check the information provided in the proxy materials you received from your bank, broker or other holder of record concerning the availability of this service.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, unless we have received contrary instructions from one or both such stockholders. This procedure reduces our printing costs and postage fees and is environmentally friendly.

If you and another stockholder of record with whom you share an address are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed proxy materials, you can request to receive a single copy of the printed proxy materials in the future by calling our transfer agent, Computershare, at 1-888-665-9610, or writing to us at Investor Relations, 4101 Washington Avenue, Newport News, VA 23607. If you and another stockholder of record with whom you share an address wish to receive a separate Notice of Internet Availability of Proxy Materials or separate printed proxy materials, we will promptly deliver them to you if you request them by contacting Computershare by phone or Investor Relations in writing in the same manner as described above.

Stockholders who participate in householding and who receive printed proxy materials will continue to receive separate proxy cards. If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

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OVERVIEW OF CORPORATE GOVERNANCE

Corporate governance addresses the relationships among the Board, company management and the company’s stockholders, with the objectives of promoting the company’s long-term success, improving corporate performance, strengthening Board and management accountability and promoting the long-term interests of our stockholders. The Board and senior management are committed to high standards of corporate governance. We believe those high standards are important not only to our stockholders, but also to our customers, employees, suppliers and other stakeholders.

The following sections provide an overview of our corporate governance model and processes. Among other topics, we describe the responsibilities of the Board, how directors are selected and certain key aspects of Board operations.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

We believe the foundation for good corporate governance starts with a board of directors whose independence, skills, experience and judgment will enable the board to effectively oversee management of the company and to provide constructive advice and counsel to management. The Board and its committees perform a number of important functions for the company and its stockholders, including:

•	providing advice on the company’s strategic plan developed by management;

•	assessing the significant enterprise risks to which the company is subject and overseeing management of those enterprise risks;

•	selecting our chief executive officer and evaluating the performance of the chief executive officer and other senior executive officers;

•	overseeing development and succession plans for our senior executives;

•	monitoring the company’s financial performance and reviewing and approving significant corporate actions; and

•	overseeing processes that protect the integrity of the company, including the integrity of the company’s financial statements and compliance with legal requirements and the company’s ethics and business conduct standards.

The Board’s oversight role is also effected through the Board’s four standing committees—the Audit Committee, the Compensation Committee, the Governance and Policy Committee and the Finance Committee. Each of these committees operates under a separate written charter to promote clarity in their responsibilities and to ensure the committees function in coordination with each other and with the full Board. Our committees are discussed in greater detail beginning on page 21 of this proxy statement.

CRITERIA FOR BOARD MEMBERSHIP

The Board believes all director candidates must possess certain basic qualifications and that specialized skills and experiences should be contributed to the Board by individual directors. The Board and the Governance and Policy Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s collective skills and experiences measured against the current and future needs of the Board.

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Qualifications for All Directors. The Board believes all its members must possess the following basic qualifications:

•	high personal and professional integrity and ethical standards;

•	substantial educational, business, military or professional accomplishments in leading organizations;

•	ability to represent the best interests of all stockholders; and

•	demonstrated leadership ability and sound judgment.

Prospective directors must also be willing to submit to a background check necessary for obtaining a security clearance.

Selection of Individual Candidates. In addition to the qualifications applicable to all director candidates, the Board and the Governance and Policy Committee consider, among other matters, a candidate’s knowledge of and experience in such areas as:

•	finance, accounting and capital markets

•	the industries in which the company competes

•	manufacturing and operations

•	human resources

•	military and government

•	government relations

•	legal, regulatory and compliance matters

•	technology

•	risk management

•	corporate development and strategy

We also consider whether a candidate can commit sufficient time and attention to Board activities and any potential conflicts with the company’s interests. Our objective is to have the collective skills, experiences and perspectives that create an outstanding, dynamic and effective Board and strengthen the Board’s ability to oversee the company’s business, enhance its performance and represent the long-term interests of stockholders. All of our non-employee directors are expected to serve on Board committees, supporting the Board’s mission by providing expertise to those committees, and the needs of those committees are considered when evaluating director candidates. The Board and the Governance and Policy Committee also consider diversity when selecting director nominees, seeking representation of a range of experiences, backgrounds and perspectives.

Service on Other Boards. In accordance with our Corporate Governance Guidelines, the Board considers the number of boards of other public companies and audit committees of those boards on which a director candidate serves. Under our Corporate Governance Guidelines, directors should not serve on more than four boards of publicly-traded companies in addition to our Board, and our directors who also serve as chief executive officers or in equivalent positions of other companies should not serve on more than two other boards of publicly-traded companies, in each case without the approval of the chairman of our Governance and Policy Committee. A director who is a full-time

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employee of our company may not serve on the board of directors of more than two other publicly-traded companies, unless approved by the Board. No member of our Audit Committee may serve on the audit committees of more than three publicly-traded companies (including our company) without the approval of the Board, which must determine annually that such simultaneous service would not impair the ability of the member to effectively serve on our Audit Committee.

Retirement Policy. Under the retirement policy of our Corporate Governance Guidelines, a director will not be re-nominated at the annual meeting following the earlier of his or her 76th birthday or 15 years of service on the Board. Upon the recommendation of the Governance and Policy Committee, the Board may waive either of these requirements as to any director, if the Board deems waiver to be in the best interests of the company. In addition to our retirement policy, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, the Board expects the affected director will tender his or her resignation for consideration by the Governance and Policy Committee and the Board, as provided in our Corporate Governance Guidelines.

Conclusion. Satisfaction of the foregoing criteria for Board membership is implemented and assessed through continuous consideration of director succession by the Governance and Policy Committee and the Board, as well as through the Board’s self-evaluation process. The Board and the Governance and Policy Committee believe that, individually and collectively, the company’s current directors possess the necessary qualifications to provide effective oversight of the company’s business and contribute constructive advice and counsel to the company’s management.

DIRECTOR NOMINATION PROCESS

The Governance and Policy Committee is responsible under its charter for recommending to the full Board director nominees for election by our stockholders and for identifying and recommending candidates to fill any vacancies that may occur on the Board. The Governance and Policy Committee may use a variety of sources to identify candidates. Candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations.

Evaluations of director candidates who would be new to the Board (other than nominees recommended by our stockholders, as described below) include consideration of the candidate’s background and qualifications by the Governance and Policy Committee, interviews with the Chairman of the Board, members of the Governance and Policy Committee and one or more other Board members who desire to interview a candidate, and deliberations of the Governance and Policy Committee and the full Board. The Governance and Policy Committee then recommends the candidate(s) to the full Board, with the full Board selecting the candidate(s) to be nominated for election by our stockholders or to be elected by the Board to fill a vacancy.

In connection with its recommendations to the Board of director nominees for election at each annual meeting, the Governance and Policy Committee considers the size of the Board and the criteria set forth above to recommend nominees who, individually and as a group and collectively with directors who will continue to serve on the Board, the Governance and Policy Committee believes satisfies the qualifications the Board needs. Accordingly, the Governance and Policy Committee annually reviews the composition of the Board as a whole and makes recommendations, if necessary, to improve the Board to achieve what it believes is the optimal mix of experience, expertise, skills, specialized knowledge, diversity and other factors.

Stockholders who wish to recommend director candidates for consideration by the Governance and Policy Committee must submit the name and relevant information about the candidate in writing to the Corporate Secretary. All director candidates recommended by stockholders are required to meet the

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criteria for directors described above, and candidates who meet the criteria described above will be evaluated by the Governance and Policy Committee. In accordance with our Corporate Governance Guidelines, the Governance and Policy Committee will evaluate director candidates recommended by stockholders in the same manner as candidates identified through other means.

Stockholders who wish to nominate a person for election as a director at an annual meeting must follow the procedures set forth in our bylaws and described beginning on page 26 of this proxy statement. Additionally, our bylaws include a proxy access right, which enables a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 25% of the number of directors then in office or two directors, subject to the requirements specified in our bylaws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access bylaw provisions must satisfy the requirements in our bylaws, as described under the heading “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors” of this proxy statement. The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that for other director candidates.

MAJORITY VOTE DIRECTOR RESIGNATION POLICY

Our Corporate Governance Guidelines include a majority vote director resignation policy. Under such policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withhold Vote”) in an uncontested election of directors must tender to the Board his or her offer of resignation within five days following certification of the stockholder vote. The Governance and Policy Committee will promptly consider the resignation offer and make a recommendation to the Board to accept or reject the tendered offer of resignation. The Board will act on the Governance and Policy Committee’s recommendation within 90 days following certification of the stockholder vote. The Board will then promptly disclose its decision to accept or reject the director’s resignation offer, including its rationale, in a report furnished to or filed with the SEC.

The Governance and Policy Committee in making its recommendation, and the Board in making its decision, will consider the best interests of the company and our stockholders and may each consider any other factors or other information that it considers appropriate and relevant, including but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to the company; and

•	the overall composition of the Board and its committees, including whether, if the offer of resignation is accepted, the company will no longer be in compliance with any applicable law, rule, regulation or governing document.

Any director who tenders his or her offer of resignation under our majority vote director resignation policy will not participate in the Governance and Policy Committee deliberation or recommendation or Board deliberation or action to accept or reject the resignation offer. If a majority of the Governance and Policy Committee received a Majority Withhold Vote at the same election, then the independent directors (other than those who received a Majority Withhold Vote in that election) will instead appoint a committee among themselves to consider the resignation offers and recommend to the Board whether

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to accept them. If, however, the independent directors who did not receive a Majority Withhold Vote constitute two or fewer directors, all independent directors may participate in the action to accept or reject the resignation offers, except that each director who has tendered his or her offer of resignation will recuse himself or herself from the deliberations and voting with respect to his or her individual offer to resign.

If a director’s resignation offer is not accepted by the Board, that director will continue to serve for the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation offer is accepted by the Board, then the Board, in its sole discretion in accordance with our bylaws, may fill any resulting vacancy or may decrease the size of the Board.

STOCKHOLDERS RIGHT TO NOMINATE PROXY ACCESS NOMINEES

The Board amended our bylaws in 2016 to provide our stockholders proxy access rights. Under Section 2.15 of our bylaws, we are required to include in our proxy materials for an annual meeting any stockholder nominee who is nominated by an “Eligible Stockholder.” An “Eligible Stockholder” is any stockholder or group of up to 20 stockholders (counting as one stockholder, for this purpose, any two or more funds under common management) that has beneficially owned at least 3% of our outstanding common stock continuously for at least three years. Eligible Stockholders must provide proof of ownership of the requisite amount of stock for the three-year time period and represent that the shares were acquired in the ordinary course of business and not to change or influence control of the company. Eligible Stockholders must also provide certain other written representations, warranties and agreements to the company, including an agreement to assume liability from any legal or regulatory violation arising out of the Eligible Stockholder’s communication with our stockholders and to comply with all applicable laws and regulations, as described in more detail in Section 2.15 of the bylaws.

The maximum number of directors who can be nominated by Eligible Stockholders, referred to as “Stockholder Nominees,” at any annual meeting is the greater of 25% of the number of directors then in office or two directors. Section 2.15 of our bylaws includes procedures to prioritize nominations if the number of Stockholder Nominees exceeds the maximum number of Stockholder Nominees we are required to include in our proxy materials for any annual meeting. Stockholder Nominees must provide written notice to the company, which must include specific information, including information similar to the information required from stockholders to propose business and director nominations through the advance notice provisions included in Section 2.08 of our bylaws. As described in Section 2.15 of our bylaws, this notice must include an express consent to be named as a director nominee in our proxy materials and to serve as a director if elected, as well as required disclosures and information about, and representations, undertakings and consents by, the Stockholder Nominee to enable the Board to determine whether the Stockholder Nominee meets the independence and other general requirements for directors set forth in our bylaws and corporate governance guidelines. We may request additional information to enable us to make these determinations.

Stockholders who would like to nominate candidates using proxy access should refer to Section 2.15 of our bylaws, which sets forth all the requirements for proxy access nominations. The Board may exclude any Stockholder Nominee from our proxy materials if the Stockholder Nominee or Eligible Stockholder(s) fail to meet the requirements or provide the undertakings set forth in our bylaws or corporate governance guidelines and for other reasons set forth in our bylaws. See “Communications and Company Documents—Future Stockholder Proposals and Nominations of Directors.”

DIRECTOR INDEPENDENCE

The Board makes determinations regarding the independence of our directors on an annual basis, following the Governance and Policy Committee’s consideration of director independence and related recommendations to the Board. In accordance with our Corporate Governance Guidelines, the Board

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determines independence on the basis of the definition of “independence” set forth in the corporate governance listing standards of the NYSE.

The Board has considered relevant relationships between the company and each non-employee director to determine compliance with NYSE independence requirements. Based upon its review, the Board has determined that Gen. Collins, Adm. Donald, Adm. Fargo, Ms. Harker, Ms. Kelly, Adm. Miller, Mr. Schievelbein, Mr. Welch and Mr. Wilson, who comprise the Board’s non-employee directors, are independent. The Board has also determined that each current member of the Audit Committee satisfies the additional independence requirements of the SEC and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

The Board also considered in 2016 relevant relationships between the company and each of Robert F. Bruner and Karl M. von der Heyden, each of whom retired from the Board effective April 29, 2016. Based upon its review, the Board determined that Messrs. Bruner and von der Heyden were independent. The Board also determined that Mr. von der Heyden satisfied the SEC’s additional independence requirements for Audit Committee members.

BOARD LEADERSHIP STRUCTURE

The Board understands that one of its primary responsibilities is to evaluate and determine the optimal leadership structure for the Board from time to time to facilitate effective oversight of the company. Our bylaws establish the position of Chairman, and our Corporate Governance Guidelines state that the Board believes it is in the best interests of the company and its stockholders for the Board to have the flexibility to determine the best director to serve as Chairman. The independent directors consider this matter on at least an annual basis. This consideration includes the advantages and disadvantages of a combined chairman and chief executive officer role and separate chairman and chief executive officer roles in the context of our operating and governance environment over time, with the goal of achieving the optimal model for the Board’s effective oversight of the company’s affairs.

Non-Executive Chairman. The Board has considered the Board leadership matter and determined that an independent, non-executive chairman is the optimal model for the company at this time. This structure provides the Board with independent leadership and allows the chief executive officer to focus on the company’s business operations. The independent directors appointed Adm. Fargo as our non-executive Chairman of the Board at the time the company was spun off in 2011, and he has served as Chairman since that time.

Our non-executive Chairman has the following responsibilities under our Corporate Governance Guidelines:

•	chair all Board and stockholder meetings, including executive sessions of the independent directors;

•	serve as a liaison between the chief executive officer and the independent directors;

•	ensure the quality, quantity and timeliness of the flow of information from management to the Board; although management is responsible for the preparation of materials for the Board, the non-executive Chairman may specifically request the inclusion of certain materials;

•	prepare the agendas of the Board meetings and assist the chairman of each standing committee with preparation of agendas for the respective committee meetings, taking into account the requests of other Board and committee members;

•	set an appropriate schedule for Board meetings to assure there is sufficient time for discussion of all agenda items;

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•	along with the chairman of the Governance and Policy Committee, interview all Board candidates and make recommendations to the Governance and Policy Committee and the Board;

•	have the authority to call meetings of the Board and meetings of the independent directors; and

•	if requested by the chief executive officer, be available for consultation and direct communication with stockholders.

Conclusion. All of our directors play an active role in overseeing the company’s business at both the Board and committee levels. The Board is currently comprised of one non-independent director who serves as our Chief Executive Officer and nine independent directors. Our independent directors are skilled and experienced leaders in industry and the military. Our independent directors are effective in collaborating with management and thoroughly considering proposals made by management, and an independent Board leader supports this relationship. We therefore believe a non-executive Chairman of the Board, along with eight other strong independent directors, is an appropriate and effective structure at this time to oversee the company’s affairs and to provide advice and counsel to the Chief Executive Officer and other senior management of the company.

BOARD COMMITTEE FUNCTIONS AND MEMBERSHIP

The Board has four standing committees: Audit, Compensation, Governance and Policy and Finance. Each of the Audit, Compensation and Governance and Policy Committees is constituted and operated in accordance with SEC requirements and the NYSE’s corporate governance listing standards; the Finance Company is not subject to any such requirements or standards. Each Board committee is governed by a written charter, which sets forth the responsibilities of the committee, including the responsibilities described in this section. Each charter can be viewed on our website at www.huntingtoningalls.com and is available in print to any stockholder requesting a copy. All members of each Board committee are independent, as determined under the corporate governance listing standards of the NYSE.

Audit Committee. The Audit Committee’s responsibilities include meeting periodically with management and with each of our independent auditor and our Vice President of Internal Audit to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee appoints and discharges our independent auditor, evaluates proposed audit and permissible non-audit services from the independent auditor for their impact on the independence of the auditor and, if appropriate, approves such services.

The members of the Audit Committee are Mr. Wilson (chair), Gen. Collins, Mr. Schievelbein and Mr. Welch. Gen. Collins was appointed to the Audit Committee on November 2, 2016. The Board has determined, in accordance with NYSE requirements, that each member of the Audit Committee is financially literate and that Mr. Wilson possesses accounting or related financial management expertise. The Board has also determined that Mr. Wilson qualifies as an “audit committee financial expert,” as defined under applicable SEC rules.

Compensation Committee. The Compensation Committee oversees all compensation and benefit programs and makes compensation decisions that affect our elected officers. The Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs and reviews senior management succession plans. The Compensation Committee considers and makes recommendations to the Board of Directors regarding the compensation of directors.

The members of the Compensation Committee are Adm. Miller (chair), Adm. Donald, Adm. Fargo and Ms. Harker. Adm. Donald was appointed to the Compensation Committee effective January 1, 2017. The Board has determined that each member of the Compensation Committee qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of section 162(m) of the Internal Revenue Code of 1986. None of our executive officers served as a member of

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the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2016.

Governance and Policy Committee. The Governance and Policy Committee is responsible for developing and recommending to the Board of Directors criteria for board membership; identifying, and reviewing the qualifications of, director candidates; and assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board. The Governance and Policy Committee also considers and makes recommendations to the Board regarding transactions with related persons and corporate governance matters generally and oversees the evaluation of the Board of Directors. The members of the Governance and Policy Committee are Ms. Kelly (chair), Gen. Collins, Adm. Fargo and Mr. Welch. Gen. Collins was appointed to the Governance and Policy Committee on November 2, 2016.

Finance Committee. The Finance Committee oversees and reviews our financial affairs, strategies and policies. The Finance Committee is responsible for reviewing and making recommendations to the Board regarding: our financial policies and strategies, capital structure and financial condition, our issuances of debt and equity securities and significant borrowing transactions, strategic transactions, our dividend policy and stock repurchase programs and significant capital expenditures. The Finance Committee also provides oversight to ensure that our financial policies and strategies are consistent with our capital budget, annual operating plan and strategic plan. The members of the Finance Committee are Mr. Schievelbein (chair), Adm. Donald, Ms. Harker and Adm. Miller. Adm. Donald was appointed to the Finance Committee effective January 1, 2017.

BOARD STRUCTURE

Prior to amendment of our certificate of incorporation in 2015, the Board was divided into three classes, with each class of directors elected for a three-year term of office and the terms staggered so the term of only one class of directors expired at each annual meeting. At our 2015 annual meeting, our stockholders approved an amendment to our certificate of incorporation to phase out the classification of the Board. We amended our certificate of incorporation accordingly, and all directors elected at and after our annual meeting held in 2016 were and will be elected for one-year terms. Directors elected prior to the 2016 annual meeting, and any directors who may be elected by the Board to replace any of those directors, will continue to serve for the respective three-year terms for which they were elected. Eight of our ten directors are up for election by our stockholders at our 2017 annual meeting, to serve for one-year terms. Phase-out of the Board classification will be completed next year, and all of our directors will be voted upon at our 2018 annual meeting to serve one-year terms.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

In accordance with our Corporate Governance Guidelines, our directors, with no members of management present (including directors who are also officers of the company), have the opportunity to meet in executive session at each regularly scheduled Board meeting. In addition, our Corporate Governance Guidelines provide that at least one executive session of independent directors will be held each year. In 2016, all of our directors, other than our Chief Executive Officer, were independent under NYSE corporate governance listing standards. The independent directors met in executive session at each of the five regular Board meetings during the year. The non-executive Chairman presides over the executive sessions.

The Audit Committee routinely meets in separate executive sessions with management, our independent auditor, our Vice President of Internal Audit and committee members only. The Compensation Committee, the Governance and Policy Committee and the Finance Committee also meet in executive session on a routine basis, with only members of the committee present.

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THE BOARD’S ROLE IN RISK OVERSIGHT

The Board’s responsibilities include oversight of risk management, which includes overseeing our system of financial and operational internal controls, our compliance with applicable laws and regulations and our processes for identifying, assessing and managing other significant risks that may affect the company. To discharge these responsibilities, the Board must understand the significant risks to which the company is subject. Risks are inherent in virtually every business decision, and our business strategy creates risks. The Board understands it is neither possible nor prudent to eliminate all risk. Indeed, purposeful, appropriate and managed risk-taking is essential for the company to be competitive and profitable and successfully execute its business strategy. The Board’s objective in overseeing risk management is to satisfy itself that management is identifying and appropriately assessing and managing our significant risks.

Management has implemented a robust enterprise risk management (“ERM”) program, which includes annual risk assessments, risk analyses, development of risk plans for enterprise risks, monitoring of enterprise risks and routine reports on enterprise risks and ERM program activities to senior management and the Board. Our ERM process is managed by an Enterprise Risk Committee, comprised of management from across business units and programmatic and functional disciplines within the company. The Enterprise Risk Committee is responsible for developing enterprise risk assessments, developing and monitoring risk mitigation plans for our enterprise risks, monitoring emerging and evolving risks and generating data and reports to facilitate management decision making and the Board’s risk oversight function. While the Board and its committees oversee risk management, management is responsible for identifying, assessing and managing risks.

The Board and its committees are responsible for understanding and evaluating the company’s ERM processes and determining whether they are achieving their objectives. Management briefs the Board on an annual basis on the company’s overall program, which includes a report on the results of the company’s latest enterprise risk assessment, a review of the company’s latest roster of enterprise risks, assessments of the probabilities of such risks occurring and their potential severity and assessments of management’s capability of mitigating individual enterprise risks. Management also briefs the Board or a Board committee on a periodic basis on significant risks, which includes a report on the risk by management’s risk owner and the related risk mitigation plan. The Board is updated on an interim basis on any changes to the company’s enterprise risk roster and any other material developments affecting the company’s ERM program.

The Governance and Policy Committee is responsible under its charter for developing and recommending to the full Board a methodology for the Board’s oversight of risk management and for monitoring the Board’s oversight of risk management. In connection with this responsibility, the Governance and Policy Committee evaluates the enterprise risk roster developed by company management, allocates oversight responsibilities among the full Board and individual standing Board committees and develops a risk briefing schedule, based upon management’s relative prioritization of enterprise risks.

Oversight of risk management is a continuous process and inherent in the company’s strategic decisions. The Board and its committees facilitate open communication between management and the directors and foster an appropriate culture of integrity and risk awareness. The Board and its committees engage in communications throughout the year with management regarding risk assessment and risk management, and directors are encouraged to and do communicate directly with senior management.

While the full Board has ultimate responsibility for the oversight of risk management, Board committees oversee certain individual enterprise risks relating to matters within the scopes of their responsibilities and report to the full Board with respect to this oversight. All standing Board committees play significant roles in the risk management oversight function.

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The Audit Committee oversees risks relating to the company’s financial statements, the financial reporting process and accounting and legal matters. The Audit Committee also oversees the internal and external audit functions and compliance with our Code of Ethics and Business Conduct. The Audit Committee meets in executive sessions with our Vice President of Internal Audit and with representatives of our independent auditing firm to discuss our significant financial exposures and management’s processes for monitoring and managing such exposures.

The Compensation Committee evaluates the risks associated with our compensation principles and practices. As discussed in more detail under Compensation Discussion and Analysis beginning on page 39 of this proxy statement, the Compensation Committee evaluates and approves compensation programs designed to discourage inappropriate risk taking without diminishing the incentive elements of our compensation programs. The Compensation Committee also considers management’s processes for identifying and mitigating potential compensation risks. At least annually, the Compensation Committee is briefed, and reports to the Board, on our senior management succession plan.

The Governance and Policy Committee monitors potential risks to the effectiveness of the Board, including director succession and committee composition, and the principal policies that guide the company’s governance. The Governance and Policy Committee also considers risks relating to the company’s policies and practices with respect to significant public policy and corporate responsibility matters.

The Finance Committee oversees management of risks associated with proposed strategic transactions. The Finance Committee also monitors our financial policies and strategies to ensure their consistency with our capital budget, annual operating plan and strategic plan. In addition, the Finance Committee is responsible for monitoring and overseeing management of risks relating to our capital structure and financial condition, securities issuances, significant borrowing transactions and significant capital expenditures.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Guidelines, the Board (under the oversight of the Governance and Policy Committee) conducts an annual assessment of the performance of the full Board and individual committees, and the evaluation results are discussed by the Board. The Board is also required to consider the performance of each individual director on a regular basis.

POLICY AGAINST HEDGING AND PLEDGING COMPANY SECURITIES

Our insider trading policy prohibits officers, directors and certain employees from engaging in any of the following transactions for their own account: speculative transactions in company securities, pledges of company securities as collateral for a loan or other transaction or hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts.

CODE OF ETHICS AND BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethics and Business Conduct, which applies to our directors, officers and employees. This code provides officers, directors and employees with guidelines for making ethical decisions while conducting business on behalf of HII and includes the commitments the company has made to its employees, customers, stockholders, communities and suppliers. The code provides guidance on, among other matters, conflicts of interest, corporate opportunities, trading in company securities, political contributions and confidential information. Employees are required to report any conduct they believe in good faith is an actual or apparent violation of the code. The Code of Ethics and Business Conduct includes provisions applicable to our senior financial officers, as required by SEC rules.

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Our Code of Ethics and Business Conduct is available on our website at www.huntingtoningalls.com and is available in print to any stockholder requesting a copy. We will post any amendments to our Code of Ethics and Business Conduct on our website. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee. Accordingly, no interlocks with other companies, within the meaning of the SEC’s proxy rules, existed during 2016.

MEETINGS AND ATTENDANCE

The Board held six meetings in 2016, and each of the five regular Board meetings included an executive session of independent directors. In addition, the Board held 22 committee meetings, comprised of six Audit Committee, five Compensation Committee, five Governance and Policy Committee and six Finance Committee meetings. Each director attended 75% or more of the meetings of the Board and the committees on which he or she served during 2016.

Our Corporate Governance Guidelines establish an expectation that all directors will attend annual meetings of stockholders. All of our directors who were directors or nominees at the time of the 2016 annual meeting of stockholders attended the annual meeting.

INDEMNIFICATION

We indemnify our directors and our elected officers to the fullest extent permitted by law, so they can be free from undue concern about personal liability in connection with their service to HII. Our bylaws require this indemnification, and we have also entered into agreements with each director and elected officer contractually obligating us to provide this indemnification to him or her.

2017 Notice and Proxy Statement    25

Communications and Company Documents

We welcome communications from our stockholders and other interested parties, and we make information we believe is important to our stockholders and interested parties available on our website. The following sections describe: how stockholders and other interested parties can communicate with the Board; the information we make available to our stockholders and other interested parties and where you can find that information; and the procedures that stockholders must follow to propose matters for consideration at our annual meetings or to nominate persons for election as directors at our annual meetings.

COMMUNICATIONS AND COMPANY DOCUMENTS

Stockholders and other interested parties can communicate with the Board, our non-executive Chairman, our independent directors as a group, individual directors or any of the standing Board committees in care of the Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. At the direction of the Board, all mail received may be opened and screened for security purposes.

Communications from stockholders and other interested parties are distributed to the Board, a committee or an individual director or directors, as appropriate, depending on the facts and circumstances of the communication. The Board has requested that certain items unrelated to the duties and responsibilities of the Board be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; and surveys. In addition, communications that are unduly hostile, threatening or similarly unsuitable will be excluded. Notwithstanding the foregoing, any communication will be made available to any director upon his or her request.

Our website contains our Restated Certificate of Incorporation, Certificates of Amendment of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. To view these documents, go to www.huntingtoningalls.com, click on “Investor Relations” and click on “Leadership & Governance” under the “Company Information” drop-down box. We will post any amendments to our Code of Ethics and Business Conduct on our website. If we waive a provision of the Code of Ethics and Business Conduct with respect to our chief executive officer, chief financial officer or principal accounting officer, we will post information about the waiver at the same location on our website. To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.huntingtoningalls.com, click on “Investor Relations” and click on “SEC Filings” under the “Financial Information” drop-down box.

We will promptly deliver free of charge to any requesting stockholder a copy of our Annual Report on Form 10-K for the year ended December 31, 2016 (without exhibits), Corporate Governance Guidelines, standing Board committee charters and Code of Ethics and Business Conduct. Requests should be directed to: Corporate Secretary, Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

You can also print copies of these documents from our website at www.huntingtoningalls.com. The information on our website is not a part of this proxy statement.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

Stockholders may present proposals for consideration at a future meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and the requirements of our bylaws.

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Communications and Company Documents

Under SEC Rule 14a-8, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2018 annual meeting of stockholders, the proposal must be received by us by November 22, 2017, at our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The proposal should be sent to the attention of the Corporate Secretary.

Article II, Section 2.08 of our bylaws contains the procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of SEC Rule 14a-8. Assuming that our 2018 annual meeting is held within 30 days before or after the anniversary of the 2017 annual meeting (May 3, 2017), we must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2018 annual meeting not less than 90 days nor more than 120 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2017 annual meeting (March 22, 2017), or between November 22, 2017 and December 22, 2017.

The notice must be submitted in writing to our principal executive offices located at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607. The notice should be sent to the attention of the Corporate Secretary. Our bylaws specify the information that must be contained in the notice. Our bylaws are posted on our website, www.huntingtoningalls.com, and can be accessed by clicking “Investor Relations” and “Leadership & Governance” under the “Company Information” drop-down box.

Article II, Section 2.15 of our bylaws contains the procedures eligible stockholders must follow to nominate persons for election as directors and to have those candidates included in our proxy materials (proxy access). Assuming that our 2018 annual meeting of stockholders is held within 30 days before or after the anniversary of the 2017 annual meeting (May 3, 2017), we must receive the notice of your intention to make a proxy access nomination not less than 120 days nor more than 150 days in advance of the anniversary of the date on which we first mailed the proxy materials for our 2017 annual meeting (March 22, 2017), or between October 23, 2017 and November 22, 2017.

2017 Notice and Proxy Statement    27

The Board of Directors

We believe the qualifications, skills and experiences of our directors are consistent with our criteria for the selection of directors and that, collectively, our directors have functioned effectively in overseeing the affairs of the company over the last year.

Gen. Collins was elected by the Board on November 1, 2016, to fill a vacancy created when the Board increased its size to nine directors. He was recommended as a candidate for director by a third party unaffiliated with the company. Adm. Donald was elected to the Board effective January 1, 2017, to fill a vacancy created when the Board increased its size to ten directors. He was recommended as a candidate for director by our chief executive officer and several non-management directors. The remaining eight directors have served on the Board since our last annual meeting.

Prior to amendment of our certificate of incorporation in 2015, the Board was divided into three classes, with each class of directors elected for a three-year term of office and the terms staggered so the term of only one class of directors expired at each annual meeting. We amended our certificate of incorporation in 2015 to phase out the classification of the Board, and all directors elected at and after our annual meeting held in 2016 have been and will be elected for one-year terms. Directors elected prior to the 2016 annual meeting, and any directors who may be elected by the Board to replace any of those directors, will continue to serve for the respective three-year terms for which they were elected. Eight of our ten directors are up for election by our stockholders at our 2017 annual meeting, to serve for one-year terms. Phase-out of the Board classification will be completed next year, and all of our directors will be voted upon at our 2018 annual meeting to serve one-year terms.

2017 DIRECTOR NOMINEES

AUGUSTUS L. COLLINS Director since November 2016 Term will expire at 2018 annual meeting, if elected

Gen. Collins, age 59, has served as Chief Executive Officer of MINACT, Incorporated since September 2016.

Positions Held: From January 2012 to August 2016, Gen. Collins was a Major General in the Mississippi National Guard, serving as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard. From July 2010 to January 2012, Gen. Collins served as Executive Vice President for Strategic Planning of MINACT. From August 2007 to July 2010, he served on Mississippi’s Workers’ Compensation Commission as the commission’s representative of labor. Gen. Collins served more than 35 years in the U.S. Army and Mississippi National Guard, which included command of the 155th Brigade Combat Team of the Mississippi National Guard, deploying to Iraq, where he was responsible for security operations in the southern and western provinces.

Other Directorships and Memberships and Education: Gen. Collins received a B.S. in Business Administration from the University of Mississippi, an M.B.A. from Jackson State University and a Master’s Degree in strategic studies from the U.S. Army War College.

Qualifications, Experience, Attributes and Skills: We believe Gen. Collins is qualified to serve as a director based upon his 35 years of senior military experience with the U.S. Army and Mississippi National Guard and his experience as a senior executive and then chief executive officer of a company that contracts with the U.S. government, as well as private sector customers.

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The Board of Directors

KIRKLAND H. DONALD Director since January 2017 Term will expire at 2018 annual meeting, if elected

Adm. Donald, age 63, has served as an independent business consultant since January 2013.

Positions Held: From January 2014 to October 2015, Adm. Donald served as chief executive officer of Systems Planning and Analysis, Inc. Prior to that and from June 2013, he served as chief operating officer of the same company. Prior to that, Admiral Donald served 37 years in the U.S. Navy. In his last assignment, he served as director of the naval nuclear propulsion program from November 2004 to November 2012.

Current Public Company Directorships: Adm. Donald has served on the board of directors of Entergy Corporation since June 20, 2013, and serves on its Finance Committee and Nuclear Committee.

Other Directorships and Memberships and Education: Admiral Donald currently serves on the boards of directors of Battelle Memorial Institute, Cybercore Technologies and the Naval Submarine League. He also serves on the executive advisory board of Moelis Capital Partners/NexPhase Capital Partners. Adm. Donald is a graduate of the U.S. Naval Academy, holding a B.S. in Ocean Engineering. He also received an M.B.A. from the University of Phoenix and completed Harvard University’s John F. Kennedy School of Government Senior Executive Fellows Program.

Qualifications, Experience, Attributes and Skills: We believe Adm. Donald is qualified to serve as a director based upon his 37 years of senior military experience with the U.S. Navy, the last eight years of which he served as director of the naval nuclear propulsion program, his experience serving on the boards of directors of other public and private companies and his experience serving as a senior operating officer and chief executive officer of a private company that provides services primarily to the U.S. Department of Defense and U.S. Department of Homeland Security.

THOMAS B. FARGO Director since March 2011 Term will expire at 2018 annual meeting, if elected

Adm. Fargo, age 68, is Chairman of the Board of Directors of Huntington Ingalls Industries, Inc. and has served in that capacity since March 2011.

Positions Held: Adm. Fargo has led companies in both the transportation and research and development sectors. He served as Commander of the U.S. Pacific Command, leading the largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force from May 2002 until his retirement from the U.S. Navy in March 2005. His 35 years of service included six tours in Washington, D.C. and five commands in the Pacific, Indian Ocean and Middle East, which included Commander-in-Chief of the U.S. Pacific Fleet, Commander Fifth Fleet and Naval Forces of the Central Command.

Current Public Company Directorships: Adm. Fargo serves on the boards of directors of Matson, Inc., the Greenbrier Companies, Inc. and Hawaiian Electric Industries, Inc.

Prior Public Company Directorships (within the last five years): Adm. Fargo served on the board of directors of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Holdings, Inc. (Hawaiian Airlines, Inc.), including as Chairman of its Compensation Committee.

Other Directorships and Memberships and Education: Adm. Fargo serves on the boards of directors of United Services Automobile Association (USAA), the U.S. Naval Academy Foundation, the Japan-America Society of Hawaii, the Iolani School Board of Governors and the Friends of Hawaii Charities. He is a graduate of the U.S. Naval Academy.

Qualifications, Experience, Attributes and Skills: We believe that Adm. Fargo is qualified to serve as a director based upon his service as Commander of the largest military command in the world and his senior military, government and operations expertise. His public company board experience has given him expertise in corporate governance, aerospace and defense, transportation and finance. Adm. Fargo has received formal training in board service at Harvard University and Stanford University. He also possesses specialized knowledge in both national and homeland security that is directly relevant to our core business and customers.

2017 Notice and Proxy Statement    29

The Board of Directors

VICTORIA D. HARKER Director since August 2012 Term will expire at 2018 annual meeting, if elected

Ms. Harker, age 52, is an Executive Vice President and the Chief Financial Officer of Tegna, Inc.

Positions Held: Ms. Harker began serving in her current position in June 2015, when Tegna separated from Gannett Co., Inc. Prior to that and from July 2012, she served as Chief Financial Officer of Gannett. Ms. Harker served as Chief Financial Officer from 2006 to 2012 and as President of Global Business Services from 2011 to 2012 of The AES Corporation, a multinational power company. Before joining AES, she was the acting Chief Financial Officer and Treasurer of MCI, Inc. from November 2002 through January 2006, and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., from 1998 to 2002.

Current Public Company Directorships: Ms. Harker serves on the board of directors of Xylem, Inc. (formerly ITT), a global water infrastructure company, and as Chair of its Audit Committee and a member of its Leadership Development and Compensation Committee.

Prior Public Company Directorships (within the last five years): Ms. Harker served on the board of directors and as a member of the Finance and Audit Committees of the Board of Darden Restaurants, Inc. from 2009 to 2014.

Other Directorships and Memberships and Education: Ms. Harker is a member of the University of Virginia’s Board of Visitors, where she chairs the Finance Committee and serves as a member of the Executive Committee, the Special Committee on Governance and the Committee on the University of Virginia’s College at Wise. She is a trustee of the University of Virginia Alumni Association’s $250M Jefferson Trust and participates as an emeritus society member of the Board of WolfTrap Foundation for the Performing Arts. Ms. Harker received a B.A. from the University of Virginia and an M.B.A. from American University.

Qualifications, Experience, Attributes and Skills: We believe Ms. Harker is qualified to serve as a director based upon the significant experience in business and finance she has accumulated serving as chief financial officer and in other senior management positions with large publicly-traded companies, as well as her experience serving on boards and board committees of other publicly-traded companies.

ANASTASIA D. KELLY Director since March 2011 Term will expire at 2018 annual meeting, if elected

Ms. Kelly, age 67, is a Co-Managing Partner of DLA Piper Americas and has served in such capacity since 2013.

Positions Held: Prior to joining DLA Piper, Ms. Kelly was an executive officer of American International Group, Inc. from 2006 to 2010, serving as Executive Vice President and General Counsel from 2006 to January 2009 and as Vice Chairman from January to December 2009, positions for which she was responsible for addressing legal, regulatory, corporate governance and risk management issues. Prior to joining American International Group, Ms. Kelly was an executive and general counsel of several large, publicly-traded companies, including MCI WorldCom, Sears, Roebuck and Co. and the Federal National Mortgage Association (Fannie Mae).

Current Public Company Directorships: Ms. Kelly serves as a director and Chair of the Risk Committee and a member of the Governance and Nominating Committee of Owens-Illinois, Inc., the world’s largest manufacturer of glass containers.

Other Directorships and Memberships and Education: Ms. Kelly serves on the boards of numerous philanthropic organizations. She serves as a director of the Cardiovascular Institute at George Washington University Hospital, and is a member of the Rock Center for Corporate Governance at Stanford University Law School. Ms. Kelly is also past Chair of Equal Justice Works and a director of Lawyers for Children America. She was a director of Saxon Capital from 2005 to 2007. Ms. Kelly received a B.A., cum laude, from Trinity University and a J.D., magna cum laude, from George Washington University Law School. She is a member of the Texas Bar and the District of Columbia Bar and a Fellow of the American Bar Foundation.

Qualifications, Experience, Attributes and Skills: We believe Ms. Kelly is qualified to serve as a director based upon her many years of experience as a senior executive and general counsel of several large, publicly traded companies, her experience as a director of another public company, and her varied business and legal experience.

30    Huntington Ingalls Industries, Inc.

The Board of Directors

THOMAS C. SCHIEVELBEIN Director since March 2011 Term will expire at 2018 annual meeting, if elected

Mr. Schievelbein, age 63, served as Chairman, President and Chief Executive Officer of The Brink’s Company from June 2012 until his retirement in May 2016.

Positions Held: Mr. Schievelbein served as President of Northrop Grumman Newport News and was a member of the Northrop Grumman Corporate Policy Council from November 2001 until November 2004. He served as Chief Operating Officer of Newport News Shipbuilding Inc. from 1995 until 2001 and was responsible for the design, construction and maintenance of nuclear-powered aircraft carriers and submarines. His experience includes the Virginia-class submarine program, CVN-76, CVN-77 and CVN-21 aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair and business development.

Current Public Company Directorships: Mr. Schievelbein has served on the board of directors of New York Life Insurance Co. since 2006 and currently serves as Chairman of the Compensation Committee and a member of the Investment Committee and Governance and Policy Committee.

Prior Public Company Directorships (within the last five years): Mr. Schievelbein previously served on the board of directors of The Brink’s Company from March 2009 until his retirement in May 2016, serving as Chairman of that board from June 2012. Before serving as Chairman, he served as a member of its Audit and Compensation Committees. Mr. Schievelbein served on the board of directors of McDermott International Inc. from 2004 to 2012.

Other Directorships and Memberships and Education: Mr. Schievelbein is a past member of the Secretary of the Navy’s Advisory Panel and was a director of the U.S. Naval Academy Foundation from 2004 through 2012. He received a B.S. in Marine Engineering from the U.S. Naval Academy and a Master’s Degree in Nuclear Engineering from the University of Virginia.

Qualifications, Experience, Attributes and Skills: We believe Mr. Schievelbein is qualified to serve as a director based upon his experience as the President and Chief Operating Officer of Northrop Grumman Newport News and Chief Operating Officer of Newport News Shipbuilding Inc., his prior experience as Chairman, President and Chief Executive Officer of a public company and his experience serving as a director of other public companies.

2017 Notice and Proxy Statement    31

The Board of Directors

JOHN K. WELCH Director since February 2015 Term will expire at 2018 annual meeting, if elected

Mr. Welch, age 67, was President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.) from October 2005 until his retirement in October 2014.

Positions Held: He was previously a senior executive with General Dynamics Corporation, retiring from the company in 2003 as Executive Vice President for the Marine Systems Group, which included Bath Iron Works, Electric Boat and National Steel and Shipbuilding Company (NASSCO). During his career with General Dynamics, which began in 1989, Mr. Welch also served as President of Electric Boat, Vice President of Programs for Electric Boat, with responsibility for new construction, overhaul and repair programs, material acquisition and information technology, and Vice President for Program Development at Electric Boat, with responsibility for strategic planning, program and product marketing and high-technology program acquisition and management. Mr. Welch served over seven years on active duty with the U.S. Navy as a nuclear submarine officer and retired from the Naval Reserve.

Prior Public Company Directorships (within the last five years): Mr. Welch served on the board of directors of Centrus Energy Corp. and its predecessor, USEC Inc., from 2005 until 2013.

Other Directorships and Memberships and Education: Mr. Welch is Chairman of the Board of Battelle Memorial Institute and serves on the board of Mount St. Joseph High School. He received a B.S. in Aerospace Engineering from the U.S. Naval Academy, a Master’s Degree in Aeronautical Engineering from the Naval Postgraduate School and an M.B.A. from Loyola College.

Qualifications, Experience, Attributes and Skills: We believe Mr. Welch is qualified to serve as a director based upon his senior executive experience at other public companies in the shipbuilding and energy markets, including his experience as executive vice president of the primary competitor to our core shipbuilding business. Mr. Welch also brings experience as a director of other public and private companies and not-for-profit entities.

Additional Information. Mr. Welch is the retired President and Chief Executive Officer of Centrus Energy Corp. (formerly USEC Inc.). Centrus Energy filed a voluntary petition under Chapter 11 of the federal bankruptcy code on March 5, 2014. On September 30, 2014, Centrus Energy emerged from Chapter 11, prior to Mr. Welch’s retirement from the company.

32    Huntington Ingalls Industries, Inc.

The Board of Directors

STEPHEN R. WILSON Director since October 2015 Term will expire at 2018 annual meeting, if elected

Mr. Wilson, age 70, is an independent business consultant and retired Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.

Positions Held: Mr. Wilson has served in general management, finance and planning capacities at major companies for nearly 30 years. Since 2015, he has served as an independent consultant at Arthur J. Gallagher & Co., a global insurance brokerage and risk management services firm. Prior to that, Mr. Wilson was an independent consultant at Brock Capital Group LLC, an investment bank, from 2010 until 2014. He was a partner at Camelot Equity Partners from 2007 until 2010. Mr. Wilson has also served in various executive roles, including as: Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc.; Chief Financial Officer of Pepsi Cola USA; Chief Financial Officer of Frito-Lay International and President of Frito-Lay Brazil; Senior Vice President and Chief Financial Officer and, later, President of Cadbury Beverages North America; and Executive Vice President, Finance and Administration and Chief Financial Officer and, later, Chief Administrative Officer of Footstar, Inc.

Prior Public Company Directorships: Mr. Wilson served on the board of directors of Newport News Shipbuilding, Inc. from 1996 until the company was acquired by Northrop Grumman Corporation in 2002. He also served as chairman of the Audit Committee and as a member of the Compensation and Executive Committees. Mr. Wilson served on the board of directors of Majesco Entertainment Company from 2006 through 2015 and as chairman of the Nominating and Governance Committee and the Audit Committee.

Other Directorships and Memberships and Education: Mr. Wilson currently serves on the board of directors of Blue Man Productions. He previously served: as Finance Director and on the board of directors of Reckitt & Colman PLC; on the statutory board of Natwest Bancorp North America; on the board of directors of Middlesex Mutual Assurance; on the national advisory board of LEK Consulting; on the national advisory board of Chase Bank; on the national advisory board of Parson Consulting; and on the board of directors of Knobias, Inc. Mr. Wilson currently serves on the board of directors of Blue School and previously served on the boards of the South Bronx Educational Foundation and the Manhattan Theatre Club. He graduated from the U.S. Naval Academy, served as a Lieutenant in the U.S. Navy and received an M.B.A. from the Harvard Business School.

Qualifications, Experience, Attributes and Skills: We believe Mr. Wilson is qualified to serve as a director based upon his experience as chief financial officer, and chief executive officer of significant operating units, of several large public companies and his prior service on the board of directors of Newport News Shipbuilding, prior to its acquisition by Northrop Grumman, and more recently on the board of another public company.

2017 Notice and Proxy Statement    33

The Board of Directors

CONTINUING DIRECTORS

PAUL D. MILLER Director since March 2011 Term will expire at 2018 annual meeting

Adm. Miller, age 75, served as Chairman and CEO of Alliant Techsystems Inc., an aerospace and defense company, from 1999 until his retirement in 2005.

Positions Held: Adm. Miller was President and CEO of Sperry Marine, Inc. from 1994 to 1998. During his 30-year career with the U.S. Navy, Adm. Miller served as Commander-in-Chief, U.S. Atlantic Command, one of five U.S. theater commands, and served concurrently as NATO Supreme Allied Commander-Atlantic.

Current Public Company Directorships: Since 2001, Adm. Miller has served on the board of directors and as a member of the Audit Committee of Teledyne Technologies, Incorporated.

Prior Public Company Directorships (within the last five years): Adm. Miller served on the board of directors and as a member of the Audit Committee of Donaldson Company, Inc. from 2001 until 2015.

Other Directorships and Memberships and Education: Adm. Miller was a director of Atlantic Marine Inc., a private company, from 2009 until the company was sold in 2010. He received a B.A. from Florida State University, completed the U.S. Navy War College, received an M.B.A. from the University of Georgia and completed the Executive Management Program (PDM) at Harvard Business School.

Qualifications, Experience, Attributes and Skills: We believe Adm. Miller is qualified to serve as a director based upon his 30 years of senior military experience with the U.S. Navy, his experience as the chairman and chief executive officer of an aerospace and defense company and his experience as a director of other public and private companies.

C. MICHAEL PETTERS Director since March 2011 Term will expire at 2018 annual meeting

Mr. Petters, age 57, is President and Chief Executive Officer of Huntington Ingalls Industries, Inc. and has served in such capacity since March 2011.

Positions Held: Mr. Petters served as President of Northrop Grumman Shipbuilding from 2008, when it was formed, until 2011, when it was spun off to form HII. Prior to that, he was President of Northrop Grumman Newport News beginning in 2004. Since joining Newport News Shipbuilding and Dry Dock Company, Inc. in 1987, his responsibilities have included oversight of the Virginia-class submarine program, the nuclear-powered aircraft carrier programs, aircraft carrier overhaul and refueling, submarine fleet maintenance, commercial and naval ship repair, human resources and business and technology development. During his service in the U.S. Navy, Mr. Petters served aboard the nuclear-powered submarine USS Bancroft, and he spent five years in the Naval Reserve.

Other Directorships and Memberships and Education: Mr. Petters serves on the board of directors of the U.S. Naval Academy Foundation, the National Bureau of Asian Research and the Virginia Community College Foundation. He serves on the Board of Advisors to the Center for a New American Security and The Executive Committee of the Aerospace Industries Association, and is Chairman of the Virginia Business Council. He received a B.S. in Physics from the U.S. Naval Academy and an M.B.A. from the College of William and Mary.

Qualifications, Experience, Attributes and Skills: We believe Mr. Petters is qualified to serve as a director based upon his experience as our President and Chief Executive Officer, his experience as President of our predecessor companies, his experience in operations and other senior management positions of our predecessor companies and his military experience as a naval officer.

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Director Compensation

Compensation elements for the Board of Directors are designed to:

•	promote alignment with long-term stockholder interests;

•	enable us to attract and retain outstanding directors who meet the criteria described under “Governance of the Company” above;

•	recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	support the independence of thought and action expected of directors.

Non-employee director compensation is evaluated by the Compensation Committee, which makes recommendations to the full Board for consideration and approval. In 2016, our independent compensation consultant, Exequity LLP (“Exequity”), conducted an assessment of the competitive market with respect to outside director compensation. Exequity’s assessment considered the following director compensation elements: board-related pay, committee-related pay, equity pay, total director compensation and chairman of the board compensation. Based upon an analysis of the 16 companies that comprise the peer group for our 2016 NEO compensation analysis, as well as supplemental general industry data gathered from Fortune 500 companies, Exequity concluded that HII’s outside director total compensation is competitive within our market. Our CEO is not paid additional compensation for his service on our Board of Directors.

DIRECTOR COMPENSATION PROGRAM

Our director compensation program for non-employee directors is comprised of both cash retainers and equity awards in the form of either restricted stock units or shares of our common stock, in each case granted under our 2012 Long-Term Incentive Stock Plan.

Non-employee directors receive an annual cash retainer of $100,000. Our non-executive Chairman of the Board receives an additional annual cash retainer of $250,000. The additional annual cash retainers for serving as chairs of our standing Board committees are: $20,000 for Audit; $15,000 for Compensation; $15,000 for Governance and Policy; and $15,000 for Finance. The additional annual cash retainers for serving as members (but not as chairs) of the Board committees are: $15,000 for Audit; $5,000 for Compensation; $5,000 for Governance and Policy; and $5,000 for Finance. Cash retainers are paid on a quarterly basis at the end of each quarter in arrears.

Non-employee directors receive an annual equity award of restricted stock units or shares of our common stock, valued at $100,000. On the first trading day of each quarter, each non-employee director is granted a number of restricted stock units or shares determined by dividing $25,000 by the per share closing price of our common stock on the NYSE on the date of grant, rounded down to the nearest whole unit or share.

Restricted stock unit awards are fully vested at date of grant but do not generally become payable until 30 days following the date a non-employee director ceases to serve on the Board. Non-employee directors receive dividend equivalents on their outstanding and unpaid restricted stock units. Dividend equivalents are paid in the form of a credit of additional restricted stock units and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

If a non-employee director owns shares of our common stock having a value at least five times the director’s annual cash retainer, the director may elect to receive his or her annual equity award in the form of either shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service). The common stock or stock units are fully vested on the date of grant.

2017 Notice and Proxy Statement    35

Director Compensation

2016 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation for the year ended December 31, 2016, of our non-employee directors who served during any part of 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert F. Bruner*	34,616	49,848	—	84,464
Augustus L. Collins**	19,837	0	—	19,837
Thomas B. Fargo	350,000	99,632	—	449,632
Victoria D. Harker	110,000	99,632	—	209,632
Anastasia D. Kelly	115,000	99,632	—	214,632
Paul D. Miller	120,000	99,632	—	219,632
Thomas C. Schievelbein	130,000	99,632	—	229,632
Karl M. von der Heyden*	39,561	49,848	—	89,409
John K. Welch	120,000	99,632	—	219,632
Stephen R. Wilson	118,352	99,632	—	217,984

*	Messrs. Bruner and von der Heyden retired from the Board effective April 29, 2016.
**	Gen. Collins was elected to the Board on November 1, 2016.
(1)	The values for stock awards represent the grant date fair values of restricted stock units or shares of common stock granted in 2016, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 19 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, our non-employee directors serving as directors as of December 31, 2016, held the following number of restricted stock units: Collins—0, Fargo—15,823, Harker—5,169, Kelly—14,871, Miller—14,871, Schievelbein—14,871, Welch—1,343 and Wilson—698; and the following number of shares of common stock: Fargo—1,288, Schievelbein—481 and Welch—1,000.

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Executive Compensation

INTRODUCTION

This section provides information about our executive compensation program with respect to the 2016 compensation of our Principal Executive Officer, the two individuals who served as Chief Financial Officers in 2016 and our three other most highly-compensated executive officers in 2016 (our “NEOs”). This section includes biographies of our NEOs, the Compensation Discussion and Analysis, which explains how and why the Compensation Committee made its compensation decisions for the NEOs, the Report of our Compensation Committee, and the detailed executive compensation tables required by the SEC, with related narrative disclosure.

NAMED EXECUTIVE OFFICER BIOGRAPHIES

The following biographies provide information regarding the experience and education of our NEOs.

C. Michael Petters, President and Chief Executive Officer

Mr. Petters is President and Chief Executive Officer of HII. He assumed this role on March 31, 2011, when Northrop Grumman Shipbuilding began operating as the newly-formed and publicly-owned Huntington Ingalls Industries following a spin-off from Northrop Grumman Corporation. Mr. Petters is also a member of our Board of Directors.

Mr. Petters is responsible for leading the design, construction and overhaul of conventionally-powered surface combatants, amphibious and auxiliary ships and nuclear-powered submarines and aircraft carriers, as well as business opportunities in adjacent markets. From 2008 until he assumed his current position, he served as president of Northrop Grumman Shipbuilding. Prior to that, he served as president of the Newport News sector of Northrop Grumman Corporation.

Mr. Petters joined Newport News Shipbuilding in 1987 in the Los Angeles-class submarine construction division. He subsequently held a number of positions of increasing responsibility throughout the organization, including production supervisor for submarines, marketing manager for submarines and carriers, vice president for aircraft carrier programs, vice president for contracts and pricing, and vice president for human resources.

A native of Florida, Mr. Petters earned a B.S. in Physics from the U.S. Naval Academy in 1982, served aboard the nuclear-powered submarine USS George Bancroft and spent five years in the Naval Reserve. He earned an M.B.A. from the College of William and Mary.

Mr. Petters serves on the board of directors of the U.S. Naval Academy Foundation, the National Bureau of Asian Research and the Virginia Community College Foundation. He serves on the Board of Advisors to the Center for a New American Security and The Executive Committee of the Aerospace Industries Association, and is Chairman of the Virginia Business Council.

Christopher D. Kastner, Executive Vice President, Business Management and Chief Financial Officer

Mr. Kastner was elected Executive Vice President, Business Management and Chief Financial Officer effective March 2016. In this role, he is responsible for directing the business strategy and processes in support of business growth and profitability goals. Mr. Kastner also has responsibility for corporate business management functions, including investor relations, treasury, internal audit, contracts, accounting, financial reporting, planning and analysis, rates and budgets and mergers and acquisitions. He also provides oversight for segment business management, contracts and estimating and pricing.

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From August 2012 until he assumed his current position, Mr. Kastner served as Corporate Vice President and General Manager, Corporate Development, responsible for strategy and development activities, including the development and integration of strategic planning efforts, as well as the analysis and entrance into new adjacent markets. Prior to that and from March 2011, he served as Vice President and Chief Financial Officer of our Ingalls Shipbuilding segment. Before that and from 2008, Mr. Kastner served as Vice President, Business Management and Chief Financial Officer of Northrop Grumman Shipbuilding, Gulf Coast, and served as Vice President, Contracts and Risk Management of Northrop Grumman Ship Systems from 2006 to 2008. Prior to that, he held several positions at other Northrop Grumman businesses, including Corporate Director of Strategic Transactions.

Mr. Kastner holds a B.A. in Political Science from the University of California at Santa Barbara and an M.B.A from Pepperdine University. He serves on the board of directors of WHRO, the only public broadcasting station in the United States owned by a collaboration of 19 local public school districts, and on the board of trustees for Eastern Virginia Medical School.

Kellye L. Walker, Executive Vice President and General Counsel

Ms. Walker has served as Executive Vice President and General Counsel since joining HII in January 2015. In this position, she has overall leadership responsibility for our law department and outside counsel, which provide a broad range of legal advice and support for the company’s business activities.

Prior to joining us, Ms. Walker was with American Water Works Company, Inc., the country’s largest investor-owned water and wastewater utility company, where she served as Senior Vice President, General Counsel and Secretary from January 2010 to January 2015. During her tenure at American Water, she also served as Chief Administrative Officer from September 2010 through May 2014. From February 2007 to June 2009, Ms. Walker served as Senior Vice President and General Counsel of Diageo North America, Inc., the largest operating company of Diageo plc. From February 2003 to December 2006, she served as Senior Vice President, General Counsel and Secretary of BJ’s Wholesale Club, Inc., a leading warehouse club operator. Prior to that, Ms. Walker served as a corporate partner in major law firms in Boston, Massachusetts and in New Orleans, Louisiana.

Ms. Walker’s professional affiliations include the American Bar Association, the Association of Corporate Counsel (former Board member) and the Executive Leadership Council. She also serves on the Board of Visitors of Christopher Newport University. Ms. Walker received a B.S. in Business Administration, Marketing from Louisiana Tech University and a J.D. from Emory University School of Law.

Matthew J. Mulherin, Executive Vice President and President, Newport News Shipbuilding

Mr. Mulherin has served as Executive Vice President and President of Newport News Shipbuilding since March 2011. He is responsible for all Newport News Shipbuilding engineering, operations and programs, including the most complex ships in the world: nuclear-powered aircraft carriers and nuclear-powered submarines.

From 2008 until he assumed his current position, Mr. Mulherin served as sector vice president and general manager of site operations at Newport News as part of Northrop Grumman Shipbuilding. His responsibilities included all aspects of the company’s Newport News operations, where he successfully led the sector’s aircraft carrier design and construction programs, carrier refueling and overhaul programs, and the submarine program.

Mr. Mulherin earned a B.S. in Civil Engineering from Virginia Tech in 1981 and began his career at Newport News Shipbuilding as a nuclear test engineer. Since then, he has held positions of increasing

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responsibility, including nuclear project manager for Los Angeles-class submarines, director of facilities, director of nuclear engineering and refueling, and director of carrier refueling and overhaul construction. Mr. Mulherin also served as director and vice president for the next generation of aircraft carriers, the Gerald R. Ford class, and vice president of all programs, including shipbuilding and repair, Department of Energy programs, and commercial energy programs.

Mr. Mulherin serves on the boards of directors of the Shipbuilders Council of America and the Naval Submarine League. He also serves on the board of trustees of The Mariners’ Museum, as a committee member of Greater Peninsula NOW, as a member of the Hampton Roads Business Roundtable, and as a member of the Peninsula Towne Bank Community Board. Mr. Mulherin was appointed by the governor of Virginia to serve on the board of directors for the Virginia Nuclear Energy Consortium Authority and the board of directors of the Virginia Growth and Opportunity Board.

Brian J. Cuccias, Executive Vice President and President, Ingalls Shipbuilding

Mr. Cuccias has served as Executive Vice President and President of Ingalls Shipbuilding since April 2014. He is responsible for all programs and operations at Ingalls, including U.S. Navy destroyers, amphibious assault and surface combatant programs, and the U.S. Coast Guard cutter program.

Prior to his current position and from February 2011, Mr. Cuccias served in several different positions at our Ingalls Shipbuilding segment, including vice president, program management, vice president, amphibious ship programs, and vice president, large deck amphibious ships. From 2008 to February 2011, he was vice president, surface combatants for Northrop Grumman Shipbuilding. After joining a predecessor of Northrop Grumman in 1979, he held a variety of positions, including assistant to the group vice president of Avondale Industries, sector vice president, material, for Northrop Grumman Ship Systems, and DDG(X) and DDG 1000 program manager and vice president.

Mr. Cuccias earned a B.S. in Accounting from the University of South Alabama and has attended executive education programs at Harvard Business School and the University of Pennsylvania’s Wharton School. He is a member of the Executive Committee of the Mississippi Gulf Coast Business Council and serves on the boards of directors of the Mississippi Economic Council (the state’s chamber of commerce), the Jackson County Economic Development Foundation and the Salvation Army of Mobile.

Barbara A. Niland, Corporate Vice President of Business Management and Chief Financial Officer (Retired)

Ms. Niland served as Corporate Vice President, Business Management and Chief Financial Officer of HII from March 2011 until she retired from the company effective March 1, 2016.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2016 compensation of our Named Executive Officers.

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding segments in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions segment provides a wide range of professional services through its Fleet Support, Integrated Missions Solutions, Nuclear and Environmental, and Oil and Gas groups. Headquartered in Newport News, Virginia, HII employs nearly 37,000 people operating both domestically and internationally. The goal of our executive compensation program is to support a pay-for-performance culture by implementing compensation programs that are market competitive, customer-focused and fair to our stockholders.

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Our 2016 Named Executive Officers (“NEOs”) are:

C. Michael Petters	President and Chief Executive Officer
Christopher D. Kastner*	Executive Vice President, Business Management and Chief Financial Officer
Kellye L. Walker	Executive Vice President and General Counsel
Matthew J. Mulherin	Executive Vice President and President, Newport News Shipbuilding
Brian J. Cuccias	Executive Vice President and President, Ingalls Shipbuilding
Barbara A. Niland**	Corporate Vice President, Business Management and Chief Financial Officer (retired)

*	Mr. Kastner became Executive Vice President, Business Management and Chief Financial Officer on March 1, 2016. Prior to that, he served as Corporate Vice President, Corporate Strategy and Development.

**	Ms. Niland served as Corporate Vice President, Business Management and Chief Financial Officer until her retirement from the company on March 1, 2016.

Executive Summary

Our executive compensation program and practices are described in detail over the following pages. We have designed our executive compensation program to attract, motivate and retain highly qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. The fundamental philosophy of our executive compensation program, set by the Compensation Committee of the Board, is pay for performance. We have also designed our compensation program to balance performance-based compensation over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk-taking behaviors.

The pay-for-performance philosophy of our executive compensation program is demonstrated by the compensation mix of our NEOs. Of the three primary elements of total direct compensation, our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following graphs, which set forth the percentage of total compensation corresponding to each compensation element received by our CEO and by our other NEOs in the aggregate in 2016.

CEO[1]	Other NEOs[2]

(1)	Total direct compensation does not include perquisites and other benefits.

(2)	Average allocation for the NEOs other than the CEO and Ms. Walker. Ms. Walker joined the company in 2015 and therefore did not receive long-term compensation in 2016. Total direct compensation does not include perquisites and other benefits.

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98% of Mr. Petters’ total direct compensation in 2016 was directly linked to our performance through his annual and long-term incentive awards. Approximately 88% of the total direct compensation of our other NEOs, with the exception of Ms. Walker, was comprised of performance-based incentive awards. Ms. Walker, whose performance based compensation comprised 55% of her total compensation, joined the company in 2015 and therefore did not receive a long-term compensation payout for the performance period that ended on December 31, 2016.

Our underlying philosophy of pay for performance focuses us consistently on achieving our financial and operational goals. Above all, these goals are customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder-friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

2016 Business Highlights

2016 was another successful year for HII and our employees as we continued to achieve our performance objectives consistent with our strategic plan. Our accomplishments in 2016 included:

•	$5.2 billion in new contract awards.

•	$7.1 billion in revenues and $573 million in net earnings, a 42% increase over the prior year.

•	$12.14 diluted earnings per share, a 45% increase over the prior year.

•	$192 million of common stock repurchases and quarterly cash dividend increase of 20% to $0.60 per share in the fourth quarter.

•	Delivery of the National Security Cutter Munro (WMSL 755) to the U.S. Coast Guard.

•	Christening of the Washington (SSN 787), the 14th Virginia-class submarine.

•	Launching of the Kimball (WMSL 756), the company’s seventh U.S. Coast Guard National Security Cutter.

•	Delivery of the John Finn (DDG 113) to the U.S. Navy.

•	Launching of the Paul Ignatius (DDG 117), the company’s 31st Arleigh Burke-class (DDG 51) guided missile destroyer.

•	Delivery of the John P. Murtha (LPD 26) to the U.S. Navy.

•	Christening of the Amphibious Transport Dock Portland (LPD 27) and the Guided Missile Destroyer Ralph Johnson (DDG 114).

•	Establishment of Technical Solutions segment to enhance strategic and operational alignment among our services businesses.

•	Acquisition of Camber Corporation, a government services company that broadens HII’s existing capabilities and customer base.

•	Opening of the HII Family Health Center at Newport News Shipbuilding for all eligible employees and their covered dependents.

•	Establishment of an Educational Assistance Fund for children of HII employees.

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Commitment to Compensation Best Practices

We highlight below certain executive compensation practices we have implemented to drive performance, as well as certain practices we have avoided, in the belief they would not serve our customers’ or stockholders’ long-term interests.

WHAT WE DO
Consideration of Annual “Say-on-Pay” Advisory Vote	The Compensation Committee considers the results of the annual stockholder “Say-on-Pay” advisory vote on executive compensation.
Pay for Performance	Our executive compensation program is heavily weighted toward variable, performance-based elements, and toward long-term and equity-based elements. Variable compensation is tied to the achievement of performance goals and includes annual incentive awards and restricted performance stock rights, which are described in detail in this CD&A.
Compensation Risk Assessment	We assess the risk of our compensation programs on an annual basis both internally and with the engagement of the Compensation Committee’s independent compensation consultant. The Compensation Committee agreed with the consultant’s conclusion that there was no undue risk associated with the design or delivery of the programs in 2016.
Executive Compensation Recoupment (Clawback) Policy	Our executive compensation recoupment, or clawback, policy allows us to seek reimbursement in certain circumstances of all or a portion of any performance-based short- or long-term cash or equity incentive compensation paid or awarded to executive officers.
Targeted Compensation Benchmarking	HII is a unique business with few direct competitors. The Compensation Committee therefore strikes a balance between internal equity and external benchmarking when setting executive pay levels.
Independent Compensation Consultant	The Compensation Committee engages an independent compensation consultant to assess the market for the determination of our executive compensation elements and targets on an annual and ongoing basis.
Executive Stock Ownership Guidelines and Holding Requirements	Our stock ownership guidelines provide that each NEO must own a multiple of his or her annual base salary in our common stock, and we have instituted holding requirements prohibiting our NEOs from selling HII common stock received as compensation until their stock ownership requirements have been met. The holding requirements also require our NEOs to continue to hold one-half of their long-term incentive awards for three additional years after they vest.
Director Stock Ownership Guidelines and Holding Requirements	Although our directors do not have specific stock ownership guidelines, the restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or

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WHAT WE DO
stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service).

WHAT WE DON’T DO
No Employment Agreements for Executives	None of our NEOs have employment agreements, so each NEO is employed by the company “at will.” We maintain a severance plan that provides for the payment of severance benefits in limited termination circumstances.
No Change-in-Control Agreements for Executives	We have no change-in-control agreements or related executive tax gross-up benefits. The only change-in-control provision in our compensation plans, which applies to all employees who hold equity awards, is the possible acceleration of equity vesting in certain limited circumstances within the parameters of a change-in-control transaction, as defined in the related plans.
No Hedging or Pledging by Officers or Directors	Officers, directors and certain other employees are prohibited from engaging in speculative transactions in our securities, pledging our securities as collateral for a loan or other transaction or engaging in any hedging transactions involving our securities.
No Dividends or Dividend Equivalents on Unearned RPSRs	No dividends or dividend equivalents are paid out on restricted performance stock rights during the performance period. Dividend equivalent units are paid only at the time and to the extent that the underlying shares vest and are paid.

Executive Compensation Principles

The Compensation Committee of the Board of Directors (which we refer to as the “Committee” in this CD&A) is comprised exclusively of independent directors, as determined under NYSE corporate governance listing standards, including the enhanced independence considerations applicable to members of the Committee. The Committee oversees all of our compensation and benefit programs that affect our NEOs, as well as other officers elected by the Board. The Committee also provides strategic direction for our overall compensation and benefits structure and reviews and considers CEO and senior executive succession plans. In conducting oversight of these programs, the Committee is guided by the following compensation principles it has approved.

•	Our compensation programs will be primarily customer-focused, rewarding safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value.

•	Compensation programs will be designed to influence outcomes and will provide a balance between short- and long-term performances.

•	Compensation programs will be based on achievement of clear and measurable financial results and accountabilities, with an emphasis on performance-based compensation, and will be formula-based with appropriate levels of discretion for adjustments.

•	Compensation and benefits will be competitive within the market. Alignment with peer companies will be considered when developing programs and goals, but measures oriented to strongly improving our own business results will be the predominant factor.

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•	Compensation will be disclosed and explained in a transparent and understandable manner. Clear and concise goals will be established to enable the assessment of performance by the Committee and by stockholders through the CD&A.

•	Achievement of business goals through both annual operating performance and increased stockholder value will produce significant individual rewards; failure to achieve business goals will negatively affect the pay of our executives.

•	To promote alignment of management and stockholder interests, elected officers will meet stock ownership guidelines in the following multiples of base salary: CEO and President, seven times; all other elected officers reporting to the CEO, three times. The Committee will monitor attainment of the ownership guidelines on an annual basis. The restricted stock units our non-employee directors receive do not become payable until a director ceases to serve on the Board. Non-employee directors who own shares of our common stock having a value at least five times the amount of their annual cash retainer may elect, on an annual basis, to receive their annual equity award directly in shares of our common stock or stock units that are payable in the fifth calendar year after the year in which the annual equity award is earned (or, if earlier, upon termination of the director’s board service).

•	The mix of long-term awards, selection of performance criteria and oversight of compensation programs, together with other features, such as our stock ownership guidelines and holding requirements, will be designed to discourage excessive risk taking by emphasizing a long-term focus on compensation and financial performance.

•	Our NEO compensation strategy will be consistently applied for all incentive plan participants to promote proper alignment, accountability and line-of-sight regarding commitments and priorities.

Pay for Performance

The fundamental philosophy of our executive compensation program is pay for performance. Our pay-for-performance philosophy and compensation principles are designed to attract, motivate and retain highly-qualified executives, incentivize our executives to achieve business objectives, reward performance and align the interests of our executives with the interests of our stockholders and customers. As such, we provide significant reward opportunities to our NEOs linked to achievement of our financial and operational goals. Above all, these goals are customer-focused, rewarding achievement of safety, quality, cost and schedule goals, and stockholder-friendly, rewarding consistent achievement of strong financial results and building or increasing stockholder value. Performance-based compensation is balanced over the short- and long-term to incentivize decisions and actions that promote stockholder value and focus our executives on performance that benefits our stockholders and customers, while discouraging inappropriate risk taking behaviors.

This focus on performance is demonstrated in the compensation mix of our NEOs. Our executive compensation is heavily weighted toward the variable, performance-based elements, and toward the long-term and equity-based elements, as reflected in the following charts, which set forth the percentage of total target compensation corresponding to each compensation element for each of our NEOs who was employed for all of 2016.

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The design of our incentive compensation plans also supports our pay-for-performance philosophy. A significant portion of the potential compensation of our executives is at risk, and that risk increases with each executive’s level of responsibility. Exceeding our financial and operational targets can result in a payout of up to 200% of the original award target, while failure to meet our targets can result in no payouts of incentive compensation to NEOs under our plans.

2016 “Say-on-Pay” Advisory Vote on Executive Compensation

Consistent with our goal of supporting a pay-for-performance philosophy by implementing compensation programs that reward performance, are market competitive and align the interests of our executives with the interests of our stockholders and customers, we seek the views of our stockholders on the design, effectiveness and results of our executive compensation program.

At our 2016 Annual Meeting of Stockholders, our stockholders approved our executive compensation on an advisory basis with 99% of the votes cast. This strong support, among other factors, resulted in the Committee not making significant changes to our executive compensation program.

Retention of Independent Compensation Consultant

The Committee continued in 2016 to engage an independent compensation consultant, Exequity LLP (“Exequity”), to assist the Committee in carrying out its responsibilities under its charter. Under the terms of the agreement between the Committee and the consultant, the Committee has the exclusive right to select, retain and terminate Exequity, as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity reports directly to the Committee. When directed to do so by the Committee, the consultant also works collaboratively with company management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the engagement.

Exequity attended several Committee meetings during 2016 and presented analyses and key recommendations for Committee consideration, discussed emerging trends and technical issues and reviewed and commented on management proposals, as appropriate. In addition, the consultant responded to miscellaneous Committee requests.

Compensation Consultant Independence Assessment

In accordance with SEC rules and NYSE listing standards, the Committee requested and received information from Exequity relating to the consultant’s independence and potential conflicts of interest, including information regarding the following: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures

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maintained by the consulting firm designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based upon an assessment of these factors, including information gathered from our directors and executive officers relating to business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.

Peer Group Development

The Committee believes our total compensation program (base salary, target annual cash incentive awards, target long-term incentive awards and benefits) should provide aggregate compensation at approximately the 50th percentile of the relevant market. Based upon an analysis conducted by Exequity and reviewed with the Committee, the Committee determined that our NEO base pay generally falls at or below the median and long-term incentive compensation is generally in the third or fourth quartile among the peer companies. This compensation mix is consistent with both management’s and the Committee’s philosophy that a significant portion of an executive’s overall compensation package should be based on the performance of the company and therefore at risk.

HII is a unique business with few directly comparable peer companies. As such, our current peer group is comprised of heavy manufacturing, engineering and defense companies of approximately comparable size and annual revenues, generally between $1 billion and $10 billion, that most closely match our company in terms of market cap, strategic interest, workforce similarities and/or business type. The median annual revenues for peer group companies was $5.6 billion, compared to our 2016 revenues of $7.1 billion. The targeted peer group for our 2016 NEO compensation analysis consisted of the following 16 companies:

BWX Enterprises, Inc.	NRG Energy, Inc.
Chicago Bridge & Iron Company	Orbital ATK Inc.
Exelis Inc.	Oshkosh Corporation
Federal-Mogul Corporation	Precision Castparts Corp.
Harris Corporation	Rockwell Collins, Inc.
KBR Inc.	Spirit AeroSystems Holdings, Inc.
L-3 Communications Holdings Inc.	Teledyne Technologies Incorporated
Moog Inc.	Triumph Group, Inc.

As a result of ongoing monitoring and analysis of the business landscape, the Committee has decided to modify this peer group for 2017 as follows:

•	Exelis was removed as a result of its merger with Harris Corporation;

•	Precision Castparts was removed as a result of its merger with Berkshire Hathaway Inc.; and

•	Textron Inc. and TransDigm Group were added.

All other peer companies will remain the same.

Compensation Risk Assessment

The Board actively oversees our overall risk profile, including the potential risk posed by our compensation programs. During the third quarter of 2016, a risk assessment and analysis of our

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executive compensation programs was conducted by Exequity. Their findings confirmed that our executive compensation programs are designed to drive a pay-for-performance philosophy and do not create risks that are likely to have a material adverse impact on the company. The Committee reviewed and discussed the risk analysis with Exequity and agreed with the consultant’s conclusions.

The following factors are key components of our executive compensation risk mitigation efforts:

•	Our stock ownership guidelines and additional stock holding requirement of three years from the date of payout, including any payout that occurs within one year of retirement, provide a strong risk mitigation tool;

•	Our clawback policy applies to all employees at the level of vice president and above, allowing us to recoup incentive payments in the event of restated financial results;

•	Our lack of employment agreements discourages management entrenchment and increases our flexibility to make management changes when appropriate;

•	Long-term incentive compensation payouts are capped at 200%, preventing possible windfall awards resulting from unforeseen circumstances; and

•	Long-term incentive compensation awards are earned over a three-year performance period and reduce any incentive to engage in business tactics that improve short-term performance at the expense of long-term success.

2016 Compensation Elements

The direct compensation elements for executives under our compensation program consist primarily of base salaries, annual incentive awards and long-term incentive awards. Annual base salary provides a fixed minimum level of compensation that is competitive within the relevant market and helps us attract and retain highly qualified executives. Annual incentive awards are generally paid in cash and intended to motivate executives to achieve pre-determined financial and operational goals that are aligned with our strategic goals. Long-term incentive awards are generally equity-based and intended to promote achievement of pre-determined three-year performance goals aligned with stockholder interests.

2016 Key Compensation Decisions

Key compensation decisions for our NEOs for 2016 included the following:

•	Base salaries for Messrs. Cuccias and Kastner were increased as a result of a market adjustment and new officer position adjustment, respectively.

•	Targets as a percentage of base salary for annual incentive awards under our Annual Incentive Plan were not increased in 2016. Based on our performance for 2016, as well as the individual performances of our NEOs, payout awards were approved at levels that ranged from 150% to 175% of targets.

•	Targets as a percentage of base salary for long-term incentive awards were not increased in 2016. All long-term incentive awards were in the form of restricted performance stock rights, which vest only upon achievement of performance metrics consisting of pension adjusted return on invested capital (“ROIC”) and earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”) over the performance period from January 1, 2016 through December 31, 2018.

ROIC is a measure of our ability to use cash flows to generate returns. ROIC is calculated as Adjusted Free Cash Flow divided by Invested Capital. Adjusted Free Cash Flow represents cash

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flow available to HII’s equity and debt stakeholders, calculated as Free Cash Flow (cash from operations less capital expenditures) plus after-tax interest. Invested Capital is equal to total debt, plus equity, less goodwill and the impact of any Accumulated Other Comprehensive Income/Loss.

EBITDAP is a key indicator of our financial performance. EBITDAP is calculated as Net Income, plus interest, taxes, depreciation and amortization, less Net Pension/Post Retirement Benefit Expense.

Base Salaries

With the exception of Messrs. Cuccias and Kastner, 2016 base salaries for our NEOs were not increased from 2015, effectively maintaining market competitiveness. Mr. Cuccias’ increase was based on management’s recommendation and an analysis of market and peer company data conducted by our independent compensation consultant. Mr. Kastner’s increase was based on his new role as Executive Vice President, Business Management and Chief Financial Officer.

Base salaries for our NEOs for 2016 were as follows:

Name	Title	2016 Annual Salary ($)
C. Michael Petters *	President and Chief Executive Officer	1
Christopher D. Kastner	Executive Vice President, Business Management and Chief Financial Officer	475,000
Kellye L. Walker	Executive Vice President and General Counsel	515,000
Matthew J. Mulherin	Executive Vice President and President, Newport News Shipbuilding	515,000
Brian J. Cuccias	Executive Vice President and President, Ingalls Shipbuilding	515,000
Barbara A. Niland, retired	Corporate Vice President, Business Management and Chief Financial Officer	566,500

*	In 2016, Mr. Petters requested that his salary be reduced to an annual rate of $1. During the first quarter of 2016, the Committee met in executive session to evaluate CEO performance and approved this request. Effective May 2, 2016, Mr. Petters’ annual base salary was reduced to $1. Mr. Petters’ primary compensation comes from performance-based equity compensation, and, as a significant stockholder, his personal wealth is tied directly to sustained performance and HII stock price appreciation, which directly aligns with stockholder interests. Mr. Petters will continue to receive equity and non-equity performance-based compensation reflected as a percentage of 2015 base salary. The Committee will continue to review compensation opportunities for Mr. Petters on an ongoing basis and recommend changes, if needed, to maintain alignment with business objectives.

Creation of Annual Incentive Plan (AIP) and Long-Term Incentive Stock Plan (LTIP) Goals

The Committee approved financial metrics under our AIP for the corporate office, as well as a combination of financial and operational metrics for each of our two significant operating divisions. The guiding principle behind all of our performance metrics is that they drive the desired outcomes to promote customer satisfaction and increase stockholder value.

Division operational goals based on clear and measurable results were developed collaboratively between division and corporate management. Operational goals fall into the categories of safety, quality, cost and schedule, with a fifth category oriented to goals focused on division-specific challenges and opportunities, which may change from year to year.

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The Committee approved goals for the LTIP to reward performance in three-year increments. The performance metrics for all participants under the LTIP for 2016 were ROIC and EBITDAP.

Annual Incentive Compensation Awards

The Committee approves annual incentive compensation targets for each NEO position. Targets vary with relevant benchmark market levels, individual job level, job scope and overall influence on our business results. The Committee considers both the recommendations of its compensation consultant and those of management in determining appropriate annual incentive target levels for our NEOs. The target incentive award (“Target Bonus”) is based on a percentage of each NEO’s base salary and provides a basis upon which a final award amount is determined by the Committee based upon its assessment of performance against pre-determined performance criteria after the year has ended. The annual incentive compensation targets for our NEOs expressed as a percentage of base salary tend to fall in the third quartile of the relevant market data.

2016 Annual Incentive Plan

Annual incentive awards for Mr. Petters, Mr. Kastner, Ms. Walker and Ms. Niland for 2016 were evaluated based upon overall company performance, using Operating Margin and Free Cash Flow for the entire enterprise to arrive at a company performance factor (“CPF”), as well as an individual performance factor (“IPF”). Operating Margin is equal to segment operating income as a percentage of total revenues. Segment operating income is equal to operating income before the FAS/CAS Adjustment and non-current state income taxes. Free Cash Flow represents cash from operating activities less capital expenditures.

Achievement of the maximum performance criteria results in a CPF factor of 2.0. If the CPF is less than 0.5, no annual incentive award is paid. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the 2016 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x CPF x IPF = Final Bonus Award

2016 annual incentive awards for Messrs. Mulherin and Cuccias were evaluated based on their respective division performance factors (“DPF”), which include division financial metrics, consisting of operating margin and free cash flow for their respective divisions, and their respective division non-financial goals, which include safety, quality, cost and schedule, as well as their individual IPFs. Achievement of the maximum performance criteria results in a factor of 2.0. No annual incentive award is paid if the CPF with reference to the corporate metrics is less than 0.5. The IPF can range from 0 to 1.5. No annual incentive award can exceed 200% of an individual’s Target Bonus. The annual incentive award formula for the 2016 performance period was:

Base Salary x Target % = Target Bonus

Target Bonus x DPF x IPF = Final Bonus Award

At the conclusion of each calendar year, our CEO conducts an annual performance evaluation for each NEO in order to recommend an IPF for each NEO. These evaluations are reviewed with the Committee. Each NEO’s individual performance is evaluated based upon consideration of the following factors:

•	Financial performance of our company as a whole and the division(s) (where applicable);

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•	Performance on non-financial goals, including company-level goals and division-specific operating goals;

•	Strategic leadership and vision;

•	Program execution and performance;

•	Customer relationships; and

•	Peer and employee relationships/engagement.

At the end of the year, the Committee reviews and considers all performance information, including a comparison to the 2016 peer group data. The Committee then approves annual incentive compensation awards for all NEOs, subject to ratification by the independent members of the Board with respect to the CEO’s compensation.

Target Bonus Amounts

Based on analyses of relevant market benchmarks and peer group data, we did not increase annual incentive compensation targets as a percentage of base salary for our NEOs from 2015 to 2016. The 2016 Target Bonus amounts were as follows:

Name	Incentive Target as % of Base Salary (%)	2016 Target Bonus ($)
C. Michael Petters	125	1,187,500
Christopher D. Kastner	70	332,500
Kellye L. Walker	70	360,500
Matthew J. Mulherin	70	360,500
Brian J. Cuccias	70	360,500
Barbara A. Niland, retired	70	396,550

Plan Funding

Our AIP is designed to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (“IRC”). As such, in order to establish performance-based parameters for the payment of annual incentive compensation awards, the Committee approved a bonus pool that appropriates an amount (“Tentative Appropriated Incentive Compensation”) not to exceed 2.5% of our Economic Earnings for the performance year. “Economic Earnings” is defined as income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill and other purchased intangible assets plus restructuring or similar charges to the extent they are separately disclosed in the annual report. Our performance-based compensation policy provides that the maximum potential individual incentive compensation award for a performance year for an officer subject to IRC Section 162(m) will be limited to no more than 40% of the Tentative Appropriated Incentive Compensation for the CEO and 20% for each of the other covered NEOs other than our CFO.

An amended and restated Performance-Based Compensation Policy is being submitted to our stockholders for approval at the 2017 annual meeting, as required by the IRC, so that certain compensation payments to certain of our officers will qualify as “performance-based compensation” under IRC Section 162(m) and therefore be fully deductible by us as a business expense in the year of payment.

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2016 Annual Incentive Plan Goals and Results

For Mr. Petters, Mr. Kastner, Ms. Walker and Ms. Niland, 2016 annual incentive compensation awards were based upon overall company performance. For Messrs. Mulherin and Cuccias, 2016 annual incentive compensation awards were based upon the performance of the Newport News division and the Ingalls division, respectively.

The corporate AIP score is based upon our overall financial score as described below. Division performance score is based 50% on the division operational score and 50% on the division financial score. In determining the division performance factors for AIP awards for Messrs. Mulherin and Cuccias, the performance criteria are weighted as follows:

•	50% based on achievement of the division operational criteria.

The division operational criteria consist of the following five performance metrics, which are weighted equally (i.e., each sub-metric comprises 20% of the division operational criteria). These criteria, which are specific to the respective divisions, are recommended by our CEO and approved by the Committee at the beginning of the performance year.

•	Safety—Measured by a combination of elements, including total case rate, lost total case rate and lost work days rate;

•	Quality—Measured by integrating elements such as defect rates, process quality, planning quality and other appropriate criteria for program type and phase;

•	Schedule—Measured using program-specific objectives related to achievement of quarterly targets;

•	Cost—Measured using program-specific objectives related to achievement of factors that include Cost Performance Index and overhead rates; and

•	Division Management—May be focused on operational or financial goals or goals focused on environmental, human capital or any other area in which our CEO desires to drive performance. Goals recommended by our CEO and approved by the Committee at the beginning of the performance year are specific to each division’s opportunities and challenges.

•	25% based on achievement of the division return on sales (“ROS”) performance criteria

•	ROS performance criteria—Measured as division operating margin (“OM”) before other post-employment benefits and FAS/CAS net pension expense.

•	25% based on achievement of the division free cash flow (“FCF”) performance criteria

•	FCF performance criteria—Measured as division FCF before discretionary pension contributions and excess cash flow.

All of the AIP metrics for our NEOs are recommended by our CEO and then approved by the Committee.

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AIP goals are plan-based, with minimum and maximum limits based on clear targets connected to our strategic goals. The AIP goals are based upon metrics that are customer focused and stockholder friendly with clear line-of-sight financial and operational metrics. Final performance metrics for 2016, as determined by the Committee, were as follows:

Corporate 2016 Metrics for Mr. Petters, Mr. Kastner, Ms. Walker and Ms. Niland

Corporate 2016 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
OM—Performance (%)	8.62	9.07	9.41	10.12	200	50%	100
FCF—Performance ($M)	411	459	527	676	200	50%	100
Total Performance (CPF)					Total AIP Score		200

NN 2016 Metrics for Mr. Mulherin

NN 2016 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site President Specific)	0	100	200	96	99	50%	50

Financial Metrics
OM—Performance (%)	8.66	8.96	9.11	9.11	100	50%	50
FCF—Performance ($M)	324	344	364	390	100	50%	50

Financial Performance						50%	100

Total Performance					Total AIP Score		150

Ingalls 2016 Metrics for Mr. Cuccias

Ingalls 2016 Metrics	Goals @ 0%	Goals @ 100%	Goals @ 200%	Actual	Points	Weighting	Final AIP Points
Operational Metrics
Operational Performance (Safety, Quality, Cost, Schedule, Site President Specific)	0	100	200	188	150	50%	75

Financial Metrics
OM—Performance (%)	9.60	10.10	10.60	13.44	100	50%	50
FCF—Performance ($M)	94	114	154	293	100	50%	50

Financial Performance						50%	100

Total Performance					Total AIP Score		175

Payouts to NEOs under the AIP could have ranged from 0% to 200% of each NEO’s Target Bonus. Actual AIP payouts to NEOs for 2016 ranged from150% to 175% of the NEOs’ Target Bonus amounts, based upon the results of the performance factors described above, individual performance factors and

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overall corporate performance, applied and considered at the discretion of the Committee. HII’s CEO recommended to the Committee a downward adjustment of the actual AIP payout to corporate office NEOs to reflect his qualitative assessment of operational performance. Actual AIP payouts for 2016 performance are included in the Summary Compensation Table.

Long-Term Incentive Compensation Awards

Our long-term incentive compensation goals are intended to reward three-year performance increments based primarily on the achievement of financial metrics. Long-term incentive compensation for our NEOs is provided in the form of Restricted Performance Stock Rights (“RPSRs”). Each RPSR represents the right to receive one share of our common stock, or cash of equivalent value, subject to vesting as provided in the award. Vesting occurs once the Committee determines that the applicable performance criteria for the performance period have been satisfied. Earned RPSRs may be paid out in shares of our common stock or, at the discretion of the Committee, cash. RPSRs include dividend equivalent units, or DEUs, that are credited to the RPSRs following payment by the company of a cash dividend on our common stock. These DEUs remain subject to the terms and conditions of the underlying RPSR grants and are paid only to the extent the underlying RPSRs vest upon satisfaction of the applicable performance criteria.

The Committee determines long-term incentive compensation target values for our NEOs based upon a peer group analysis, applying value-based guidelines that focus on the value awarded rather than the number of shares granted (share-based guidelines). The Committee believes value-based guidelines more effectively deliver long-term incentive compensation awards that are consistent with awards given to individuals holding comparable positions at peer companies.

2016 Long-Term Incentive Compensation Awards

Long-term incentive compensation awards in 2016 were granted under our stockholder-approved Huntington Ingalls Industries, Inc. 2012 Long Term Incentive Stock Plan (the “2012 Plan”). All long-term incentive compensation awards granted to our NEOs in 2016 were in the form of RPSRs and covered the performance period from 2016 through 2018. The Committee and management review and evaluate RPSR performance goals to ensure they are aligned with our long-term objectives. For the 2016 grants, the Committee and management determined that performance for long-term incentive compensation awards to our NEOs would be measured solely in terms of overall company financial metrics: pension adjusted return on invested capital (“ROIC”) and earnings before interest, taxes, depreciation, amortization and pension (“EBITDAP”). The number of shares that ultimately vest and are issued to an NEO under an RPSR award can vary from 0% to 200% of the original number of shares granted.

Long-term incentive compensation targets as a percentage of base salary for our NEOs for 2016 were unchanged from the 2015 targets and were approved by the Committee as follows:

Name	Incentive Target as % of Base Salary (%)	2016 Long-Term Incentive Target ($)	Actual Award ($)
C. Michael Petters	400	3,800,000	3,799,960
Christopher D. Kastner	220	1,045,000	1,044,949
Kellye L. Walker	175	901,250	901,249
Matthew J. Mulherin	210	1,081,500	1,081,472
Brian J. Cuccias	210	945,000	944,943
Barbara A. Niland, retired	n/a	n/a	n/a

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The target dollar amounts are grant date theoretical values and not based upon any actual calculation or estimate of payout. An NEO is not guaranteed to receive any payout as a result of the 2016 grants.

2014-2016 Long-Term Incentive Plan Goals and Results

During the first quarter of each year, the Committee reviews our financial performance over the prior three years against approved long-term incentive compensation goals to determine payout multiples for RPSRs with a performance period that ended December 31 of the prior year.

At the March 2017 meeting, the Committee reviewed performance for the January 1, 2014 through December 31, 2016 performance period. Payouts for the 2014 LTIP equity grants, based upon actual performance, were approved as follows:

	HII 2014-2016 Goals			Actual Performance (Adj.)
	@ 0%	@ 100%	@ 200%	Actual	Score	Weighting	CPF
EBITDAP (1)	2,159	2,339	2,564	2454	151	50%	76%
ROIC% (2)	34.30	38.40	42.20	57	200	50%	100%
Total					Total LTIP Score		176%

(1)	Earnings before interest, taxes, depreciation, amortization and net pension.

(2)	Cumulative free cash flow divided by average invested capital.

The 2014 LTIP awards were earned at 176% of target value, and the earned RPSRs were issued on March 1, 2017.

Additional Benefits

We provide additional benefits to our NEOs through various plans that are also available to some or all of our other employees. Although these plans are not directly overseen by the Committee, the Committee considers benefits under these plans when considering an executive’s total annual compensation and determining the annual and long-term compensation components. These benefits are not performance-related and are designed to provide a market competitive package to attract, motivate and retain the executive talent we need to achieve our business objectives. The plans include broad-based retirement plans, as well as supplemental executive benefits we provide in addition to those offered to all other employees. These supplemental benefits include supplemental pension plans, enhanced health and welfare benefits (dental, life, AD&D and disability) and the Special Officers Retiree Medical Plan (“SORMP”) for our CEO that is offered at retirement.

Defined Benefit Retirement Plans. We maintain tax-qualified defined benefit pension plans that cover all but one of our NEOs and the majority of our workforce. These plans are structured to retain and reward employees for long service and to recognize higher performance levels through annual pay increases. Compensation, age and service factor into the amount of the benefits provided under the plans.

We also maintain non-tax-qualified supplemental defined benefit pension plans that cover all but one of our NEOs. These plans provide benefits that would have been provided under the tax-qualified plans if no limits applied to such plans under the Internal Revenue Code. These types of benefits are common in our industry.

Defined Contribution Savings Plans. We maintain tax-qualified defined contribution savings plans that cover our NEOs and the majority of our workforce. Participating employees contribute portions of their pay to the plans, and the company generally provides a matching contribution.

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We also maintain two non-tax-qualified supplemental savings plans that cover all eligible employees, including our NEOs. The Savings Excess Plan (“SEP”) allows eligible employees to defer compensation beyond the limits of the tax-qualified plans and receive a matching company contribution. Eligibility begins when annual income, including base pay and bonuses, equals or exceeds $265,000, the plan compensation limit under the Internal Revenue Code. Eligible employees may participate in the plan in the calendar year after their total cash income meets or exceeds this limit.

The Officers Retirement Account Contribution Plan (“ORAC”) covers the company’s elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit pension plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation. Because she was hired after June 30, 2008, Ms. Walker is not eligible to participate in the company’s qualified and nonqualified defined benefit pension plans, but she does receive the SEP and ORAC benefits described above. Our other NEOs do not receive ORAC benefits. Additional information about the SEP and the ORAC is provided in the Nonqualified Deferred Compensation table.

Special Officer Retiree Medical Plan. Our President and Chief Executive Officer is a participant in the SORMP and entitled to retiree medical benefits under the terms of the SORMP. Coverage under the SORMP is essentially a continuation of medical benefits into retirement, plus retiree life insurance. Additional information about the SORMP is provided below in the Retiree Medical Arrangement section of the Potential Payments upon Termination or Change of Control section and related tables.

Perquisites. Our NEOs are eligible for certain executive perquisites, which include financial planning, dental coverage, physical exams, personal liability insurance and relocation benefits. These perquisites are common within our industry and comprise an important component of our total compensation package. Management and the Committee review perquisites and benefits on an annual basis to ensure they are appropriate.

Severance Benefits. Management and the Committee believe severance benefits are appropriate for a reasonable amount of time following certain terminations of employment, including a termination without cause. In addition to providing a severance plan for all employees, we maintain The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries. Benefits under this plan for our NEOs include the following:

•	Lump Sum Cash Severance Payment—A lump sum equal to one and one half (1.5) times the sum of annual base salary and Target Bonus;

•	Extension of Medical and Dental Benefits—The employer portion of medical and dental insurance premiums for a period of 18 months following the date of termination (concurrent with COBRA);

•	Financial Planning Reimbursement—Eligible expenses incurred prior to the date of termination and eligible expenses incurred in the year in which the date of termination occurs up to a maximum of $15,000, and any fees incurred in the year following the year in which the date of termination occurs up to a maximum of $15,000; and

•	Outplacement Services Reimbursement—Fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

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Additional Compensation Policies

Total Compensation—Tally Sheet

Management provides the Committee with a total compensation and benefits perspective for each NEO, which includes a tally sheet that captures each element of total compensation and benefits. In conjunction with the Committee’s consideration of NEO compensation compared to the company’s peer group, this tally sheet ensures that compensation decisions are made within a total compensation framework. The tally sheet provides a broad perspective that covers basic annual compensation components, as well as an annualized value of the benefits and perquisites each NEO receives. Accordingly, the values of nonqualified deferred compensation, outstanding equity awards, health and welfare benefits, pension benefits and perquisites are included.

Tax Deductibility of Pay—Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the deductibility of non-performance based compensation to $1,000,000 each for a public company’s CEO and next three highest-paid executive officers (other than the CFO). We intend to qualify our executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of the company and its stockholders. As such, we strive to make compensation decisions to ensure we maintain market competitiveness and retain executives critical to our business. Such considerations may result in compensation that is non-deductible under Section 162(m).

Grant Date for Equity Compensation Awards

Our annual grant cycle for long-term incentive compensation equity awards occurs simultaneously with salary increases and annual incentive compensation awards. We expect this to occur in the first two and one-half months of each year. This timing allows management and the Committee to make decisions on all three compensation elements at the same time to promote a total compensation review.

Stock Ownership Guidelines

To promote ownership of our common stock by our executives and alignment of management and stockholder interests, we have adopted stock ownership guidelines that prescribe pre-determined stock ownership levels for certain executives, expressed as a multiple of the executive’s base salary. The stock ownership guidelines prescribe the following ownership levels:

•	President and CEO—7 times base salary;

•	Elected officers reporting directly to the President and CEO—3 times base salary; and

•	Other elected, appointed and other officers—1.5 times base salary.

The ownership guidelines may be satisfied in one or more of the following ways:

•	Direct ownership of our common stock;

•	Restricted Stock Rights (“RSRs”) (vested or unvested) granted in the form of restricted stock units and issued as part of a long-term incentive compensation award; or

•	Equivalent shares held in our savings plan (401(k) plan).

56    Huntington Ingalls Industries, Inc.

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As of February 28, 2017, the percentage of stock ownership target attained by each NEO was as follows:

Name	Target	% of Target Attained
C. Michael Petters	7 x salary	2028%
Christopher D. Kastner	3 x salary	608%
Kellye L. Walker	3 x salary	30%
Matthew J. Mulherin	3 x salary	1467%
Brian J. Cuccias	3 x salary	632%
Barbara A. Niland, retired	n/a	n/a

Stock Holding Requirement

To supplement our stock ownership guidelines, we adopted stock holding requirements for our NEOs for grants made in or after 2010. Under the holding requirements, our NEOs must hold at least 50% of the total number of shares of our common stock received as compensation until the earlier of (a) the third anniversary of the date such shares are issued or (b) the date that employment terminates due to death or disability. The holding requirement continues upon termination or retirement for a one-year period after separation from the company and applies to any equity compensation award vesting in that one-year period. Any equity compensation award vesting or stock options exercised after the one-year anniversary of retirement or termination are not subject to the holding requirement.

Executive Compensation Recoupment

The Committee has adopted the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments (“clawback policy”), which requires reimbursement of all or a portion of any performance-based short- or long-term cash or equity incentive compensation payments to an employee at the vice president or higher senior position level, when (i) restatement of financial results is necessitated by noncompliance with any financial reporting requirement under the securities laws and (ii) payment of such amounts was received by the employee during the 12-month period following the first public issuance or filing of the financial results that were subsequently restated. The clawback policy is in addition to any rights to repayment we may have under Section 304 of the Sarbanes Oxley Act and other applicable laws and does not limit other available remedies, including dismissing an employee or initiating other disciplinary actions.

Trading Restrictions and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, officers and employees from buying or selling securities of any company while in possession of material non-public information about that company, subject to certain limited exceptions involving pre-arranged trading plans, and from providing such material non-public information to any person who may trade on the basis of such information. This policy also prohibits officers, directors and certain employees from engaging in speculative transactions in company securities, pledging company securities as collateral for a loan or other transaction or engaging in any hedging transactions involving company securities, including zero cost collar transactions and forward sale contracts. Directors, officers and certain employees may engage in permitted transactions in our securities only during certain specified periods and after receiving authorization from our Office of the General Counsel.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by members of the Compensation Committee:

Paul D. Miller, Chair

Kirkland H. Donald

Thomas B. Fargo

Victoria D. Harker

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The following table summarizes the compensation for our 2016 NEOs over the last three years.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value ($) (5)	All Other Compensation ($) (6)	Total ($)
C. Michael Petters, President and Chief Executive Office	2016	328,847	(7)		3,799,960	2,018,750	1,000,696	57,983	7,206,236
	2015	986,538			3,799,926	2,102,736	1,239,275	30,483	8,158,958
	2014	950,000			3,799,909	1,844,306	6,853,403	50,580	13,498,198
Christopher D. Kastner, Executive Vice President, Business Management and Chief Financial Officer (8)	2016	463,462			1,044,949	565,250	1,065,316	56,323	3,195,300
Kellye L. Walker,	2016	505,096			901,249	612,850		151,352	2,170,547
Executive Vice President and General Counsel (9)	2015	491,231		220,000	1,251,251	721,000	0	166,630	2,850,112
Matthew J. Mulherin, Executive Vice President and President, Newport News Shipbuilding	2016	515,000			1,081,472	540,750	163,722	32,012	2,332,956
	2015	534,808			1,081,462	470,453	-486,616	59,643	1,659,749
	2014	512,115			1,049,955	538,948	2,023,150	59,923	4,184,091

Brian Cuccias, Executive Vice President and President, Ingalls Shipbuilding division	2016	514,906			944,943	630,877	1,511,713	50,322	3,652,761
	2015	442,309			839,934	613,463	826,841	42,907	2,765,454
	2014	376,677			839,945	468,832	589,442	25,541	2,300,436

Barbara A. Niland, Corporate Vice President, Business Management and Chief Financial Officer, retired (10)	2016	132,910			—	103,714	-5,340,861	40,247	-5,063,990
	2015	588,288			1,246,230	793,100	667,432	66,043	3,361,093
	2014	563,327			1,209,940	662,239	4,398,420	64,472	6,898,398

(1)	The amounts in this column represent salary earned during the year and include amounts deferred under the savings and nonqualified deferred compensation plans.

(2)	The amount in this column represents a discretionary sign-on bonus awarded to Ms. Walker when she was hired in 2015.

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(3)	The dollar values shown in this column are equal to the grant date fair values of equity awards made during the year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 19 of the financial statements included in our 2016 Annual Report on Form 10-K.

The grant date values of 2016 RPSRs for each NEO, assuming maximum performance, were:

C. Michael Petters	$7,599,920
Christoper D. Kastner	$2,089,898
Kellye L. Walker	$1,802,498
Matthew J. Mulherin	$2,162,944
Brian J. Cuccias	$1,889,886
Barbara A. Niland	n/a

(4)	The amounts reported in this column are attributable to the AIP awards earned for 2014, 2015 and 2016, but paid in 2015, 2016 and 2017, respectively. See the Grants of Plan-Based Awards table for more information regarding the range of AIP awards that could have been earned for 2016.

(5)	The amounts reported in this column represent the changes in actuarial present values of the accumulated benefits under defined benefit pension plans, determined by comparing the prior completed year-end amount to the covered year-end amount. We do not have any deferred compensation plans that provide for above market or preferential earnings.

(6)	Detailed information on the amounts reported in this column is included in the All Other Compensation table below.

(7)	At the request of Mr. Petters, the Compensation Committee reduced his base salary to $1 effective May 2, 2016.

(8)	Mr. Kastner was elected Executive Vice President, Business Management and Chief Financial Officer effective March 1, 2016. Under SEC rules, we are only required to provide 2016 information for Mr. Kastner, since he first became an NEO in 2016.

(9)	Ms. Walker was elected Executive Vice President and General Counsel effective January 12, 2015, and became an NEO that year.

(10)	Ms. Niland retired from the company effective March 1, 2016.

All Other Compensation

Name		Non- Qualified Plans Company Match ($)	Qualified Plans Company Match ($)	Health and Welfare Contributions ($)	Executive Physical ($)	Financial Planning ($)	Personal Liability ($)	Relocation Expenses ($)	Total All Other Compensation ($)
C. Michael Petters	2016		10,600	14,091	2,000	30,000	1,292		57,983
Christopher D. Kastner	2016	30,954	10,600	13,616		525	629		56,323
Kellye L. Walker	2016	62,207	23,850	13,966		2,165	629	48,535	151,352
Matthew J. Mulherin	2016	792	10,600	14,241		5,750	629		32,012
Brian J. Cuccias	2016	28,060	7,950	13,684			628		50,322
Barbara A. Niland, retired	2016	29,774	8,138	2,221			115		40,247

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2016 Grants of Plan Based Awards

The following table provides additional information about equity and non-equity incentive compensation awards we granted to our NEOs during the year ended December 31, 2016.

2016 Grants of Plan Based Awards

									Grant Date Fair Value of Stock and Option Awards ($) (3)
			Estimated Potential Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. Michael Petters	Annual Incentive Plan		0	1,187,500	2,375,000
	Long-term Incentive (RPSR)	3/1/2016				0	28,612	57,224	3,799,960
Christopher D. Kastner	Annual Incentive Plan		0	332,500	665,000
	Long-term Incentive (RPSR)	3/1/2016				0	7,868	15,736	1,044,949
Kellye L. Walker	Annual Incentive Plan		0	360,500	721,000
	Long-term Incentive (RPSR)	3/1/2016				0	6,786	13,572	901,249
Matthew J. Mulherin	Annual Incentive Plan		0	360,500	721,000
	Long-term Incentive (RPSR)	3/1/2016				0	8,143	16,286	1,081,472
Brian J. Cuccias	Annual Incentive Plan		0	360,500	721,000
	Long-term Incentive (RPSR)	3/1/2016				0	7,115	14,230	944,943
Barbara A. Niland, retired	Annual Incentive Plan		0	396,550	793,100

(1)	Amounts in these columns show the range of payouts that was possible under our Annual Incentive Plan based on performance during 2016, as described in the Compensation Discussion and Analysis. The amounts actually earned for 2016 are included in the Summary Compensation Table.

(2)	These amounts reflect RPSRs granted in 2016 under the 2012 Plan. Each RPSR represents the right to receive a share of our common stock upon vesting of the RPSR. These RPSRs and accrued DEUs are earned based upon ROIC and EBITDAP performance over a three-year performance period commencing January 1, 2016 and ending December 31, 2018, with payout occurring in early 2019, ranging from 0% to 200% of the rights awarded. Accrued DEUs will be paid only to the extent the underlying shares vest based upon achievement of performance targets. Generally, an executive must remain employed through the performance period to earn an award, although vesting will be prorated if employment terminates earlier due to retirement, death or disability.

(3)	The amounts reported in this column represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718.

60    Huntington Ingalls Industries, Inc.

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Outstanding Equity Awards at 2016 Year-End

The following table summarizes the equity compensation awards made to our NEOs that were outstanding as of December 31, 2016.

Outstanding Equity Awards at 2016 Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
C. Michael Petters		3/1/2016					28,990	5,339,668
		2/23/2015					27,407	5,048,095
		2/24/2014					40,179	7,400,570
	202,795	2/16/2010	36.04	2/16/2017
	59,499	2/28/2007	43.48	2/28/2017
Christopher D. Kastner		3/1/2016					7,972	1,468,363
		2/23/2015					6,058	1,115,823
		2/24/2014					8,881	1,635,791
Kellye L. Walker		3/1/2016					6,875	1,266,306
		2/23/2015					6,499	1,197,051
Matthew J. Mulherin		3/1/2016					8,250	1,519,568
		2/23/2015					7,800	1,436,682
		2/24/2014					11,102	2,044,877
Brian J. Cuccias		3/1/2016					7,209	1,327,826
		2/23/2015					6,058	1,115,823
		2/24/2014					8,881	1,635,791
Barbara A. Niland, retired		2/23/2015					8,871	1,633,949
		2/24/2014					12,626	2,325,583

(1)	The numbers in this column assume target performance levels for RPSRs. The RPSR award granted in February 2016, if earned, will vest based on performance for the three-year period ending on December 31, 2018. The RPSR award granted in February 2015, if earned, will vest based on performance for the three-year period ending on December 31, 2017. The RPSR award granted in February 2014 vested based upon performance for the three-year period that ended on December 31, 2016. See “2014-2016 Long-Term Incentive Plan Goals and Results” for actual vesting amounts. The number of shares reflected in the table for the 2016, 2015 and 2014 awards also includes DEUs accrued through December 31, 2016. DEUs vest only to the extent the underlying performance award vests.

(2)	The market values are based on the closing price of our common stock on December 31, 2016, of $184.19.

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Option Exercises and Stock Vested in 2016

The following table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of stock awards during the year ended December 31, 2016.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
C. Michael Petters	262,872	24,884,725	142,684	18,949,862
Christopher D. Kastner	0	0	18,825	2,500,148
Kellye L. Walker	0	0	3,073	396,432
Matthew J. Mulherin	0	0	41,615	5,526,888
Brian J. Cuccias	0	0	10,654	1,414,958
Barbara A. Niland, retired	0	0	47,958	6,369,302

(1)	The values in this column are calculated by subtracting the exercise price of the options from the price of our common stock on the date of exercise and multiplying the result by the number of shares underlying the options. Amounts in the column may not represent amounts that were actually realized.

(2)	The numbers in this column represent RPSRs that were received in 2016 based on the achievement of performance goals for the three-year period from 2013 through 2015. For Ms. Walker, the number in this column represents RSRs granted upon her hiring in 2015 that vested after one year of service.

(3)	The values in this column are calculated by multiplying the number of RPSRs vested by the closing price of our common stock on the NYSE on the date of vesting.

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2016 Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under the qualified defined benefit pension plans and nonqualified defined benefit pension plans that we sponsor.

2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
C. Michael Petters (2)	Special Officer SERP	12.167	10,567,432	—
	HII NNS Inc. Retirement Benefit Restoration Plan	28.500	11,883,103	—
	HII NNS Inc. Retirement Plan	28.500	1,199,334	—
Barbara A. Niland (2)(3)	OSERP	37.167	7,917,627	387,238
	HII Supplemental Plan 2-ERISA 2	12.667	1,710,790	83,571
	ES Executive Pension Plan	37.163	—	—
	HII Retirement Plan “B”	37.163	1,089,332	53,149
Kellye L. Walker (4)	—	—	—	—
Matthew J. Mulherin (2)	OSERP	36.000	1,767,944	—
	HII NNS Inc. Retirement Benefit Restoration Plan	34.500	4,563,664	—
	HII NNS Inc. Retirement Plan	34.500	1,361,464	—
Brian J. Cuccias (2)	HII Retirement Plan “B”	30.750	713,102	—
	Avondale Supp Pension Plan	30.750	1,101,738	—
	HII Litton Restoration Plan	30.750	1,754,348	—
	OSERP	30.750	1,915,064	—
Christopher D. Kastner (2)	OSERP	25.917	508,316	—
	HII Supplemental Plan 2-ERISA 2	25.917	2,841,035	—
	HII Retirement Plan “B”	25.917	1,363,282	—

(1)	While benefits may be spread over different plans, it is our policy that an executive’s total benefit under these plans is essentially limited to 60% of such executive’s final average pay. The pension benefits for Mr. Petters under the Special Officer Supplemental Executive Retirement Plan are based on an alternate formula that includes total HII service.

(2)	The following plans in which these executives participate were consolidated as of December 31, 2014 to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Electronic Systems Executive Pension Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan, and Special Officer Supplemental Executive Retirement Plan.

(3)	Ms. Niland retired on March 1, 2016, and elected the joint and 100% to surviving spouse option for her pension benefits payable under the HII Retirement Plan “B”, HII Supplemental Plan 2-ERISA Supplemental Program 2 and OSERP. Ms. Niland is not eligible to receive a benefit from the HII Electronic Systems Executive Pension Plan, because she did not meet the plan’s vesting requirements at the time of retirement.

(4)	Ms. Walker was hired in January 2015 and was, therefore, not eligible to participate in any historical defined benefit pension plans, which were closed to new participants in 2008. Ms. Walker does, however, participate in company sponsored defined contribution plans.

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The pension values represent the present values of the benefits expected to be paid in the future. They do not represent actual lump sum values that may be paid from a plan. The amount of future payments is based on the current accrued pension benefit as of December 31, 2016. Pursuant to SEC disclosure rules, (i) the actuarial assumptions used to calculate amounts for this table are the same as those used for our financial statements, and (ii) all pension values are determined assuming the NEO works until the specified retirement age, which is the earliest unreduced retirement age (as defined in each plan).

General Explanation of the Pension Benefits Table

Individual employees may be covered by several different pension plans as a result of our history as a division of Northrop Grumman. However, an executive’s total benefit under the pension plans is essentially limited to 60% of his or her final average pay. The accrued tax qualified pension benefit cannot be reduced or taken away under applicable law, so all historical pension plans have been maintained.

Pension plans provide income during retirement, as well as benefits in special circumstances, including death and disability. In general, the plans are structured to reward and retain employees of long service and recognize higher achievement levels through increases in annual pay. The term “qualified plan” generally means a plan that qualifies for favorable tax treatment under Internal Revenue Code (“IRC”) Section 401. Savings plans (also known as 401(k) plans) and traditional pension plans are examples of qualified plans. Qualified plans apply to a broad base of employees. The term “nonqualified plan” generally means a plan that is limited to a specified group of management personnel. Our nonqualified plans supplement our qualified plans and (1) provide benefits that would be provided under our qualified plans if there were no limitations imposed by the IRC and (2) provide a minimum level of pension benefits to our executives in recognition of their higher levels of responsibility.

The amounts in the table are based on the specific provisions of each plan, which are described in more detail below. Two basic types of pension benefits are reflected in the Pension Benefits table: traditional benefits and cash balance benefits. For purposes of computing amounts in the table, traditional benefits are determined based on the annual pension earned as of December 31, 2016, and include any supplemental payments. Cash balance benefits are based upon the account balance as of December 31, 2016, plus a future interest credit, converted to an annuity using the applicable conversion factors.

Ms. Niland participates in the Huntington Ingalls Industries Retirement Plan “B,” the HII Electronic Systems Executive Pension Plan and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. Mr. Kastner participates in the Huntington Ingalls Industries Retirement Plan “B” and the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. Messrs. Petters and Mulherin participate in the HII Newport News Shipbuilding Inc. Retirement Plan and the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. Mr. Cuccias participates in the Huntington Ingalls Industries Retirement Plan “B”, the Avondale Industries, Inc. Restated Supplemental Pension Plan and the HII Litton Industries, Inc. Restoration Plan. Ms. Walker participates in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan (“ORAC”). Each NEO, except Mr. Petters and Ms. Walker, also participates in the Officers Supplemental Executive Retirement Program (“OSERP”). Mr. Petters participates in the Special Officer Supplemental Executive Retirement Plan.

Effective December 31, 2014, the following plans were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Electronic Systems Executive Pension Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefit amounts payable to the participants.

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The change in pension values shown in the Summary Compensation Table includes the effect of:

•	an additional year of service from December 31, 2015 to December 31, 2016;

•	changes in eligible pension pay;

•	changes in applicable pay cap limits; and

•	changes in actuarial assumptions.

Description of Qualified Plans

Huntington Ingalls Industries Retirement Plan “B” and HII Newport News Shipbuilding Inc. Retirement Plan. The general benefit structure of these plans is similar except for the historical benefit formulas, the transition benefit formulas and the timing of the transition period, all of which are described below. The plans are qualified under IRC Section 401 and provide up to three component pieces of benefits depending on when a participant is hired and terminates. The following chart illustrates the component pieces (described in more detail after the chart):

Part B (5-Year Transition Benefit) Benefit based on a formula similar to the one under the historical plan formula during the transition period
Part A Benefit under the historical plan formula before the transition period	+	or (if greater)	+	Part D Benefit under the cash balance formula after the transition period	=	Pension Benefit
Part C (5-Year Transition Benefit) Benefit under the cash balance formula during the transition period

The components are the historical benefit (the Part A benefit), the transition benefit (the greater of the Part B benefit or the Part C benefit) and the cash balance benefit (the Part D benefit). Eligible employees who joined a plan after the transition date associated with their pension plan accrue only the cash balance benefit (Part D) from their first date of participation.

The qualified benefit for each NEO is the sum of these three benefits (Part A + Max (Part B or C) + Part D). The transition period for the Huntington Ingalls Industries Retirement Plan “B” is July 1, 2003 through June 30, 2008, while the transition period for the HII Newport News Shipbuilding Inc. Retirement Plan is January 1, 2004 through December 31, 2008. During the transition period, each eligible participant earned the greater of (i) the benefit calculated under a formula similar to his or her historical plan (Part B) or (ii) the cash balance formula benefit (Part C).

The cash balance formula (Parts C and D benefits) uses a participant’s points (age plus years of service) to determine a pay-based credit amount (a percentage of eligible pay) on a monthly basis. Interest is credited monthly on the amount in the participant’s hypothetical individual account. At normal retirement age, a participant’s balance in the hypothetical account is converted into an annuity payable for life, using specified factors. There are various forms of annuities from which the participant can choose, including a single-life annuity or a joint-and-survivor annuity.

Specific Elements of the Plans. The following paragraphs describe specific elements of the plans in more detail.

•	Formulas Under Historical Plans:

•

HII Electronic Systems Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 2% multiplied by the sum of all years of pensionable compensation (as limited by IRC Section 401(a)(17)) from January 1, 1995, plus a frozen benefit accrued under the prior Westinghouse Pension Plan, if any.

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Participants hired prior to January 1,1995, who elect an annuity form of payment for their Westinghouse frozen benefit are eligible for an annual pre-age 62 supplemental benefit equal to $144 per year of service. This supplemental benefit is paid to those who retire prior to age 62 with payments ceasing at age 62. The HII Electronic Systems Pension Plan was a contributory plan until April 1, 2000. Ms. Niland has historical (Part A) benefits under this formula.

•	HII Newport News Shipbuilding Inc. Retirement Plan—This plan provides a benefit equal to 55% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 35 years divided by 35. Participants with pre-1997 service also have a frozen accrued benefit with the prior NNS parent company, Tenneco. Total benefit service is used for the plan benefit, but the frozen accrued benefit with Tenneco is offset from the total benefit. Final average pay is the average of the final 60 months of base pay multiplied by 12 to determine an annual final average pay. Messrs. Petters and Mulherin have historical (Part A) benefits under this formula.

•	HII Avondale Industries, Inc. Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides different benefits depending on whether the participant was an employee of Avondale Services Corporation (“Services”) or a Shipyard employee (“Shipyard”). The Services benefit is equal to 1.5% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service. The Shipyard benefit is equal to the sum of 25% of final average pay (as limited by IRC Section 401(a)(17)) up to $6,600 and 40% of final average pay (as limited by IRC Section 401(a)(17)) in excess of $6,600 multiplied by the ratio of actual benefit service to projected benefit service at normal retirement age, prorated when projected benefit service is less than 30 years. In both cases, the benefit is offset by the annuitized value of the participant’s HII Avondale Industries, Inc. Savings Plan (“ESOP”) account, unless the participant is eligible and elects to roll over the ESOP account into the plan. The benefit amounts shown for Mr. Cuccias reflect the ESOP offset. Final average pay is the average of the five consecutive highest paid years during the last ten years of employment. Mr. Cuccias has historical (Part A) benefits under both of these formulas. Since he transferred from Shipyard to Services, his benefit is the greater of (1) the sum of his Shipyard and Services benefits based on service earned under each respective formula and (2) his Shipyard benefit as if he never transferred. The Part B benefit for Mr. Cuccias is based on the Services formula.

•	HII Northrop Grumman Pension Plan—This plan is a legacy part of the Huntington Ingalls Industries Retirement Plan “B” and provides a benefit equal to 1.6667% of final average pay (as limited by IRC Section 401(a)(17)) multiplied by benefit service up to a maximum of 30 years. Final average pay is the average of the three highest-paid years during which the participant was an eligible employee of Northrop Grumman after 1996. Mr. Kastner has historical (Part A) benefits under this formula.

•	Cash Balance Formula. Table 1 shows the percentage of pay credit specified at each point level for the Part C benefit for each NEO. Interest is credited monthly based on the 30-year Treasury bond rate in effect four months prior to the crediting month.

•	For the Part D benefit, the cash balance formula for all Named Executive Officers is based upon Table 2.

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Table 1 (Part C Formula)

	Credit Amount
Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	6.0	6.0
25 to 34	6.5	6.0
35 to 44	7.0	6.0
45 to 54	7.5	6.0
55 to 64	8.0	6.0
65 to 74	8.5	6.0
75 to 84	9.0	6.0
Over 84	9.5	6.0

Table 2 (Part D Formula)

	Credit Amount
Points (attained age and total service)	All Eligible Pay (%)	Eligible Pay in Excess of Social Security Wage Base (%)
Under 25	3.5	4.0
25 to 34	4.0	4.0
35 to 44	4.5	4.0
45 to 54	5.0	4.0
55 to 64	5.5	4.0
65 to 74	6.5	4.0
75 to 84	7.5	4.0
Over 84	9.0	4.0

•	Vesting. Participants vest in their program benefits upon completion of three years of service. As of December 31, 2016, each NEO (with the exception of Ms. Walker) has a nonforfeitable right to receive retirement benefits, which are payable upon early (if eligible) or normal retirement, as elected by the NEO.

•	Form of Benefit. The standard form of benefit is an annuity payable for the life of the participant. At normal retirement, the annuity for the cash balance formula is equal to the accumulated account balance divided by 9. Other annuity options may be elected; however, each option is actuarially equivalent in value to the standard form. The HII Electronic Systems Pension Plan also allows a lump-sum form of distribution to be elected on a portion of the historical (Part A) benefit.

•	Pay. Pay for purposes of the cash balance, the HII Electronic Systems Pension Plan formula, the HII Northrop Grumman Pension Plan formula and the services formula of the HII Avondale Industries, Inc. Pension Plan is primarily salary plus the annual cash bonus. Final average pay for the HII Newport News Shipbuilding Inc. Retirement Plan and the Shipyard formula of the HII Avondale Industries, Inc. Pension Plan is determined using base salary only.

•	Normal Retirement. Normal retirement means the benefit is not reduced for early commencement. It is generally specified in each formula as: age 65 for the historical HII Electronic Systems Pension

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Plan, HII Northrop Grumman Pension Plan, HII Newport News Shipbuilding Inc. Retirement Plan and HII Avondale Industries, Inc. Pension Plan formulas and the later of age 65 and three years of vesting service for the cash balance formula.

•	Early Retirement. Early retirement eligibility for the historical HII Newport News Shipbuilding Inc. Retirement Plan, the HII Northrop Grumman Pension Plan, the HII Avondale Industries, Inc. Pension Plan and the cash balance formulas occurs when the participant both attains age 55 and completes ten years of service. Early retirement for the HII Electronic Systems Pension Plan can occur when the participant either attains age 58 and completes 30 years of service or attains age 60 and completes ten years of service. Alternatively, an HII Electronic Systems Pension Plan participant may elect to commence an actuarially reduced vested benefit at any time following termination. Early retirement benefits under both the historical and cash balance formulas may be reduced for commencement prior to normal retirement to reflect the longer period of time over which the benefit will be paid.

All NEOs (with the exception of Ms. Walker) have completed ten or more years of service. Accordingly, each of Messrs. Petters, Mulherin, Kastner and Cuccias will be eligible for early retirement under the Huntington Ingalls Industries Retirement Plan “B” (which includes historical benefits from the HII Electronic Systems Pension Plan, the HII Northrop Grumman Pension Plan and the HII Avondale Industries, Inc. Pension Plan) or the HII Newport News Shipbuilding Inc. Retirement Plan, as applicable, upon attainment of the early retirement age requirement. Early retirement benefits for each NEO cannot commence prior to termination of employment.

Description of Nonqualified Plans

Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the Officers Supplemental Executive Retirement Program (“OSERP”)) for all company pension benefits. Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Ms. Niland began participation under the plan on July 1, 2003, the date the plan was amended to cover HII Electronic Systems Pension Plan participants. Mr. Kastner began participation under the plan when he reached applicable pay grades for inclusion in the plan.

HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the HII Newport News Shipbuilding Inc. Retirement Plan but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan and the IRC Section 415 limit on benefits that may be paid under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan are subject to a general limitation of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP for all pension benefits). Optional forms of payment are the same as those under the HII Newport News Shipbuilding Inc. Retirement Plan. Reductions for early retirement apply in the same manner as under the HII Newport News Shipbuilding Inc. Retirement Plan.

Messrs. Petters and Mulherin began participation under the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan when they reached applicable pay grades for inclusion in the plan.

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HII Electronic Systems Executive Pension Plan. This plan is a nonqualified plan, frozen to new entrants on July 1, 2003. It provides a gross supplemental pension equal to 1.47% of final average pay for each year or portion thereof that the participant was making maximum contributions to the HII Electronic Systems Pension Plan or predecessor plan. Final average pay is the average of the highest five annualized base salaries at December of each year on or after 1995 plus the average of the highest five annual incentive payments since January 1, 1995.

The final HII Electronic Systems Executive Pension Plan benefit is reduced by benefits from the Huntington Ingalls Industries Retirement Plan “B” and Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2. Participants vest in their HII Electronic Systems Executive Pension Plan benefits upon attaining age 58 and completion of 30 years of service, attaining age 60 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from the company. Optional forms of payment are the same as those under the HII Electronic Systems Pension Plan. Ms. Niland is not eligible to receive a benefit from the HII Electronic Systems Executive Pension Plan, because she did not meet the age and service vesting requirements at the time of her retirement.

HII Litton Industries, Inc. Restoration Plan. This plan is a nonqualified plan that provides benefits that would have been paid under the Huntington Ingalls Industries Retirement Plan “B” but for the IRC Section 401(a)(17) limit on the amount of compensation that must be taken into account under a qualified plan. The definition of compensation under this plan also includes compensation under deferred compensation plans. Benefits under this plan are subject to a general limitation for all company pension benefits of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the OSERP). Optional forms of payment are generally the same as those from the qualified plan, plus a 13-month delayed lump sum option on a portion of the benefit. Reductions for early retirement apply in the same manner as under the associated qualified plan.

Mr. Cuccias began participating in the HII Litton Industries, Inc. Restoration Plan on July 1, 2003, when the plan was amended to cover the non-represented participants of HII Avondale Industries, Inc.

Avondale Industries, Inc. Restated Supplemental Pension Plan. This plan is a nonqualified plan that provides a supplemental pension equal to 15% of final average pay multiplied by a fraction of actual benefit service divided by projected years of service to early retirement date, where the fraction shall not exceed one. Final average pay is the average of the five consecutive highest paid years out of the last ten years of employment. The definition of compensation under this plan also includes compensation under deferred compensation plans. Optional forms of payment and reductions for early retirement are generally the same as those from the HII Avondale Industries, Inc. Pension Plan.

Mr. Cuccias began participating in the Avondale Industries, Inc. Restated Supplemental Pension Plan when he was designated a participant by the Avondale Board of Directors.

Officers Supplemental Executive Retirement Program. The Officers Supplemental Executive Retirement Program is a nonqualified plan frozen to new entrants on July 1, 2008. Accordingly, officers hired on or after this date and any promoted officers who do not participate in a qualified defined benefit pension plan are not allowed to participate in the plan. They instead participate in the Huntington Ingalls Industries Officers Retirement Account Contribution Plan, which is a defined contribution plan arrangement.

Ms. Niland, Mr. Cuccias, Mr. Kastner and Mr. Mulherin participate in the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, which provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation in the three highest-paid plan years during the greater of (i) the last ten consecutive years of participation, or (ii) all consecutive years of participation since January 1, 1997)

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where the percentage is determined by the following formula: 2% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years, and 1% for each additional year over 20 and less than 45, less any other HII pension benefits. Under the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program, all years of service with HII are used to determine the final percentage.

The Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit, when combined with all HII pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable, according to the rules of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program). Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefit.

•	Normal Retirement: Age 65.

•	Early Retirement: Age 55 and completion of ten years of service. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Huntington Ingalls Industries Officers Supplemental Executive Retirement Program benefits upon attaining age 55 and completion of ten years of service or attaining age 65 and completion of five years of service. These milestones must be attained prior to termination from HII.

Special Officer Supplemental Executive Retirement Plan. The Special Officer Supplemental Executive Retirement Plan is a nonqualified plan, limited to the Chief Executive Officer of the company as of March 31, 2011. Mr. Petters is eligible to participate in the Special Officer Supplemental Executive Retirement Plan, which provides a pension equal to the greater of the amount accrued under the OSERP formula or the benefit calculated using the Special Officer Supplemental Executive Retirement Plan provisions.

The Special Officer Supplemental Executive Retirement Plan provides a total pension benefit equal to a percentage of final average pay (the average pay without the IRC Section 401(a)(17) limit and including deferred compensation of the three highest-paid plan years after 1996) where the percentage is determined by the following formula: 3.33% for each year of service up to ten years, 1.5% for each subsequent year up to 20 years and 1% for each additional year over 20 less any other HII pension benefits accrued while a participant in the Special Officer Supplemental Executive Retirement Plan. Only service while a participant in the Special Officer Supplemental Executive Retirement Plan is used to determine the final percentage.

The Special Officer Supplemental Executive Retirement Plan benefit, when combined with all pension benefits, cannot exceed the general limit of 60% of final average pay (reduced for early retirement, if applicable), according to the rules of the Special Officer Supplemental Executive Retirement Plan. Optional forms of payment are generally the same as those under the qualified plan, plus a 13-month delayed lump sum option on a portion of the Special Officer Supplemental Executive Retirement Plan benefit.

•	Normal Retirement: Age 65.

•	Early Retirement: The later of the first day of the month following termination or the commencement of the participant’s qualified plan benefit. Benefits are reduced by the lesser of 2.5% for each year between retirement age and age 65, or 2.5% for each point less than 85 at retirement. Points are equal to the sum of age and years of service.

•	Vesting: Participants vest in their Special Officer Supplemental Executive Retirement Plan benefits when they have vested in their qualified plan benefits.

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Huntington Ingalls Industries Omnibus Supplemental Retirement Plan. Effective December 31, 2014, the following plans were consolidated to form the Huntington Ingalls Industries Omnibus Supplemental Retirement Plan: HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, HII Electronic Systems Executive Pension Plan, Avondale Industries, Inc. Restated Supplemental Pension Plan, HII Litton Industries, Inc. Restoration Plan and Special Officer Supplemental Executive Retirement Plan. The consolidation does not affect the benefits amounts payable to the participants.

Section 409A Restrictions on Timing and Optional Forms of Payment. Under IRC Section 409A, employees who participate in company-sponsored nonqualified plans, such as the Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2, the HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan, the HII Electronic Systems Executive Pension Plan, the HII Litton Industries, Inc. Restoration Plan, the Avondale Industries, Inc. Restated Supplemental Pension Plan, the Special Officer Supplemental Executive Retirement Plan and the Officers Supplemental Executive Retirement Plan, are subject to special rules regarding the timing and forms of payment for benefits earned or vested after December 31, 2004 (“post-2004 benefits”). Payment of post-2004 benefits must begin on the first day of the month coincident with or following the later of attainment of age 55 and termination from the company. The optional forms of payment for post-2004 benefits are limited to a single life annuity or a selection of joint and survivor options.

Specific Assumptions Used to Estimate Present Values. The following assumptions were used to estimate the present values in the Pension Benefits table:

•	Assumed Retirement Age: For all plans, pension benefits are assumed to begin at the earliest retirement age that the participant can receive an unreduced benefit payable from the plan. Officers Supplemental Executive Retirement Program and Special Officer Supplemental Executive Retirement Plan benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. For the HII Electronic Systems Pension Plan (Part A and B benefits), the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part B benefits) and the HII Electronic Systems Executive Pension Plan, vested benefits are first unreduced for an NEO at the earlier of age 58 and completion of 30 years of service or age 65. HII Newport News Shipbuilding Inc. Retirement Plan and associated HII Newport News Shipbuilding Inc. Retirement Restoration Plan benefits (Part A and B benefits) are first unreduced at the earlier of age 62 and completion of ten years of service or age 65. For the HII Avondale Industries, Inc. Pension Plan (Part A and B benefits), the associated HII Litton Industries, Inc. Restoration Plan (Part A and B benefits) and the Avondale Industries, Inc. Restated Supplemental Pension Plan, benefits are first unreduced for an NEO at age 65. For the HII Northrop Grumman Pension Plan (Part A and B benefits) and the associated Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 (Part A and B benefits), vested benefits are first unreduced once an NEO reaches age 55 and accumulates 85 points or reaches age 65. Given each NEO’s period of service, cash balance benefits (Part C and D benefits) will be converted to an annuity on an unreduced basis starting at age 55.

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Executive Compensation

When portions of an NEO’s benefit under the “Part A + Max (Part B or Part C) + Part D” structure have different unreduced retirement ages, the later unreduced age is used for the entire benefit.

•	Discount Rate: The applicable discount rates are as follows:

Plan Name	12/31/2016 (%)	12/31/2015 (%)
Huntington Ingalls Industries Supplemental Plan 2	4.53	4.79
HII Newport News Shipbuilding Inc. Retirement Plan	4.40	4.68
HII Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan	4.52	4.75
Huntington Ingalls Industries Retirement Plan “B”	4.52	4.77
HII Electronic Systems Executive Pension Plan	4.52	4.75
Avondale Industries, Inc. Restated Supplemental Pension Plan	4.52	4.75
HII Litton Industries, Inc. Restoration Plan	4.52	4.75
Officers Supplemental Executive Retirement Program	4.54	4.77
Special Officer Supplemental Executive Retirement Plan	4.52	4.75

•	Mortality Table: A variation of the RP-2014 and MP-2014 mortality tables, adjusted to reflect the company’s experience and expectations.

•	Present Values: Present values are calculated using the Assumed Retirement Age, Discount Rate and Mortality Table described above; they assume no pre-retirement mortality, disability or termination and that the NEO remains employed until his earliest unreduced retirement age.

•	Future Investment Crediting Rate Assumption: Cash balance amounts are projected to the Assumed Retirement Age based on the future investment crediting rate assumptions of 3.23% as of December 31, 2015, and 2.97% as of December 31, 2016. These rates are used in conjunction with the discount rate to estimate the present value amounts for cash balance benefits.

Information on Executives Eligible to Retire. Messrs. Cuccias, Mulherin and Petters are eligible to retire early and begin pension benefits immediately under all plans in which they participate. Their total annual immediate benefit, assuming they had terminated on December 31, 2016, is $395,918 for Mr. Cuccias, $546,668 for Mr. Mulherin and $1,647,404 for Mr. Petters.

Ms. Niland retired on March 1, 2016, and will receive pension benefits from the Huntington Ingalls Industries Retirement Plan “B,” Huntington Ingalls Industries Supplemental Plan 2—ERISA Supplemental Program 2 and OSERP. Her total annual benefit payable under the joint and 100% to surviving spouse option is $628,750.

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Executive Compensation

2016 Nonqualified Deferred Compensation Table

The following table summarizes our NEOs’ compensation under our nonqualified deferred compensation plans.

2016 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
C. Michael Petters	Deferred Compensation	—	—	179,386	—	3,323,915
	Savings Excess	—	—	—	—	—
Christopher D. Kastner	Deferred Compensation	—	—	—	—	—
	Savings Excess	77,385	30,954	25,849	—	333,306
Kellye L. Walker	Savings Excess	20,798	13,519	2,482	—	45,309
	ORAC	49,678	48,689	17,423	—	134,506
Matthew J. Mulherin	Deferred Compensation	—	—	100,013	—	2,063,979
	Savings Excess	1,585	792	19,146	—	418,909
Brian J. Cuccias	Deferred Compensation	—	—	—	—	—
	Savings Excess	43,168	28,060	37,834	—	378,095
	ORAC	—	—	—	—	—
Barbara A. Niland, retired	Deferred Compensation	—	—	—	—	—
	Savings Excess	170,700	29,774	37,618	411,031	1,562,507

(1)	Executive contributions in this column also are included in the salary and non-equity incentive plan columns of the 2016 Summary Compensation Table.

(2)	Company contributions in this column are included under the All Other Compensation column in the 2016 Summary Compensation Table and the 2016 All Other Compensation table.

(3)	Aggregate earnings in the last fiscal year are not included in the 2016 Summary Compensation Table because they are not above market or preferential.

(4)	The only amounts reflected in this column that previously were reported as compensation to the NEO in the Summary Compensation Table are executive and company contributions for the respective fiscal year-end and only if the NEO was reported as an NEO for each respective year. Aggregate earnings in this column were not reported previously in the Summary Compensation Table.

•	Ms. Walker’s aggregate SEP account balance consists of $22,302 in employee contributions.

•	Mr. Mulherin’s aggregate SEP account balance consists of $287,043 in employee contributions.

•	Mr. Cuccias’ aggregate SEP account balance consists of $244,254 in employee contributions.

•	Ms. Niland’s aggregate SEP account balance consists of $1,331,572 in employee contributions.

•	Mr. Kastner’s aggregate SEP account balance consists of $226,609 in employee contributions.

The material terms of the deferred compensation plans in which our NEOs participate are summarized below:

•	The “Deferred Compensation Plan” was the Northrop Grumman Deferred Compensation Plan, which was closed to future contributions at the end of 2010. Prior to 2011, eligible executives were allowed to defer a portion of their salary and bonus. No company contributions were made to the plan.

•	The “Savings Excess Plan” is described below. No above market earnings are provided under the plan.

•

The Savings Excess Plan allows eligible participants to defer between 1% and 75% of salary and annual incentive payments above the limits mandated by the IRS. The company provides a matching contribution of up to 4%, based on a participant contribution rate of 8%. Participants

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Executive Compensation

are immediately 100% vested in their accounts and are allowed to make elections regarding how their account balances will be deemed invested for purposes of crediting earnings to the account by selecting investments from a limited list of investment options selected by the administrator.

•	Based upon an advance election, payment is made in a lump sum or installments over a period of up to 15 years. Neither in-service distributions nor hardship withdrawals are allowed under this plan.

•	The “ORAC” covers those elected and appointed officers hired on or after July 1, 2008, who are not eligible for defined benefit retirement plans. Enrollment is automatic, and the company contributes an amount equal to 4% of the officer’s eligible compensation.

All deferred compensation that was not earned and vested before January 1, 2005, is subject to the requirements of IRC Section 409A. Those requirements largely restrict an executive’s ability to control the form and timing of distributions from nonqualified plans such as those listed in this table.

Potential Payments Upon Termination or Change in Control

The tables below provide estimated payments and benefits that we would have provided each NEO if his or her employment had terminated on December 31, 2016, for specified reasons. This information is based upon the assumption that employment terminates on December 31, 2016, and uses the closing price of our common stock of $184.19 on the NYSE as of December 30, 2016. These payments and benefits are provided under the following plans:

•	The Severance Plan for Elected and Appointed Officers

•	The 2011 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The 2012 Long-Term Incentive Stock Plan and terms and conditions of equity awards

•	The Special Officer Retiree Medical Plan

We summarize below these plans before providing the estimated payment and benefit amounts in the tables. Due to the many factors that affect the nature and amount of any benefits provided upon the termination events discussed below, any actual amounts paid or distributed to our NEOs may be different. Factors that may affect these amounts include timing during the year of the occurrence of the event, our stock price and the NEO’s age.

The amounts described in the tables below are in addition to each NEO’s benefits described in the Pension Benefits and Nonqualified Deferred Compensation tables, as well as benefits generally available to our employees such as distributions under our 401(k) plan, disability and life insurance benefits and accrued vacation.

Severance Plan

Upon a “qualifying termination” (defined below), we have discretion to provide severance benefits to our NEOs under The Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries (“Severance Plan”). Provided the NEO signed a release, such executive would have received:

•	a lump sum severance benefit equal to 1.5 times base salary and target bonus;

•	continued medical and dental premium payments for 18 months following the date of termination;

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•	financial planning expense reimbursement for fees incurred in the year in which the date of termination occurs (limited to $15,000) and any fees incurred in the year following the year in which the date of termination occurs (limited to $15,000); and

•	outplacement services reimbursement for fees incurred within one year after the date of termination (limited to 15% of base salary as of the date of termination).

A “qualifying termination” means one of the following:

•	an involuntary termination of employment of the NEO, other than termination for cause or mandatory retirement; or

•	an NEO’s election to terminate employment with us in lieu of accepting a downgrade to a non-officer position or status.

Terms of Equity Awards Under the 2011 Plan and 2012 Plan

The terms of equity awards to our NEOs under the 2011 Plan and 2012 Plan provide for prorated or accelerated vesting if an NEO terminates for certain reasons. For stock options and RPSRs, accelerated vesting of a portion of each award occurs upon a termination due to death, disability or retirement (after age 55 with ten years of service or mandatory retirement at age 65). An extended exercise period is also provided for options under these circumstances. For RSRs, accelerated vesting occurs upon a termination due to death or disability.

For purposes of estimating the payments due under RPSRs below, our performance is assumed to be at target levels through the close of each three-year performance period, and we include accrued DEUs for awards granted in 2012 and later.

The terms of equity awards to our NEOs under the 2011 Plan and 2012 Plan also provide for accelerated vesting of stock options, RPSRs and RSRs in the event that the NEO is terminated in a qualifying termination related to a change in control (see “Change-in-Control Benefits” below).

Payouts of RPSRs for retirements and terminations is made during the normal process for payouts, which occurs during the first quarter following the end of the performance period.

Special Officer Retiree Medical Plan

The Special Officer Retiree Medical Plan (“SORMP”) was closed to new participants in 2007. Mr. Petters is the only NEO eligible for SORMP benefits.

NEOs who are vested participants in the SORMP are entitled to retiree medical benefits pursuant to the terms of the SORMP. The coverage is essentially a continuation of the NEO’s executive medical benefits plus retiree life insurance. A participant becomes vested if he or she has either five years of vesting service as an elected officer or 30 years of total service with the company and its affiliates. A vested participant can commence SORMP benefits at retirement before age 65 if he has attained age 55 and ten years of service. The estimated cost of the SORMP benefit reflected in the tables below is the present value of the estimated cost to provide future benefits using actuarial calculations and assumptions.

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Executive Compensation

Potential Payments upon Termination of Employment

The following tables show the values of payments and other benefits due to our NEOs under the Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries and the 2011 Plan and 2012 Plan, assuming a termination of employment as of December 31, 2016.

Change-in-Control Followed by Termination Payments Summary

	Petters	Kastner	Walker	Mulherin	Cuccias	Niland
Severance	$1,781,252	$1,211,250	$1,313,250	$1,313,250	$1,313,250	—
Bonus (Actual Earned in 2016) [1]	$2,018,750	$565,250	$612,850	$540,750	$630,877	—
Unvested RS/RSU Value	$0	$0	$0	$0	$0	—
Unvested Stock Option Value	$0	$0	$0	$0	$0	—
Unvested Performance-Based RS/RSU Value [2]	$23,413,254	$5,463,386	$2,463,659	$6,555,449	$5,322,855	—
Health and Welfare Benefits	$27,627	$36,581	$36,581	$27,627	$35,051	—
Retiree Medical (SORMP) [3]	$486,740	$0	$0	$0	$0	—
Financial Planning and Outplacement	$172,500	$101,250	$107,250	$107,250	$107,250	—
Total Payments Before Excise Tax Response	$27,900,122	$7,377,716	$4,533,590	$8,544,326	$7,409,283	—
Forfeiture Due to Alternative Cap (If Applicable)	$0	$0	$0	$0	$0	—
Total Payments After Excise Tax Response	$27,900,122	$7,377,716	$4,533,590	$8,544,326	$7,409,283	—

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2016 exceeded target and are shown in the table above.
2	2014-2016 RPSR cycle paid based on actual performance through 12/31/2016. All unvested cycles fully accelerate at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

Involuntary Termination Not For Cause or Good Reason Termination by Executive

	Petters	Kastner	Walker	Mulherin	Cuccias	Niland
Severance	$1,781,252	$1,211,250	$1,313,250	$1,313,250	$1,313,250	—
Bonus (Actual Earned in 2016) [1]	$2,018,750	$565,250	$612,850	$540,750	$630,877	—
Unvested RS/RSU Value	$0	$0	$0	$0	$0	—
Unvested Stock Option Value	$0	$0	$0	$0	$0	—
Unvested Performance-Based RS/RSU Value [2]	$18,170,662	$2,879,148	$0	$5,063,403	$4,065,668	—
Health and Welfare Benefits	$27,627	$36,581	$36,581	$27,627	$35,051	—
Retiree Medical (SORMP) [3]	$486,740	$0	$0	$0	$0	—
Financial Planning and Outplacement	$172,500	$101,250	$107,250	$107,250	$107,250	—
Total Payments	$22,657,530	$4,793,479	$2,069,931	$7,052,280	$6,152,096	—

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2016 exceeded target and are shown in the table above.
2	2014-2016 RPSR cycle paid based on actual performance through 12/31/2016. Messrs. Petters, Mulherin, and Cuccias are retirement eligible; unvested cycles are pro-rated at target. Ms. Walker and Mr. Kastner are not retirement eligible and therefore would forfeit the 2015-2017 and 2016-2018 cycles.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

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Termination Due to Death or Disability

	Petters	Kastner	Walker	Mulherin	Cuccias	Niland
Bonus (Actual Earned in 2016) [1]	$2,018,750	$565,250	$612,850	$540,750	$630,877	—
Unvested RS/RSU Value	$0	$0	$0	$0	$0	—
Unvested Stock Option Value	$0	$0	$0	$0	$0	—
Unvested Performance-Based RS/RSU Value [2]	$18,170,662	$4,112,512	$1,187,032	$5,063,403	$4,065,668	—
Retiree Medical (SORMP) [3]	$486,740	$0	$0	$0	$0	—
Total Payments	$20,676,152	$4,677,762	$1,799,882	$5,604,153	$4,696,545	—

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2016 exceeded target and are shown in the table above.
2	2014-2016 RPSR cycle paid based on actual performance through 12/31/2016; unvested cycles are prorated at target.
3	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program. Amount shown is applicable only to the termination due to disability scenario.

Retirement

	Petters	Kastner	Walker	Mulherin	Cuccias	Niland
Bonus (Actual Earned in 2016) [1]	$2,018,750	$565,250	$612,850	$540,750	$630,877	$103,714
Unvested RS/RSU Value [2]	$0	$0	$0	$0	$0	$0
Unvested Stock Option Value	$0	$0	$0	$0	$0	$0
Unvested Performance-Based RS/RSU Value [3]	$18,170,662	$2,879,148	$0	$5,063,403	$4,065,668	$3,591,673
Retiree Medical (SORMP) [4]	$486,740	$0	$0	$0	$0	$0
Total Payments	$20,676,152	$3,444,398	$612,850	$5,604,153	$4,696,545	$3,695,387

1	Pro-rata bonus paid upon termination is based on target. Actual bonuses paid for performance during 2016 exceeded target and are shown in the table above. Ms. Niland’s bonus is pro-rated based on a 3/1/2016 retirement date.
2	All unvested restricted stock/unit grants are forfeited upon retirement.
3	2014-2016 RPSR cycle paid based on actual performance through 12/31/2016. Mr. Petters, Ms. Niland, Mr. Mulherin, and Mr. Cuccias are retirement eligible; unvested cycles are pro-rated at target. Ms. Niland’s awards are pro-rated based on a 3/1/2016 retirement date. Ms. Walker and Mr. Kastner are not retirement eligible and therefore would forfeit the 2015-2017 and 2016-2018 cycles.
4	Represents present value of the vested SORMP. Mr. Petters is the only participant in this program.

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Audit Committee Matters

AUDIT COMMITTEE REPORT

As described more fully in its charter, among the purposes for which the Audit Committee was organized are to assist the Board in its general oversight of (a) the integrity of the company’s financial statements and the company’s accounting and financial reporting processes and financial statement audits and (b) the company’s system of internal controls over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management, the internal audit department and the independent auditors on the basis of information it receives, discussions with management, the Vice President of Internal Audit and the independent auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, with management, the Vice President of Internal Audit and the company’s independent auditors. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee met privately with the independent auditors and discussed issues deemed significant by the independent auditors, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1,AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent auditors their independence from HII and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the independent auditors’ independence.

In reliance on the reviews and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Submitted by the members of the Audit Committee:

Stephen R. Wilson, Chair

Augustus L. Collins

Thomas C. Schievelbein

John K. Welch

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Audit Committee Matters

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for professional services in 2016 and 2015 by Deloitte & Touche LLP, our independent auditors:

($ in thousands)	2016	2015
Fees Billed:
Audit Fees	7,198	7,207
Audit-Related Fees	1,048	922
Tax Fees	5	15
All Other Fees	23	23
Total	8,274	8,167

Audit fees for 2016 and 2015 related to services provided in connection with audits of our annual consolidated financial statements, including audits of internal control over financial reporting, interim reviews of our quarterly consolidated financial statements included in Forms 10-Q, statutory audits of our captive insurance subsidiary, and other documents we filed with the SEC.

Audit-related fees for 2016 and 2015 related to services provided in connection with audits of our employee benefit plans, of which $370,000 and $355,000, respectively, were paid by the plans.

Tax fees for 2016 were related to services provided in support of a state tax audit and assistance with benefit plan tax forms. Tax fees were incurred in 2015 for services related to our application for a change in accounting method.

All other fees for 2016 and 2015 included non-audit-related fees for human resources and technical accounting on-line research tools.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

All 2016 services provided by Deloitte & Touche were approved by the Audit Committee. The Audit Committee also reviewed these services to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee has a pre-approval policy and procedures related to the provision of services by our independent auditor. Under the policy and procedures, the Audit Committee pre-approves both the type of services to be provided by our independent auditor and the estimated fees related to those services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

The Audit Committee must approve any fees for audit and non-audit services that exceed by certain amounts the estimates of fees for such services initially approved. The Audit Committee is advised quarterly in any event on the services performed by and fees paid to the independent auditor year-to-date for the fiscal year.

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Stock Ownership Information

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

The following table provides information with respect to the beneficial ownership of our common stock as of February 28, 2017, by:

•	each of our directors;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Except as otherwise provided in the footnotes below, each person identified in the following table has sole voting and investment power with respect to the securities owned by such person. None of our directors or executive officers have pledged any of our common stock.

As of February 28, 2017, 46,091,789 shares of our common stock were outstanding.

	Shares Beneficially Owned		Share Equivalents (1)	Restricted Stock Units (2)	Total	Percent of Class (%)
Non-Employee Directors
Augustus L. Collins	0		—	132	132	*
Kirkland H. Donald	0		—	132	132	*
Thomas B. Fargo	1,420	(3)	—	15,823	17,243	*
Victoria D. Harker	—		—	5,301	5,301	*
Anastasia D. Kelly	132		—	14,871	15,003	*
Paul D. Miller	132		—	14,871	15,003	*
Thomas C. Schievelbein	481		—	15,003	15,484	*
John K. Welch	1,000		—	1,475	2,475	*
Stephen R. Wilson	—		—	830	830	*
Named Executive Officers
C. Michael Petters	617,104	(4)	186	—	617,290	1.34
Christopher D. Kastner	39,581		86	—	39,667	*
Kellye L. Walker	2,093		234	—	2,327	*
Matthew J. Mulherin	103,613		124	—	103,737	*
Brian J. Cuccias	44,682		73	—	44,755	*
Barbara A. Niland (5)	47,973		—	—	47,973	*
Directors and Executive Officers as a Group (21 persons)	951,720		3,028	68,438	1,023,185	2.22

*	Less than 1%.

(1)	Represents share equivalents with pass-through voting rights in the Huntington Ingalls Industries Savings Plan and/or the Huntington Ingalls Industries Savings Excess Plan.

(2)	Represents vested restricted stock units, which will generally become payable within 30 days following the date a non-employee director ceases to serve on the Board of Directors. A restricted

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Stock Ownership Information

stock unit is payable in either a share of common stock or, at the discretion of the Board of Directors, cash of equivalent value at the time of vesting (or a combination of cash and shares).

(3)	Includes 978 shares held in a trust, of which Adm. Fargo is a co-beneficiary. Adm. Fargo shares voting and dispositive power over such shares.

(4)	Includes 110,000 shares owned by a charitable family foundation. Mr. Petters has dispositive and voting powers over such shares.

(5)	Reflects beneficial ownership as of March 1, 2016, the date of Ms. Niland’s retirement from the company.

For a description of our stock ownership guidelines and stock holding requirements, see page 56 of this proxy statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, as of February 28, 2017, the following entities beneficially owned more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (%)
BlackRock, Inc.	4,281,216	9.2	(a)
55 East 52nd Street, New York, NY 10055
The Vanguard Group	4,283,046	9.23	(b)
100 Vanguard Blvd., Malvern, PA 19355
State Street Corporation	2,863,902	6.18	(c)
One Lincoln Street, Boston, MA 02111
FMR LLC	2,704,271	5.83	(d)
245 Summer Street, Boston, MA 02210

(a)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 24, 2017. According to BlackRock, as of December 31, 2016, BlackRock had sole voting power over 3,988,610 shares of common stock and sole dispositive power over 4,281,216 shares of common stock.

(b)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2017. According to Vanguard, as of December 31, 2016, Vanguard had sole voting power over 39,670 shares of common stock, shared voting power over 8,500 shares of common stock, sole dispositive power over 4,237,076 shares of common stock and shared dispositive power over 45,970 shares of common stock.

(c)	This information is derived from information regarding our common stock in a Schedule 13G filed with the SEC by State Street Corporation (“State Street”) on February 7, 2017. According to State Street, as of December 31, 2015, State Street had shared voting power over 2,718,976 shares of common stock and shared dispositive power over 2,863,902 shares of common stock.

(d)	This information is derived from information regarding our common stock in a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 14, 2017. According to FMR, as of December 31, 2016, FMR had sole voting power over 10,604 shares of common stock and sole dispositive power over 2,704,271 shares of common stock.

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Item 1—Proposal to Elect Eight Directors

As explained above under Governance of the Company—Board Structure, we have amended our certificate of incorporation to phase out our classified Board of Directors. Directors elected at and after the 2016 annual meeting of stockholders have been and will be elected for one-year terms. Directors elected prior to the 2016 annual meeting, and any directors who might be elected to replace such directors, will continue to serve for the respective three-year terms for which they were elected. Eight of our ten directors are up for election by our stockholders at this annual meeting, to serve for one-year terms. Phase-out of the Board classification will be completed next year, and all of our directors will be voted upon at our 2018 annual meeting to serve one-year terms.

NOMINEES FOR DIRECTOR

The Board of Directors is nominating the eight individuals named below for election as directors at the annual meeting for one-year terms ending at our annual meeting in 2018 and until their successors are elected. Each of the nominees for director is currently serving on the Board with a term that expires at the 2017 annual meeting. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

•	Augustus L. Collins

•	Kirkland H. Donald

•	Thomas B. Fargo

•	Victoria D. Harker

•	Anastasia D. Kelly

•	Thomas C. Schievelbein

•	John K. Welch

•	Stephen R. Wilson

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “The Board of Directors” beginning on page 28.

The Board recommends a vote FOR each of the three director nominees.

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Item 2—Proposal to Approve Executive Compensation on an Advisory Basis

Stockholders have the opportunity to approve, on an advisory (non-binding) basis, the compensation of our NEOs. This vote is often referred to as “say-on-pay.” You are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as disclosed in the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis” beginning on page 39, our compensation programs are designed to:

•	be customer-focused, rewarding achievement of safety, quality, cost and schedule performance, and stockholder friendly, rewarding consistent achievement of strong financial results and increasing stockholder value;

•	influence outcomes and provide a balance between short- and long-term performances;

•	incorporate clear and measurable financial results and accountabilities, with an emphasis on equity-based compensation, be formulaic in nature with appropriate levels of discretion and be market competitive;

•	be disclosed and explained in a transparent and understandable manner, enabling the assessment of performance by our Compensation Committee and by our stockholders through the CD&A;

•	produce significant individual rewards for achievement of business goals relating to both annual operating performance and increased stockholder value and reduce compensation for failure to achieve business goals;

•	promote alignment of management and stockholder interests by establishing and monitoring stock ownership requirements;

•	mitigate excessive risk by emphasizing a long-term focus on compensation and financial performance; and

•	be applied consistently for all incentive plan participants to ensure proper alignment, accountability and line-of-sight regarding commitments and priorities.

We believe our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards) and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. We encourage stockholders to read the compensation discussion and analysis, the accompanying compensation tables and the related narrative disclosures contained in this proxy statement.

The Board values the opportunity to receive input from our stockholders. Although this vote is non-binding, the Compensation Committee will consider the results of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will communicate directly with our stockholders to better understand the concerns that influenced the vote.

The Board recommends a vote FOR the approval of executive compensation of our NEOs.

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Item 3—Proposal to Ratify the Appointment of Independent Auditors

Deloitte & Touche LLP audited our consolidated financial statements for the year ended December 31, 2016.

The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm to audit the consolidated financial statements of HII and its subsidiaries for the year ending December 31, 2017, and the effectiveness of our internal control over financial reporting as of December 31, 2017. The Board has ratified this appointment.

Although ratification of our selection of Deloitte & Touche is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of good corporate governance. The Board values the opportunity to receive input from our stockholders. If the selection of Deloitte & Touche is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Representatives of Deloitte & Touche will attend the annual meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate.

The Board recommends a vote FOR the ratification of the appointment of the independent auditors.

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Item 4—Proposal to Approve the Performance-Based Compensation Policy to Preserve the Tax Deductibility of Performance-Based Payments

The Board is asking you to approve our Performance-Based Compensation Policy (the “policy”). We are seeking stockholder approval of the policy so that certain payments to certain of our officers will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“IRC”) and will therefore be fully deductible by us as a business expense in the year of payment. As provided under IRC Section 162(m), the policy will apply only to those officers who are our CEO and our next three most highly compensated executive officers (other than our CFO) during a year when these payments are made. The policy would limit the amount of designated annual performance-based cash incentive payments and performance-based stock compensation awards we may make to these individuals. The full text of the policy is attached to this proxy statement as Annex A.

Important facts about this proposal:

•	This proposal does not increase the number of shares of common stock that can be issued under our 2012 Long-Term Incentive Stock Plan; and

•	This proposal does not result in any additional cost to the company.

Preserving the Tax Deductibility of Certain Awards.

IRC Section 162(m) limits the deductibility of compensation of “covered employees” to $1 million per year unless the compensation qualifies as “performance-based.” Our CEO and our next three most highly compensated executive officers (other than our CFO) are “covered employees.” For purposes of the policy, annual cash incentive payments are deductible performance-based compensation if these four conditions are satisfied:

•	The compensation is payable on the attainment of one or more pre-established, objective performance criteria;

•	The performance criteria and the formula for setting the maximum compensation payable are fixed or are set by a committee comprised solely of two or more outside directors, like our Compensation Committee;

•	The material terms of the compensation, the performance criteria and the formula for calculation of the compensation are disclosed to and approved by stockholders before payment; and

•	The Compensation Committee certifies that the performance criteria have been satisfied before payment is made.

We are requesting stockholder approval in order to satisfy the third requirement listed above. Your vote for approval of the policy will allow payments under the designated awards to be tax deductible by us as performance-based compensation under IRC Section 162(m).

Overview of the Performance-Based Compensation Policy

Policy Objective. The policy is intended to limit payments of designated annual cash incentives and performance-based stock compensation to officers covered by the policy to amounts that would be considered “performance-based compensation” within the meaning of IRC Section 162(m). The policy is binding on us with respect to amounts intended to be performance-based compensation.

Eligibility. The officers subject to the limitations under the policy are our chief executive officer and three other most highly compensated executive officers other than our chief financial officer in the year when payment is made.

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Item 4—Proposal to Approve the Performance-Based Compensation Policy to Preserve the Tax Deductibility of Performance-Based Payments

Administration. The Compensation Committee will administer the policy. Members of the Compensation Committee must qualify as “outside directors” under IRC Section 162(m). Subject to the terms of the policy, the Compensation Committee has sole discretion to designate the incentive awards that are subject to the policy and to interpret the policy.

Annual Cash Incentive Payment Limitations

Appropriated Incentive Compensation. Designated annual cash payments to officers subject to the policy will be limited to set percentages of our “Economic Earnings,” defined as income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items, less pension income (or plus pension expense), plus amortization and impairment of goodwill and other purchased intangibles, plus restructuring or similar charges to the extent they are separately disclosed in our annual report.

The maximum aggregate amount that can be paid to officers subject to the policy as annual cash incentive payments under the policy will be computed by first calculating 2.5% of Economic Earnings for a year. This amount constitutes the “Tentative Appropriated Incentive Compensation.”

Allocation of Tentative Appropriated Incentive Compensation. The maximum potential percentage of Tentative Appropriated Incentive Compensation payable to any officer subject to the policy as incentive compensation for any single performance year will not exceed 40% for the CEO and 20% for each of the other three most highly compensated executive officers.

Adjustment to Tentative Appropriated Incentive Compensation. After allocation of the Tentative Appropriated Incentive Compensation among the officers subject to the policy, the Tentative Appropriated Incentive Compensation amount allocated to any officer may then be reduced by the Compensation Committee to reflect its evaluation of our overall economic performance for the year. The Compensation Committee currently intends to apply standards and criteria that are used under our Annual Incentive Plan to determine the amounts payable to the officers subject to the policy. The reduced amount constitutes the “Appropriated Incentive Compensation” and is the amount payable to the officer.

Performance-Based Stock Awards

Awards Subject to the Policy. A portion of the policy would apply under our stock compensation plans, including the 2012 Long-Term Incentive Stock Plan, which incorporates the policy. To the extent authorized under these plans, the Committee may grant awards that are intended to qualify as performance-based compensation under, and be exempt from the deductibility limitations of, IRC Section 162(m) (“Performance-Based Awards”). By designating an award under those plans as subject to the policy, the award becomes a Performance-Based Award. In addition to Performance-Based Awards, options and stock appreciation rights may also qualify as performance-based compensation for Section 162(m) purposes. Performance-Based Awards may be in the form of restricted performance stock, restricted performance stock rights or other performance-based stock rights.

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Item 4—Proposal to Approve the Performance-Based Compensation Policy to Preserve the Tax Deductibility of Performance-Based Payments

Performance Criteria That May Be Used. The vesting or payment of Performance-Based Awards will depend on the performance of our company relative to pre-established goals on a consolidated, segment, sector, subsidiary, division, or plant basis with reference to any of the following:

Performance Criteria

•  revenue

•  net earnings (on a total or continuing basis) and either before or after interest, taxes, depreciation, amortization and/or net pension income or expense

•  earnings per share (on a total or continuing basis) and either before or after interest, taxes, depreciation, and/or amortization

•  cash flow or free cash flow (either as dollars or as a percentage of net earnings)

•  return on equity, investment, or assets (including on a net basis)

•  cash flow return on equity, investment, assets or net assets

•  stock price or stock price appreciation

•  total stockholder return

•  EVA—defined as operating profit after tax (which means net earnings after tax but before tax-adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and our weighted average cost of capital)

•  overhead or expense containment or reduction

•  working capital level or working capital turnover

•  asset levels or asset turnover

•  new business awards or backlog

•  cost containment or reduction

•  enterprise value

•  operating margin (dollars or rate)

•  Pension Adjusted Operating Margin—defined as operating margin adjusted for the difference in pension cost between FAS (Financial Accounting Standards) and allowable and reimbursable pension costs under CAS (Cost Accounting Standards)

•  debt covenants (including compliance with debt covenants)

•  credit ratings

These financial metrics can be measured on an as reported or pension adjusted basis, on an annual or cumulatively over a defined period of time basis, and on an absolute, relative or growth basis.

Establishing Performance Criteria. The Compensation Committee will establish the criterion or criteria and target(s) on which performance will be measured. The Compensation Committee must establish criteria and targets in advance of applicable deadlines under the IRC and while the attainment of the performance targets remains substantially uncertain. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Eligible Participants. Performance-Based Awards may be granted to any employees of our company or our subsidiaries. IRC Section 162(m) may apply in a future year when payment of an award is made. As a result, the participants for Performance-Based Awards are not limited to the individuals who are currently our CEO and our next three most highly compensated executive officers (other than our CFO). To the extent permitted under the IRC, performance goals may be adjusted to mitigate the

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Item 4—Proposal to Approve the Performance-Based Compensation Policy to Preserve the Tax Deductibility of Performance-Based Payments

impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the goals were set.

Performance-Based Awards (other than stock options or stock appreciation rights, and without giving effect to any related dividend equivalents) that are granted to any participant during any three consecutive years may not relate to or provide for payment of more than 500,000 shares of our common stock.

Administration of Policy by Our Compensation Committee

Payment of Awards. Before payment of any Performance-Based Awards to an officer subject to the policy, the Compensation Committee must certify that the performance criteria have been satisfied by setting the Appropriated Incentive Compensation or certify that the performance target or targets have been satisfied for Performance-Based Awards. The Compensation Committee may impose such conditions, including forfeitures and restrictions, as the Compensation Committee believes will best serve the company’s interests and the purposes of the policy. The Compensation Committee retains complete discretion to adjust Performance-Based Award amounts downward based on such factors as it deems relevant.

Amendment or Termination. The Board may terminate the policy at any time. The Compensation Committee may discontinue designating further awards under the policy at any time. Stockholders must approve any amendment to the policy if stockholder approval is required to preserve the exemption of awards granted to officers subject to the policy as “performance-based compensation” under IRC Section 162(m).

Your Board recommends a vote FOR the approval of the Performance-Based Compensation Policy.

88    Huntington Ingalls Industries, Inc.

Item 5—Stockholder Proposal to Amend Our Proxy Access Bylaw

John R. Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has informed us that he intends to present the following proposal at the annual meeting and that he owns more than $2,000 of our common stock.

Stockholder Proposal and Supporting Statement

Proposal [4]—Shareholder Proxy Access Reform

Shareholders request that our board of directors replace the limit of 20 shareholders who are currently allowed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to make use of our shareholder proxy access provisions adopted recently. The 20 shareholder limit is to be replaced with a limit of 50 on the number of shareholders who can aggregate their shares for the purpose of shareholder proxy access.

Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our company adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to reject an aggregating shareholder because management simply needs to find one of a list of requirements lacking.

Please vote to enhance shareholder value:

Shareholder Proxy Access Reform—Proposal [4]

Board Recommendation

The Board recommends a vote AGAINST this proposal for the following reasons.

The changes requested by the stockholder proposal are unnecessary and unwarranted, as the company’s proxy access bylaw already provides a meaningful and workable mechanism for stockholders to have their nominees included in the company’s proxy materials, without subjecting the company and its other stockholders to unnecessary disruption or administrative burden by stockholders that do not have a significant economic stake in our company.

HII is committed to, and prides itself on, high standards of corporate governance and responsiveness to our stockholders. Consistent with this commitment, on January 28, 2016, the Board adopted a proxy access bylaw that permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director candidates constituting up to 25% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. The proxy access bylaw was implemented after careful consideration of current trends in corporate governance and input from stockholders, and we believe it reflects best practices in proxy access bylaws. Further, our proxy access bylaw is consistent with bylaws implemented to date by our peers and other public companies, and, to the extent its key terms deviate from market practice, our

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Item 5—Stockholder Proposal to Amend Our Proxy Access Bylaw

bylaw is more permissive than many proxy access bylaws by permitting eligible stockholders to nominate up to 25% of the Board rather than the more common 20% limitation.

As set out above, the stockholder proposal requests an increase in the limitation on the number of stockholders that may aggregate their shares to meet the 3% stockholder ownership threshold, from 20 to 50 stockholders. The Board believes such a change would risk significant administrative burden to the company to confirm and monitor stock ownership of the members of a stockholder group, without a commensurate increase in availability of proxy access to our stockholders. The vast majority of companies that have adopted proxy access bylaws have included a limitation of 20 stockholders that may aggregate their shares, and making the requested change would make HII an outlier among public companies that have adopted proxy access. More importantly, we believe the existing limitation of 20 stockholders strikes an appropriate balance between the many considerations at issue in adopting proxy access rights, including that proxy access be appropriately accessible to our stockholders, assuring that such access is administratively workable for both the company and our stockholders and reserving the ability to utilize proxy access to stockholders with a significant economic stake in the company.

In addition to making a meaningful proxy access right available to our stockholders, we have adopted an array of other strong corporate governance practices, detailed throughout our proxy statement, which assure that our stockholders have a voice in the nomination and election of our Board. All of our Board members will be elected annually starting next year, and directors for whom more votes are withheld than are cast for election are subject to a director resignation policy. Further, all directors are subject to term limits and a mandatory retirement age. Stockholders may also recommend director nominees directly to the Governance and Policy Committee or may utilize the advance notice provisions of our bylaws to nominate their own candidates outside of our proxy statement. Finally, as described on page 2, we believe that stockholder engagement is an essential element of strong corporate governance and actively engage with our investors through a variety of means to understand their perspectives on our company, including in respect of corporate governance matters. Accordingly, the Board believes the requested change to the company’s proxy access bylaw is both unnecessary and unwarranted.

For these reasons, the Board recommends a vote AGAINST this proposal.

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Other Information for Stockholders

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of our equity securities. Based solely upon a review of the reports furnished to us, we believe all of our directors and executive officers timely filed all reports they were required to file under Section 16(a) during 2016, except that a Form 4 filed on behalf of D. R. Wyatt, Corporate Vice President and Treasurer, in respect of a sale of 681 shares of our common stock was a day late due to an administrative error.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the annual meeting. To be admitted to the annual meeting, you will need a form of government-issued photo identification. In addition, depending on how you hold your stock, you may need valid proof of ownership of our common stock or a valid legal proxy.

•	If you are a stockholder of record, we will be able to verify your name in our share register with your government-issued photo identification. To be admitted to the annual meeting, stockholders of record must present a form of government-issued photo identification, which we will match with our share register.

•	If you are a street name stockholder, you must present a form of government-issued photo identification and proof of your ownership of our common stock as of the record date of March 9, 2017, such as a bank or brokerage account statement, to be admitted to the annual meeting.

•	If you are not a stockholder, you will be admitted to the annual meeting only if you have a form of government-issued photo identification and a valid legal proxy from a stockholder that held our stock as of the record date. If you are receiving a legal proxy from a stockholder of record, you must bring to the meeting the legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring to the meeting the legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name holder, which must be assignable, and the legal proxy from the street name holder to you. Each stockholder may appoint only one proxy holder to attend the meeting on their behalf.

No cameras, camera phones, weapons, large bags, briefcases, backpacks or packages will be permitted in the annual meeting, and no audio or video recording of the meeting will be permitted.

Directions to the location of the annual meeting are included on the form of proxy.

RELATED PARTY TRANSACTIONS

It is our policy that all employees and directors must avoid any activity that conflicts with or has the appearance of conflicting with our business interests. This policy is included in our Code of Ethics and Business Conduct. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest with the company.

Process for Review of Related Person Transactions. The Board of Directors has adopted a written policy for the review, approval and ratification of existing or proposed transactions to which the company (or any subsidiary) is a party, when the aggregate amount involved in the transaction exceeds or is expected to exceed $100,000 and any director, director nominee, executive officer, greater-than-5% beneficial owner or their respective immediate family members had, has or will have a direct or indirect material interest.

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Other Information for Stockholders

The policy provides that the Governance and Policy Committee will review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, the Governance and Policy Committee considers whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, the materiality of the proposed related person transaction, the actual or perceived conflict of interest between the company and the related person, the relationship of the proposed transaction to applicable state corporation and fiduciary obligation laws and rules, disclosure standards, our Corporate Governance Guidelines and Code of Ethics and Business Conduct and the best interests of the company and our stockholders.

The Governance and Policy Committee has adopted standing pre-approvals under the policy for transactions with related persons. Pre-approved transactions include, but are not limited to:

(a) compensation arrangements of executive officers where (i) the officer’s compensation is reported in the proxy statement or (ii) the executive officer is not an immediate family member of another executive officer, director or nominee for director, the related compensation would have been reported in the proxy statement if the officer was a “named executive officer” and the Compensation Committee approved, or recommended to the Board for approval, such compensation;

(b) director compensation where such compensation is reported in the proxy statement;

(c) transactions in which the related persons interest derives solely from (i) his or her service as a director of another corporation or organization that is a party to the transaction, (ii) his or her beneficial ownership (together with all other related persons) of less than 10% of the equity interest of any firm, corporation or other entity (other than a partnership) or (iii) both clauses (i) and (ii);

(d) transactions in which the related persons interest derives solely from his or her position as a limited partner in a partnership where his or her interest in the partnership (together with all other related persons) is less than 10% and he or she is not a general partner and does not hold any other position with the partnership;

(e) transactions with another corporation or organization with respect to which a related person’s only relationship is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that corporation’s or organization’s total annual revenues;

(f) charitable contributions, grants and endowments by the company to a charitable organization, foundation or university with respect to which a related person’s only relationship is as an employee (other than an executive officer), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;

(g) transactions in which the related person’s interest derives solely from his or her ownership of our common stock and all stockholders receive proportional benefits;

(h) transactions involving competitive bids;

(i) regulated transactions; and

(j) certain banking-related services.

The policy requires each director and executive officer to complete an annual questionnaire to identify his or her related interests and persons, and to notify the Office of the General Counsel of changes in

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Other Information for Stockholders

that information. The Office of the General Counsel receives such information and maintains a master list of related persons, which is incorporated into an internal control designed to identify related person transactions.

Transactions with Related Persons

There have been no related party transactions since the beginning of 2016 that required disclosure under the securities laws or that otherwise required review, approval or ratification by our Governance and Policy Committee under our related person transactions policy.

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ANNEX A

PERFORMANCE-BASED COMPENSATION POLICY OF HUNTINGTON INGALLS INDUSTRIES, INC.

As amended and restated effective March 1, 2017

1. Purpose

This Policy is intended to allow certain designated annual cash incentives payable to the senior executives of the Company and certain designated equity-based awards under the Company’s 2012 Long-Term Incentive Stock Plan to comply with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. Annual Cash Incentive Compensation

(a) The aggregate maximum potential amount of cash compensation designated as payable under this Policy payable to all of the Section 162(m) Officers for a Performance Year shall equal two and one-half percent (2.5%) of the Economic Earnings for such Performance Year (the “Tentative Appropriated Incentive Compensation”).

(b) The maximum potential amount of Tentative Appropriated Incentive Compensation (as defined in Section 2(a)) payable for any single Performance Year to each Section 162(m) Officer shall be the Tentative Appropriated Incentive Compensation multiplied by the applicable percentage as follows: forty percent (40%) for the Chief Executive Officer and twenty percent (20%) for each of the other up to three (3) Section 162(m) Officers for such Performance Year.

(c) The maximum potential amount of the Tentative Appropriated Incentive Compensation payable to each Section 162(m) Officer as described in Section 2(b) may be reduced (but not increased) by the Compensation Committee, in its sole discretion, as provided in Section 2(d). The Tentative Appropriated Incentive Compensation that is actually allocated among the Section 162(m) Officers for the Performance Year after any reduction pursuant to Section 2(d) shall be the “Appropriated Incentive Compensation.” In no event may the Appropriated Incentive Compensation for a Performance Year exceed the Tentative Appropriate Incentive Compensation for such Performance Year. Any Tentative Appropriated Incentive Compensation for a Performance Year which is not actually allocated to each of the Section 162(m) Officers for a Performance Year shall be forfeited.

(d) The Compensation Committee may, in its sole discretion, exercise negative discretion by reducing amounts of Tentative Appropriated Incentive Compensation to all or any of the Section 162(m) Officers from the maximum potential awards payable by application of Section 2(b). No such reduction shall increase the amount of the maximum award payable to any other Section 162(m) Officer. The Policy anticipates that the Compensation Committee will exercise its negative discretion in the following manner:

(i) In connection with the granting of awards under the Annual Incentive Plan at the beginning of each Performance Year, the Compensation Committee will make an award to each Section 162(m) Officer under the Annual Incentive Plan.

(ii) After the end of the Performance Year, the Compensation Committee will determine the Annual Incentive Plan Compensation for each Section 162(m) Officer. If the Annual Incentive

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ANNEX A

Plan Compensation is more than the Tentative Appropriated Incentive Compensation determined for that Section 162(m) Officer under Section 2(b), the Tentative Appropriated Incentive Compensation for that officer is the maximum amount payable. If the Annual Incentive Plan Compensation for a Section 162(m) Officer is less than the officer’s Tentative Appropriated Incentive Compensation, the Compensation Committee may determine to pay the Annual Incentive Plan Compensation or make an adjustment as provided in Section 2(d)(iii).

(iii) Subject to Section 2(d)(ii), the Compensation Committee may determine the amount of any reduction in a Section 162(m) Officer’s Tentative Appropriated Incentive Compensation on the basis of such factors as it deems relevant, which may include but not be limited to the following factors:

(A) The evaluation of the Section 162(m) Officer’s performance during that Performance Year in relation to any performance objectives and the officer’s contribution during the Performance Year to the success or profit of the Company.

(B) The classification of the Section 162(m) Officer’s position, relative to the position of participants in the Annual Incentive Plan.

The Compensation Committee shall not be required to establish any allocation or weighting component with respect to the factors it considers.

(e) Notwithstanding any other provisions of this Policy, the Appropriated Incentive Compensation payable to a Section 162(m) Officer for a Performance Year must satisfy the requirements of Sections 2(e)-(h). The purpose of these subsections is to ensure compliance by the Policy with the requirements of Section 162(m) of the Code relating to performance-based compensation. To the extent necessary to ensure that Appropriated Incentive Compensation payments comply with the requirements of Section 162(m) of the Code relating to performance based compensation, Appropriated Incentive Compensation payments are subject to:

(i) Approval of this Policy and of the criteria and percentages stated in Sections 2(a) and (b) by the shareholders of the Company following the Spin-Off no later than the first regularly scheduled meeting of the shareholders that occurs more than twelve (12) months after the Spin-Off;

(ii) The maximum amount that may be awarded to any Section 162(m) Officer for any Performance Year as stated in Section 2(b); and

(iii) Approval of this Policy by the Compensation Committee following the Spin-Off and at or prior to the time any Appropriated Incentive Compensation is paid to any Section 162(m) Officers.

(f) The Economic Earnings criterion established in Section 2(a) on which Appropriated Incentive Compensation payments are based shall first apply in the Performance Year beginning January 1, 2011.

(g) Prior to the payment of any Appropriated Incentive Compensation to a Section 162(m) Officer for a Performance Year, the Compensation Committee shall make a determination and certification in writing as to the achievement of the Economic Earnings, and any other material terms with respect to payment of the Appropriated Incentive Compensation to such officer for such Performance Year.

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ANNEX A

(h) The Compensation Committee shall have no discretion to increase Appropriated Incentive Compensation for a Section 162(m) Officer for a Performance Year above the amount determined by application of Section 2(b). The Compensation Committee shall make the final determination of each Section 162(m) Officer’s Appropriated Incentive Compensation for a Performance Year.

3. Performance-Based Awards

(a) The Compensation Committee may grant Performance-Based Awards under the Long-Term Incentive Stock Plan to key employees of the Company and its subsidiaries, whether in the form of Restricted Performance Stock (as defined in Section 8(c)(i)(B) of the Long-Term Incentive Stock Plan, Restricted Performance Stock Units (as defined in Section 8(c)(i)(A) of the Long-Term Incentive Stock Plan), or other rights, that are intended to comply with the performance-based compensation exception to the deductibility limitation under Section 162(m) of the Code. Performance-Based Awards shall be subject to all applicable terms and conditions of the Long-Term Incentive Stock Plan and Section 3(b)-(e) below.

(b) The applicable Performance Criteria and the specific performance goals for Performance-Based Awards must be approved by the Compensation Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance period may range from one to ten years. Performance targets shall, to the extent determined by the Compensation Committee to be equitable and appropriate, be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the targets were set.

(c) In no event shall the total number of shares of Common Stock that may be awarded to any eligible participant in the Long-Term Incentive Stock Plan during any three year period pursuant to stock option grants and SAR grants hereunder exceed 1,500,000 shares.

(d) In no event shall share-based Performance-Based Awards granted to any eligible person under the Long-Term Incentive Stock Plan (without giving effect to any related dividend equivalents) during any three consecutive years relate to or provide for payment of more than 500,000 shares of the Company’s Common Stock. In no event shall grants to any eligible person under the Long-Term Incentive Stock Plan of Performance-Based Awards payable only in cash in any calendar year and not related to shares provide for payment of more than $3,000,000.

(e) Except as otherwise permitted under Section 162(m) of the Code, before any Performance-Based Award is paid, the Compensation Committee must certify that the performance goal and any other material terms of the Performance-Based Award were in fact satisfied. The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of this Policy, the Long-Term Incentive Stock Plan and Section 162(m) of the Code, on the payment of individual Performance-Based Awards. The Compensation Committee may reserve by express provision in any award agreement the right to reduce the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may impose.

4. Administration

The Compensation Committee shall be responsible for the administration of the Policy. The Compensation Committee shall:

(a) Interpret the Policy, make any rules and regulations relating to the Policy, designate the awards that are subject to the Policy, and determine factual questions arising in connection with the Policy, after such investigation or hearing as the Compensation Committee may deem appropriate.

96    Huntington Ingalls Industries, Inc.

ANNEX A

(b) As soon as practicable after the close of each Performance Year and prior to the payment of any Appropriated Incentive Compensation for such Performance Year, review the performance of each Section 162(m) Officer and determine the amount of each such officer’s individual Appropriated Incentive Compensation payment, if any, with respect to that Performance Year.

(c) Have sole discretion in determining the terms of Appropriated Incentive Compensation and Performance-Based Awards that are subject to the Policy, except that in making awards the Compensation Committee may, in its discretion, request and consider the recommendations of the Chief Executive Officer of the Company and others whom it may designate.

Any decisions made by the Compensation Committee under the provisions of this Section 4 shall be conclusive and binding on all parties concerned. Except as otherwise specifically provided in this Policy, the provisions of this Policy shall be interpreted and administered by the Compensation Committee in a manner consistent with the requirements for exemption of Appropriated Incentive Compensation and Performance-Based Awards granted to Section 162(m) Officers as “performance-based compensation” under Code Section 162(m) and regulations and other interpretations issued by the Internal Revenue Service thereunder.

5. Amendment or Termination of Policy

The Board of Directors of the Company shall have the right to terminate or amend this Policy at any time and to discontinue further appropriations thereto, except that that no amendment to the Policy shall be made without the approval of the shareholders of Huntington Ingalls Industries, Inc. if shareholder approval is required to preserve the exemption of Appropriated Incentive Compensation and Performance-Based Awards granted to Long-Term Incentive Stock Plan participants as “performance-based compensation” under Code Section 162(m).

6. Effective Date

This Policy was first effective for Performance Years commencing in 2011 and was approved by the Company’s shareholders at the 2012 annual meeting of the Company’s shareholders. The Policy, as amended and restated herein, will be effective for Performance Years commencing in 2017, subject to approval by the Company’s shareholders at the 2017 annual meeting of the Company’s shareholders.

7. Miscellaneous

(a) Nothing in this Policy shall constitute an agreement (i) of any Section 162(m) Officer or any other employee to remain in the employ of and to render his/her services to the Company, or (ii) of the Company to continue to employ a Section 162(m) Officer or any other employee, and the Company may terminate the employment of a Section 162(m) Officer or any other employee at any time with or without cause.

(b) In the event any provision of the Policy shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Policy, and the Policy shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) All costs of implementing and administering the Policy shall be borne by the Company.

(d) The Policy shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e) The Policy shall be governed by and construed in accordance with the state of Delaware.

2017 Notice and Proxy Statement    97

ANNEX A

8. Definitions

The following terms shall have the following meanings (capitalized terms used in the Policy not otherwise defined below shall have the meanings given to such terms under the Long-Term Incentive Stock Plan):

“Annual Incentive Plan”—The Annual Incentive Plan of Huntington-Ingalls Industries, Inc. (or any successor plan). Unless the Committee provides otherwise at the time of an award, awards under the Annual Incentive Plan to Section 162(m) Officers are designated as subject to the Policy.

“Annual Incentive Plan Compensation”—The annual cash-based incentive that would be payable to a Section 162(m) Officer under the Annual Incentive Plan award for the Performance Year.

“Compensation Committee”—The Compensation Committee of the Board of Directors of Huntington Ingalls Industries, Inc. It shall be composed of not less than two members of the Board of Directors, no one of whom shall be an officer or employee of the Company and it shall be constituted so as to comply with the “outside director” requirement of Section 162(m) of the Code.

“Company”—Huntington Ingalls Industries, Inc. and such of its subsidiaries as are consolidated in its consolidated financial statements.

“Economic Earnings”—Income from continuing operations before federal and foreign income taxes and the cumulative effect of accounting changes and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill and other purchased intangibles, plus restructuring or similar charges to the extent they are separately disclosed in the annual report.

“EVA”—Operating profit after tax (which means net earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and the weighted average cost of capital).

“Long-Term Incentive Stock Plan”—The 2012 Long-Term Incentive Stock Plan of Huntington-Ingalls Industries, Inc.

“Net Pension Income or Expense”—Any positive (Income) or negative (Expense) difference between income from employee pension plan investments less the cost of employee pension benefits for the relevant period of time.

“Pension Adjusted Operating Margin”—Operating margin adjusted for the difference in pension cost between FAS (Financial Accounting Standards) and allowable and reimbursable pension costs under CAS (Cost Accounting Standards).

“Performance-Based Award”—An award (other than stock options or SAR grants) under the Long-Term Incentive Stock Plan, the vesting of which depends on the absolute or relative performance of the Company on a consolidated, segment, subsidiary, division, or plant basis with reference to one or more Performance Criteria, that is designated by the Compensation Committee as being subject to this Policy.

“Performance Criteria”—Revenue, net earnings (on a total or continuing basis and either before or after interest, taxes, depreciation, amortization and/or Net Pension Income or Expense), earnings per share (either on a total or continuing basis and before or after interest, taxes, depreciation, and amortization), cash flow or free cash flow (either as dollars or as a percentage of net earnings), return on equity or on assets or on investment (in each case which may, but need not, be on a net basis), cash flow return on equity, investments, assets or net assets, cost containment or reduction, new business awards or backlog, stock price or stock price appreciation, total stockholder return, EVA,

98    Huntington Ingalls Industries, Inc.

ANNEX A

overhead or expense containment or reduction, working capital level or working capital turnover, asset levels or asset turnover, enterprise value, operating margin (dollars or rate), Pension Adjusted Operating Margin, debt covenants (including compliance with debt covenants), or credit ratings.

The financial metrics identified above can be measured on an as reported or pension adjusted basis, on an annual or cumulatively over a defined period of time basis, and can be measured on an absolute, relative or growth basis. The metrics may be set on a consolidated, segment, sector, subsidiary, division, or plant basis. Any of these metrics also may be based on peer comparisons.

“Performance Year”—The fiscal year of the Company with respect to which an award of Appropriated Incentive Compensation is calculated and paid.

“Policy”—This Performance-Based Compensation Policy of Huntington Ingalls Industries, Inc.

“Section 162(m) Officer”—An employee of the Company or its subsidiaries or affiliates who is a “covered employee” as defined in Section 162(m) of the Code with respect to a Performance Year or with respect to a Performance-Based Award.

2017 Notice and Proxy Statement    99

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods described below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 2, 2017.
Vote by Internet
• Go to www.envisionreports.com/HII
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR the eight nominees for director.

1.	Elect eight Directors:		For	Withhold			For	Withhold			For	Withhold	+
	01 -	Augustus L. Collins	☐	☐	02 -	Kirkland H. Donald	☐	☐	03 -	Thomas B. Fargo	☐	☐

	04 -	Victoria D. Harker	☐	☐	05 -	Anastasia D. Kelly	☐	☐	06 -	Thomas C. Schievelbein	☐	☐

	07 -	John K. Welch	☐	☐	08 -	Stephen R. Wilson	☐	☐

B	The Board of Directors recommends a vote FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

		For	Against	Abstain			For	Against	Abstain
2.	Approve executive compensation on an advisory basis.	☐	☐	☐	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2017	☐	☐	☐

4.	Approve our Performance-Based Compensation Policy to preserve the tax deductibility of performance-based compensation payments	☐	☐	☐	5.	Stockholder proposal to amend our proxy access bylaw	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.            Signature 1 — Please keep signature within the box.    Signature 2 — Please keep signature within the box.

/ /

	1 U P X	+
02JGTD

Huntington Ingalls Industries, Inc.

2017 Annual Meeting of Stockholders

Wednesday, May 3, 2017, at 11:00 a.m. EDT

Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC)

2401 West Avenue

Newport News, Virginia 23607

Driving Directions

From Interstate I-64, take Exit 264 to Interstate I-664 South;

From I-664, take Exit 6 to 26th Street;

Continue on 26th Street until it intersects with West Avenue at a stop sign;

Turn Left onto West Avenue; and then

Turn Right into VASCIC;

Continue into the covered garage for parking.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Huntington Ingalls Industries, Inc.

Notice of 2017 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of Huntington Ingalls Industries, Inc.

The undersigned, having received the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement, appoints Kellye L. Walker and Charles R. Monroe, Jr., and each of them, Proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Huntington Ingalls Industries, Inc. owned of record by the undersigned, and which the undersigned is entitled to vote, in each case on all matters that may come before the 2017 Annual Meeting of Stockholders to be held on May 3, 2017, at 11:00 a.m. EDT, at the Herbert H. Bateman Virginia Advanced Shipbuilding and Carrier Integration Center (VASCIC), 2401 West Avenue, Newport News, Virginia 23607, and any adjournments or postponements thereof.

If shares are held on your behalf under any of the Company savings plans, the proxy serves to provide confidential instructions to the plan Trustee, who then votes the shares. Instructions must be received by 11:59 p.m. EDT on April 30, 2017, to be included in the tabulation to the plan Trustee. For shares represented by proxies not received by this date, the applicable plan Trustee will treat the received proxies as instructions to vote the respective plan shares in the same proportion as shares held under the plan for which voting instructions have been received, unless contrary to ERISA.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR the eight nominees for director, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.

The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)